Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-123161, 333-123161-01 and 333-123161-02
(Pursuant to Rule 429, also Registration
Nos. 333-117261, 333-117261-01 and 333-117261-02 and
Nos. 333-108200, 333-108200-01 and 333-108200-02)
PROSPECTUS SUPPLEMENT
(To Prospectus dated March 22, 2005)
$400,000,000
6.75% JUNIOR SUBORDINATED DEBENTURES DUE 2065

         This is an offering by Reinsurance Group of America, Incorporated of $400,000,000 of its 6.75% Junior Subordinated Debentures due 2065. Interest on the debentures will accrue from the issue date until December 15, 2015 at a fixed rate equal to 6.75% per year. Interest on the debentures will be payable in arrears semi-annually on June 15 and December 15 of each year, commencing on June 15, 2006, subject to our right to defer interest payments for up to ten years and other conditions described in this prospectus supplement under “Description of the Debentures.” From December 15, 2015 until maturity, interest on the debentures will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, at an annual rate of 3-month LIBOR plus a margin equal to 266.5 basis points, subject to our right to defer interest payments for up to ten years and other conditions described in this prospectus supplement under “Description of the Debentures.”
         At our option, we may redeem the debentures in whole or in part at their aggregate principal amount, together with any accrued and unpaid interest, on or after December 15, 2015, for cash in an amount equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, including any compounded interest, on such debentures to the redemption date, which amount we refer to as the “par redemption amount.”
         Prior to December 15, 2015, we may redeem the debentures at our option, in whole but not in part, for cash in an amount equal to the greater of the par redemption amount and a specified “make-whole” redemption amount. See “Description of the Debentures—Redemption.”
         The debentures will be issued in denominations of $1,000, will be our junior subordinated unsecured obligations and will rank junior to our existing senior indebtedness, as defined in this prospectus supplement, and any other senior indebtedness that we or any of our subsidiaries incur in the future.
         Although you will always receive cash in satisfaction of our obligations under the debentures, we may, in certain circumstances, be required to satisfy our obligation to make interest payments in cash by using our commercially reasonable efforts, subject to market disruption events, to issue shares of common stock which, when sold, will provide a sufficient amount of cash necessary to make such payments. In such circumstances, if we do not or are unable to sell our common stock, we will be required to defer interest on the debentures. In certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any debentures, whether voluntary or not, a holder of debentures will have no claim for unpaid mandatorily deferred interest (including compounded interest thereon) to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s debentures. The debentures will not be subject to redemption at the option of the holder or to any sinking fund payments.
         Investing in the debentures involves risks. See “Risk Factors,” beginning on page S-13 of this prospectus supplement.

		Underwriting
	Price to	Discounts and	Proceeds to RGA
	Public	Commissions	(before expenses)

Per Debenture	$996.60	1.00%	$986.60
Total	$398,640,000.00	$4,000,000.00	$394,640,000.00
        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the debentures in book-entry form only through the facilities of The Depository Trust Company and its participants on or about December 8, 2005.

Joint Bookrunners

MORGAN STANLEY	LEHMAN BROTHERS
(Structuring Advisor)
December 5, 2005

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the debentures that we are offering and other matters relating to us and our financial condition. The second part is the attached base prospectus, which gives more general information about securities we may offer from time to time, some of which does not apply to the debentures we are offering. The description of the terms of the debentures contained in this prospectus supplement supplements the description under the “Description of Debt Securities of RGA” in the attached prospectus, and to the extent it is inconsistent with that description, the information in this prospectus supplement replaces the information in the attached prospectus. Generally, when we refer to the prospectus, we are referring to both parts of this document combined. If information in the prospectus supplement differs from information in the attached base prospectus, you should rely on the information in this prospectus supplement.
      When we use the terms “RGA,” “we,” “us” or “our” in this prospectus supplement, we mean Reinsurance Group of America, Incorporated and its subsidiaries, on a consolidated basis, unless we state or the context implies otherwise.
      This prospectus supplement and the attached prospectus include statistical data that were obtained from industry publications. These industry publications do not guarantee the accuracy and completeness of their information, and all reinsurance companies were not surveyed. However, we believe that our principal competitors were included. Although we have not independently verified the data from these publications, we believe them to be generally reliable.
      You should rely only on the information contained in this prospectus supplement, the attached prospectus, the documents incorporated by reference and any written communication from us or the underwriters specifying the final terms of this offering. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the attached prospectus may only be used where it is legal to sell these securities. The information in this prospectus supplement and the attached prospectus may only be accurate as of their respective dates and the information in the incorporated documents is only accurate as of their respective dates.
      The distribution of this prospectus supplement and the attached prospectus and the offering of the debentures in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the attached prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

S-ii

SUMMARY
      The following summary highlights selected information contained elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and does not contain all the information you will need in making your investment decision. You should read carefully this entire prospectus supplement, the attached prospectus and the documents incorporated by reference in this prospectus supplement. Our principal subsidiaries are RGA Reinsurance Company, which we refer to as “RGA Reinsurance,” RGA Life Reinsurance Company of Canada, which we refer to as “RGA Canada,” RGA Americas Reinsurance Company, Ltd., which we refer to as “RGA Americas,” and RGA Reinsurance Company (Barbados) Ltd., which we refer to as “RGA Barbados.”
RGA
      We believe we are one of the largest life reinsurers in North America based on premiums and life reinsurance in force. At December 31, 2004, we had consolidated assets of $14.0 billion, stockholders’ equity of $2.3 billion and assumed reinsurance in force of $1,458.9 billion. At September 30, 2005, we had consolidated assets of $15.4 billion, stockholders’ equity of $2.5 billion and assumed reinsurance in force of $1,657.3 billion. The term “in force” refers to insurance policy face amounts or net amounts at risk. Our operations have grown significantly since 2000. Net premiums increased from $1,404.1 million in 2000 to $3,347.4 million in 2004. Net premiums were $2,806.7 million for the nine months ended September 30, 2005. After-tax income from continuing operations more than doubled from $105.8 million in 2000 to $245.3 million in 2004. We had $165.9 million of income from continuing operations for the nine months ended September 30, 2005. Assumed reinsurance in force grew from $545.9 billion as of December 31, 2000 to $1,458.9 billion as of December 31, 2004. For additional information on our financial results, please see the selected consolidated financial data and other unaudited financial data contained elsewhere or incorporated by reference in this prospectus supplement.
      Reinsurance is an arrangement under which an insurance company, the “reinsurer,” agrees to indemnify another insurance company, the “ceding company,” for all or a portion of certain insurance risks underwritten by the ceding company. Reinsurance is designed to:

•	reduce the net liability on individual risks, thereby enabling the ceding company to increase the volume of business it can underwrite, as well as to increase the maximum risk it can underwrite on a single life or risk;

•	transfer mortality risk, thus reducing volatility in the ceding company’s operating results;

•	assist the ceding company to meet applicable regulatory requirements; and

•	enhance the ceding company’s financial strength and surplus position.
      Reinsurance may be written on a facultative basis or on an automatic treaty basis. Facultative reinsurance is individually underwritten by the reinsurer for each policy to be reinsured, with the pricing and other terms established at the time the policy is underwritten based upon rates negotiated in advance. Facultative reinsurance normally is purchased by insurance companies for medically impaired lives, unusual risks, or liabilities in excess of the binding limits specified in their automatic reinsurance treaties. An automatic reinsurance treaty provides that the ceding company will cede risks to a reinsurer on specified blocks of business where the underlying policies meet the ceding company’s underwriting criteria. In contrast to facultative reinsurance, the reinsurer does not approve each individual risk. Automatic reinsurance treaties generally provide that the reinsurer will be liable for a portion of the risk associated with the specified policies written by the ceding company. Automatic reinsurance treaties specify the ceding company’s binding limit, which is the maximum amount of risk on a given life that can be ceded automatically and that the reinsurer must accept. The binding limit may be stated either as a multiple of the ceding company’s retention or as a stated dollar amount.
      Position in North America. We believe, based on a 2004 industry survey prepared by Munich American at the request of the Society of Actuaries Reinsurance Section, that we have the second largest market share in North America as measured by life insurance in force. We refer to that survey as the “Munich American SOA survey.” We conduct business in North America with the majority of the largest U.S. and Canadian life insurance companies, with no single client representing more than 10% of 2004 consolidated gross premiums.
      Based on discussions with our clients and our knowledge about the industry, we believe we have the largest facultative underwriting franchise in North America. In the U.S., our largest market, we estimate that 20.9% of gross premiums were written on a facultative basis in 2004. As part of our approach to deliver responsive and flexible service, we have also developed our capacity and expertise in the reinsurance of asset-intensive products and financial reinsurance. In 2004, our North American reinsurance business earned $363.4 million of income from continuing operations before income taxes, of which $289.9 million came from our U.S. operations and $73.5 million came from our Canadian operations. For the first nine months of 2005, our North American reinsurance business earned $251.3 million from income from continuing operations before income taxes, of which $184.7 million came from our U.S. operations and $66.6 million came from our Canadian operations.
      Position in International Markets. In 1994, we began using our North American underwriting expertise and industry knowledge to expand into selected international markets and now have subsidiaries, branches or offices in 16 countries, including Australia, China, India, Japan, South Africa, South Korea and the UK. We conduct business in these markets with the majority of the largest U.S. and international life insurance companies, with no single client representing more than 10% of 2004 consolidated gross premiums. In 2004, our Asia Pacific and Europe & South Africa segments combined earned $44.3 million of income from continuing operations before income taxes. In 2005, we were named “Life Reinsurance Company of the Year” by The Review-Worldwide Reinsurance for the second consecutive year.
      For additional financial information about our operating segments, see Note 16 to our financial statements for the year ended December 31, 2004 contained in our Annual Report on Form 10-K for the year ended December 31, 2004, and Note 4 to the unaudited financial statements contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2005, each of which we have incorporated by reference in the attached prospectus.
      RGA was formed on December 31, 1992. Through a predecessor, we have been engaged in the business of life reinsurance since 1973. Our executive office is located at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, and our telephone number is (636) 736-7000.
Our Relationship with MetLife
      We summarize below selected aspects of our existing relationship with MetLife, Inc., and its subsidiaries, which we refer to collectively as “MetLife.”

•	Ownership. MetLife is our majority shareholder, beneficially owning approximately 51.5% of our outstanding common stock at September 30, 2005.

•	Board. Three of our eight directors are senior officers of MetLife.

•	Reinsurance Business. We have direct policies and reinsurance agreements with MetLife and some of its affiliates. Under these agreements, we had net premiums of approximately $164.4 million in 2004, $157.9 million in 2003, and $172.8 million in 2002. The net premiums reflect the net business assumed from and ceded to such affiliates of MetLife, Inc. The pre-tax income on this business was approximately $36.5 million in 2004, $19.4 million in 2003, and $23.3 million in 2002.
      For more information about our corporate structure and relationship with MetLife, see “Our Relationship with MetLife” in the attached prospectus and “Business—Overview,” “Corporate Structure” and “Certain Relationships and Related Transactions” in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, which are incorporated by reference in the attached prospectus.

Industry Trends
      We believe that the following trends in the life insurance and life reinsurance industries are driving the demand for life reinsurance, which may result in a more favorable pricing environment for us.
      Outsourcing of Mortality. The Munich American SOA survey indicates that North American life reinsurance in force more than doubled between 1999 and 2004. We believe this trend reflects increased utilization by life insurance companies of reinsurance to manage capital and mortality risk and to develop competitive products.
      Increased Capital Sensitivity. The regulatory environment, rating agencies and competitive business pressures are causing life insurers to reinsure as a means to:

•	manage risk-based capital by shifting mortality and other risks to reinsurers;

•	release capital to pursue new businesses; and

•	unlock the capital supporting, and value embedded in, non-core product lines.
      Changing Demographics of Insured Populations. The aging of the population in North America is increasing demand for financial products among “baby boomers” who are concerned about protecting their peak income stream and are considering retirement and estate planning. We believe that this trend is likely to result in continuing demand for annuity products and life insurance policies, larger face amounts of life insurance policies and higher mortality risk taken by life insurers, all of which should cause insurers to seek reinsurance products.
      Consolidation and Reorganization within the Life Reinsurance and Life Insurance Industries. The number of merger and acquisition transactions within the life reinsurance and insurance industries has increased in recent years. We believe that reorganizations and consolidations of life reinsurers and insurers will continue. As reinsurance products are increasingly used to facilitate these transactions and manage risk, we expect demand for our products to continue.
      According to the Munich American SOA survey, as of December 31, 2004, the top five companies held over 75% of the market in North America based on life reinsurance in force. By contrast, in 1995, the top five companies held less than 50% of the market. As the second largest life reinsurer in North America, we believe we are well positioned to benefit from this industry trend toward fewer, larger life reinsurers. Further, we believe continued strong demand for life reinsurance coupled with ongoing industry consolidation may help create positive pricing dynamics for our industry.
Business Strategy
      We continue to follow a two-part business strategy to capitalize on industry trends.
      Continue Growth of Core North American Business. Our strategy includes continuing to grow each of the following components of our North American operations:

•	Facultative Reinsurance. We intend to maintain our status as a leader in facultative underwriting in North America by emphasizing our underwriting standards, prompt response on quotes, competitive pricing, capacity and flexibility in meeting customer needs. As several of our competitors have exited or reduced the scope of their facultative business, we believe that our strength in the underwriting of unique or non-conforming risks affords us a competitive advantage. In addition, we believe that our ability to underwrite these risks in a prompt and competitive manner has allowed us to develop close, long-term relationships with our clients, which, in turn, sometimes enables us to generate additional business opportunities.

•	Automatic Reinsurance. We intend to expand our presence in the North American automatic reinsurance market by using our mortality expertise and breadth of products and services to gain additional market share.

•	In Force Block Reinsurance. We anticipate periodic opportunities to grow our business by reinsuring “in force block” insurance, as insurers seek to exit various non-core businesses and increase financial flexibility in order to, among other things, redeploy capital and pursue merger and acquisition activity.
      Continue Expansion into Selected Markets. Our strategy includes building upon the expertise and relationships developed in our core North American business platform to continue our expansion into selected products and markets, including:

•	International Growth Opportunities. We believe that international markets offer significant opportunities for growth, and we intend to capitalize on these opportunities by establishing and expanding our presence in selected markets. Since 1994, we have entered selected international markets, including, in the mid-to-late 1990’s, Australia/ New Zealand, Hong Kong, Japan, Malaysia, South Africa, Spain, Taiwan and the UK, and, in the last three years, China, India and South Korea. Reflecting our international growth, pre-tax income from continuing operations for our Europe & South Africa segment has increased from a $2.4 million loss in 2000 to $31.7 million in 2004 and, for our Asia Pacific segment, from $1.2 million to $12.6 million for that same period. For the first nine months of 2005, pre-tax income from continuing operations for our international operations totaled $46.0 million versus $37.8 million for the same period in 2004, a 21.7% increase. We generally start new operations in these markets from the ground up as opposed to acquiring existing operations, and we often enter these markets to support our international clients as they expand in other markets. Many of these markets do not currently use reinsurance at the same levels as the North American market. Therefore, we believe these markets represent attractive opportunities for increasing reinsurance penetration and additional growth.

•	Asset-intensive and Other Life Reinsurance Products. We intend to continue leveraging our existing client relationships and reinsurance expertise to create customized reinsurance products and solutions. Industry trends, particularly the increased pace of consolidation and reorganization among life insurance companies and changes in products and product distribution, are expected to create growth opportunities for asset-intensive and other products.

The Offering

Issuer	Reinsurance Group of America, Incorporated.

Securities	400,000 junior subordinated debentures, $1,000 principal amount per debenture.

Aggregate Principal Amount	$400,000,000.

Maturity Date	The debentures will mature on December 15, 2065.

Interest	Subject to the right to defer interest payments through an extension of the interest payment period, as described below:

• interest on the debentures will accrue from the issue date until December 15, 2015 at a fixed rate equal to 6.75% per year, payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2006;

• from December 15, 2015 until December 15, 2065, interest on the debentures will accrue at an annual rate of 3-month LIBOR plus a margin equal to 266.5 basis points, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.

Use of Proceeds	We anticipate that we will use the net proceeds from this offering as follows:

• to repay approximately $100 million of our 7.25% senior notes due 2006 when they mature on April 1, 2006;

• to purchase approximately $100 million of our common stock; however, if the gross proceeds of this offering are less than $400 million, we may reduce the amount of stock repurchased or cancel the stock repurchase in its entirety; and

• the balance for general corporate purposes.

Junior Subordinated Indenture	RGA will issue the debentures under a junior subordinated indenture between RGA and The Bank of New York, as indenture trustee.

Anticipated Ratings	Moody’s Investors Service: Baa3 (stable) Standard & Poor’s: BBB- (outlook negative) A.M. Best: bbb (outlook negative)

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the debentures should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

Redemption	We may, at our option, redeem the debentures on or after December 15, 2015, in whole or in part at the par redemption amount, as defined below. However, if the debentures are not redeemed in whole, we may not effect such redemption unless at least $50 million aggregate principal amount of debentures, excluding any debentures held by us or any of our affiliates, remains outstanding after giving effect to such redemption.

We may, at our option, redeem the debentures prior to December 15, 2015, as described below. Such redemption must be in whole and not in part at a cash redemption price equal to the greater of (i) the par redemption amount and (ii) the make-whole redemption amount.

We may not redeem fewer than all outstanding debentures unless all accrued and unpaid interest, together with any compounded interest, has been paid in full for all interest payment periods terminating on or before the redemption date.

“Par redemption amount” means, with respect to the debentures, a cash redemption price of 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, together with any compounded interest, on such debentures to the date of redemption.

The “make-whole redemption amount” will be equal to the sum of the present value of the aggregate principal amount outstanding of the debentures on the interest payment date falling on December 15, 2015, together with the present values of scheduled semi-annual interest payments from the date fixed for redemption through and including such interest payment date, discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate, plus (x) in the case of a tax event, as defined below, 50 basis points, and (y) in the case of a redemption for any other reason, 35 basis points, plus, in each case, any accrued and unpaid interest, together with any compounded interest to the date of redemption, as calculated by a quotation agent.

“Tax event” means, with respect to the debentures, the receipt by us of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of:

• any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein,

• any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, or

• a threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date of issuance of the debentures, there is more than an insubstantial increase in the risk that interest accruing or payable by us on the debentures is not or, at any time subsequent to our receipt of such opinion, will not be, wholly deductible by us for United States federal income tax purposes.

Debenture Replacement Intention	If we redeem any debentures prior to their maturity date, we intend to redeem such debentures only to the extent the aggregate principal amount of the debentures called for redemption is equal to or less than the net proceeds we have received during the six months prior to the date of such redemption from the new issuance of qualifying securities.

“Qualifying securities” means: (i) our capital stock or (ii) other securities or combinations of securities which, as determined in good faith by our board of directors, rank equally with or junior to the debentures and have a term of comparable duration, comparable deferral features and replacement intent provisions comparable to those described in the preceding paragraph, except that if we issue securities to any of our subsidiaries, such securities will be deemed to be qualifying securities only if such subsidiary receives net proceeds in an equal or greater amount from the contemporaneous issuance to a person other than us or our other subsidiaries of securities having the characteristics described above, as determined in good faith by our board of directors.

Optional Deferral	As long as no event of default with respect to the debentures or mandatory deferral event, as described below, has occurred and is continuing, we may defer payments of interest on the debentures at any time and from time to time for up to ten years, but not beyond the maturity date, which we refer to as “optional deferral.”

Upon optional deferral, any deferred interest will accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the from time to time then applicable rate of interest on the debentures.

Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements, there being no limit to the number of such new extension periods that we may begin.

Mandatory Deferral	If and to the extent that a mandatory deferral event has occurred and is continuing, we must defer payments of interest on the debentures, thereby extending the interest payment period during such deferral, except to the extent that interest on the debentures is paid through the alternative coupon satisfaction mechanism, as described below. Any deferred interest that is accrued and unpaid during the mandatory extension of an interest payment period will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the from time to time then applicable rate of interest on the debentures. In no event will any extension period with respect to the debentures, whether optional, mandatory or any combination thereof, exceed ten years of deferred payments or extend beyond the stated maturity date of the debentures.

“Mandatory deferral event” means a determination by us that one of the following conditions exist as of any interest payment date:

(i) the risk-based capital ratio, as defined below, for any covered reinsurance subsidiary, as defined below, is less than 175% of the company action level for such subsidiary, in each case based on the most recent annual financial statements that such subsidiary has filed with the applicable state insurance commissioners (annual statements for a year are generally required to be filed on or before March 1 of the following year); or

(ii) (x) the trailing four quarters consolidated net income amount, as defined below, for the period ending on the quarter that is two quarters prior to the most recently completed quarter prior to such interest payment date is zero or a negative amount and (y) the adjusted stockholders’ equity amount, as defined below, as of the most recently completed quarter and as of the end of the quarter that is two quarters before the most recently completed quarter has declined by 10% or more as compared to the adjusted stockholders’ equity amount at the end of the benchmark quarter, which is the quarter that is ten quarters prior to the most recently completed quarter.

For purposes of the mandatory deferral tests:

• “Adjusted stockholders’ equity amount” means, as of any quarter end, the stockholders’ equity of RGA as reflected on its consolidated GAAP balance sheet as of such quarter end, minus accumulated other comprehensive income as reflected on such consolidated balance sheet;

• “Covered reinsurance subsidiary” means each of RGA’s U.S. operating reinsurance subsidiaries; provided, however, that covered reinsurance subsidiary will not include any special purpose captive reinsurance subsidiary. Currently, RGA’s principal U.S. operating reinsurance subsidiary, RGA Reinsurance Company, is the only covered reinsurance subsidiary;

• “GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period;

• “Risk-based capital ratio” means a ratio that insurance companies are required to calculate and report to their regulators as of the end of each year in accordance with prescribed procedures. The ratio measures the relationship of the insurance company’s “total adjusted capital,” calculated in accordance with those prescribed procedures, relative to a standard that is determined based on the magnitude of various risks present in the insurer’s operations;

• “Trailing four quarters consolidated net income amount” means, for any fiscal quarter, the sum of the consolidated GAAP net income of RGA for the four fiscal quarters ending as of the last day of such fiscal quarter.

If because of a change in GAAP that results in a cumulative effect of a change in accounting principle or a restatement, either:

• consolidated net income of RGA is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred; or

• the adjusted stockholders’ equity amount as of a quarter end is higher or lower than it would have been absent such change, then, for purposes of making the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, the adjusted stockholders’ equity amount will be calculated on a pro forma basis as if such change had not occurred.

Our fiscal quarters end on the last day of each March, June, September and December.

If a mandatory deferral event has occurred and is continuing for one year, and so long as such mandatory deferral event is continuing, RGA will thereafter be required to use commercially reasonable efforts to satisfy any interest accrued and unpaid, including any compounded interest, using the alternative coupon satisfaction mechanism, except upon an event of default with respect to the debentures, as described below in “Description of the Debentures—Alternative Coupon Satisfaction Mechanism.”

In the event that a mandatory deferral event is no longer continuing, subsequent interest may be paid in cash. However, any unpaid interest, together with any compounded interest, that accrued during the continuance of a mandatory deferral event may only be satisfied using the alternative coupon satisfaction mechanism except upon an event of default with respect to the debentures; provided, however, that any accrued and unpaid interest will in all events be due and payable upon maturity of the debentures, except that holders will have no claim for mandatorily deferred interest (including compounded interest) in excess of 25% of the aggregate principal amount of the debentures then outstanding if there are certain events of bankruptcy, insolvency or receivership, whether voluntary or not, with respect to RGA prior to the maturity or redemption of the debentures.

For more information, see “Description of the Debentures—Requirement to Extend Interest Payment Period” and “—Limi-

tation on Claims in the Event of our Bankruptcy, Insolvency or Receivership.”

Alternative Coupon Satisfaction Mechanism	During the one year period immediately following the occurrence of a mandatory deferral event we may satisfy, and after such period we must (except upon an event of default with respect to the debentures) use commercially reasonable efforts, subject to market disruption events, to satisfy, our obligation to pay interest on the debentures by selling common stock, the sale of which will provide a cash amount to be paid to the holders of the debentures in satisfaction of accrued but unpaid interest, together with any compounded interest. The net proceeds received by RGA from the issuance of common stock (i) during the 180 days prior to any interest payment date on which we intend to use the alternative coupon satisfaction mechanism and (ii) designated by RGA at or before the time of such issuance as available to pay interest on the debentures will, at the time such proceeds are delivered to the indenture trustee to satisfy the relevant interest payment, be deemed to satisfy RGA’s obligations to pay interest on the debentures pursuant to the alternative coupon satisfaction mechanism.

Payment Restrictions	During any optional or mandatory extension period and until such time as all accrued and unpaid interest, together with any compounded interest, is paid in full, RGA will not, and will not permit any subsidiary to, declare or pay any dividends or any distributions on, or make any payments of interest, principal or premium, or any guarantee payments on, or redeem, purchase, acquire or make a liquidation payment on, any of RGA’s capital stock, debt securities that rank equal or junior to the debentures or guarantees that rank equal or junior to the debentures, other than pro rata payments on securities that rank equally with the debentures and except for certain exceptions detailed in “Description of the Debentures—Certain Restrictions During Extension Period.”

Subordination	The payment of principal of and interest on the debentures will be, to the extent provided in the indenture, subordinated to the prior payment in full of all present and future senior indebtedness, as described in “Description of the Debentures—Subordination,” including, without limitation, senior subordinated debt and junior subordinated debt underlying the existing capital securities of our affiliated Delaware statutory trust, RGA Capital Trust I, and will be effectively subordinated to all indebtedness of RGA’s subsidiaries.

The indenture places no limitation on the amount of additional senior indebtedness that may be incurred by RGA. RGA expects from time to time to incur additional indebtedness constituting senior indebtedness.

Limitation on Claims in the Event of our Bankruptcy, Insolvency or Receivership	In certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any debentures, whether voluntary or not, a holder of debentures will have no claim for unpaid mandatorily deferred interest (including compounded interest thereon) to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s debentures.

Events of Default	The indenture will provide the following events of default with respect to the debentures:

• default for 30 calendar days in the payment of any interest on the debentures when such interest becomes due and payable (whether or not such payment is prohibited by the subordination provisions); however, a default under this provision will not arise if we have properly deferred the interest in connection with an optional or mandatory extension period, if applicable. In no event shall any extension period, whether optional, mandatory, or any combination thereof, exceed ten years;

• default in the payment of the principal of, and premium, if any, on the debentures when due; or

• certain events of bankruptcy, insolvency, or receivership, whether voluntary or not.

These events of default do not include failure to comply with covenants, including the alternative coupon satisfaction mechanism.

Form	The debentures will be represented by one or more global securities registered in the name of Cede & Co., as nominee for DTC. Beneficial interests in the debentures will be evidenced by, and transfers thereof will be effected only through, records maintained by the participants in DTC.

Trustee and Principal Paying Agent	The Bank of New York

Governing Law	New York

Accounting Treatment	The debentures will be reflected on our balance sheet as debt, and interest payments on the debentures will be included as interest expense on our statement of income.

Ratios of Earnings to Fixed Charges
      The following table sets forth our ratios of earnings to fixed charges and earnings to fixed charges excluding interest credited under reinsurance contracts, for the periods indicated.
      For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings from continuing operations adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness, distribution requirements of wholly-owned subsidiary trust preferred securities and one-third of annual rentals, which we believe is a reasonable approximation of the interest factor of such rentals. We have not paid a preference security dividend for any of the periods presented and accordingly have not separately shown the ratio of combined fixed charges and preference dividends to earnings for these periods.
      The information below regarding RGA’s ratio of earnings to fixed charges excluding interest credited under reinsurance contracts is not required; however, we believe it provides useful information on the coverage of fixed charges that are not related to our products.

	Years Ended December 31,					Nine Months Ended

	2000	2001	2002	2003	2004	September 30, 2005

Ratio of earnings to fixed charges	2.4	1.5	2.2	2.2	2.5	2.3
Ratio of earnings to fixed charges excluding interest credited under reinsurance contracts	9.9	4.3	6.1	7.9	10.0	8.8

RISK FACTORS
      Investing in the debentures offered by this prospectus supplement involves certain risks. You should carefully consider the following factors, as well as the other information contained or incorporated by reference in this prospectus supplement and the attached prospectus before deciding to purchase any debentures. Any of these risks could materially adversely affect the value of the debentures or our business, results of operations, or financial condition and could result in a loss of your investment.
Risks relating to ownership of the debentures
RGA may elect to defer interest payments on the debentures in its sole discretion.
      Interest payments on the debentures may be deferred by us in our sole discretion from time to time for up to ten years, as long as no event of default with respect to the debentures or mandatory deferral event has occurred and is continuing, and so long as any deferral does not extend beyond the maturity date of the debentures. Upon termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to certain requirements, there being no limit to the number of such new extension periods that we may begin. See “Description of the Debentures—Option to Extend Interest Payment Period.”
Our ability to pay interest on the debentures will be limited if RGA fails to achieve specified net income, capital adequacy or stockholders’ equity levels.
      If we fail to achieve specified net income, capital adequacy or stockholders’ equity levels, a mandatory deferral event will occur, in which case we must defer payments of interest on the debentures, except to the extent that interest on the debentures is paid through the alternative coupon satisfaction mechanism, as described under “Description of the Debentures—Alternative Coupon Satisfaction Mechanism.” Our ability to raise proceeds in connection with a mandatory deferral event by issuing common stock will depend on, among other things, market conditions at the time, the acceptability to prospective investors of the terms of the common stock issued, our financial performance and a variety of other factors beyond our control, including our ability to obtain any required consents or approvals, such as any corporate, shareholder, governmental or regulatory authorization that may be required. Accordingly, there could be circumstances where we would wish to pay interest on the debentures and sufficient cash is available for that purpose, but we do not do so because we have not been able to obtain proceeds from sales of common stock sufficient for that purpose. In certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any debentures, whether voluntary or not, a holder of debentures will have no claim for unpaid mandatorily deferred interest (including compounded interest) to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s debentures. See “Description of the Debentures—Requirement to Extend Interest Payment Period” and “Description of the Debentures—Limitation on Claims in the Event of our Bankruptcy, Insolvency or Receivership.”
      In addition, an event of default under credit agreements that rank senior in right of payment to the debentures would occur if the total adjusted capital of any of RGA’s U.S. reinsurance subsidiaries is less than 175% of the company action level for such subsidiary. If the total adjusted capital of a “covered reinsurance subsidiary,” which is defined to mean a U.S. reinsurance subsidiary other than a special purpose captive reinsurance subsidiary, is less than 175% of the company action level, a mandatory deferral event under the terms of the debentures would also be triggered, as described in “Description of the Debentures—Requirement to Extend Interest Payment Period.” As a result, in certain circumstances where we may be required to defer payments of interest because of a mandatory deferral event, we also will be in default under such credit agreements. This may cause or permit our other debt to accelerate and become payable immediately. See “Risk Factors—The debentures are effectively subordinated to substantially all of our other debt.”

Interest payments on the debentures may be deferred and, in such case, holders will be required to recognize income for U.S. federal income tax purposes in advance of the receipt of cash attributable to such income.
      If interest payments on the debentures are deferred, each holder will thereafter accrue interest income in respect of the debentures for U.S. federal income tax purposes using a constant yield method, regardless of such holder’s regular method of accounting, before such holder receives any payment attributable to such income. See “Material U.S. Federal Income Tax Considerations—Payments of Interest.” In that event, such holder may not receive the cash related to such income if such holder disposes of its debentures at a price that does not fully reflect the deferred interest.
We may redeem the debentures prior to the maturity date, and you may not be able to reinvest in a comparable security.
      We have the option to redeem the debentures for cash, in whole or in part, from time to time on or after December 15, 2015. The redemption price will equal 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, together with any compounded interest, on such debentures to the redemption date, which we refer to as the “par redemption amount.” Additionally, we have the option to redeem the debentures for cash, in whole, but not in part, prior to December 15, 2015 at a redemption price equal to the greater of the par redemption amount or a specified “make-whole” amount. See “Description of the Debentures—Redemption.” In the event we choose to redeem your debentures, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the debentures.
The debentures are effectively subordinated to substantially all of our other debt.
      Our obligations under the debentures are subordinate and junior in right of payment to all of our senior indebtedness, except any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, the debentures and certain other indebtedness, including indebtedness incurred in the ordinary course of business. This means that we cannot make any payments on the debentures if we default on a payment of senior indebtedness and do not cure the default within the applicable grace period, if the holders of the senior indebtedness have the right to accelerate the maturity of the senior indebtedness and request that we cease payments on the debentures or if the terms of our senior indebtedness otherwise restrict us from making payments to junior creditors. See “—The terms of our existing indebtedness may restrict our ability to make payments on the debentures in specified circumstances.” As of September 30, 2005, our consolidated indebtedness, all of which will rank senior to our obligations under the debentures, aggregated approximately $561.5 million, which includes $225.0 million aggregate principal amount of junior subordinated notes related to the preferred income equity redeemable securities, or “PIERSsm units” issued by a Delaware statutory trust that is affiliated with us. In addition, our obligations under the debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries. See “—RGA is a holding company, and payments on the debentures will only be made from our earnings and assets, and not those of our subsidiaries.”
      Due to the subordination provisions described in “Description of the Debentures—Subordination”, in the event of our insolvency, funds which we would otherwise use to pay the holders of the debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of those payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and these general creditors may recover more, ratably, than the holders of the debentures. In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the debentures.
      There are no terms in the indenture or the debentures that limit our ability to incur additional indebtedness, and we expect from time to time to incur additional indebtedness constituting senior indebtedness.

RGA is a holding company, and payments on the debentures will only be made from our earnings and assets, and not those of our subsidiaries.
      RGA is a holding company, with our principal assets consisting of the stock of our insurance company subsidiaries, and substantially all of our income is derived from those subsidiaries. The debentures will be solely our obligations, and our subsidiaries will have no obligation to pay any amount in respect of the debentures or to make any funds available for any such payment. Accordingly, we will be dependent on dividends and other distributions or loans from our subsidiaries to generate the funds necessary to meet obligations with respect to such securities, including the payment of principal and interest, and if these sources are not adequate, we may be unable to make payments of principal or interest in respect of the debentures.
      Our ability to pay principal of, premium, if any, and interest on any debt securities, including the debentures, or dividends on any preferred or common stock depends in part on the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends or to advance money to us in the form of intercompany loans. Our insurance company subsidiaries are subject to various statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to us. As of September 30, 2005, the amount of dividends that may be paid to us by those subsidiaries, without prior approval from regulators, was approximately $250.0 million. Covenants contained in certain of our debt agreements and regulations relating to capital requirements affecting some of our more significant subsidiaries also restrict the ability of certain subsidiaries to pay dividends and other distributions and make loans to us.
      As a result of our holding company structure, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of one of our insurance subsidiaries, all creditors of that subsidiary would be entitled to payment in full out of the assets of such subsidiary before we, as shareholder, would be entitled to any payment. Our subsidiaries would have to pay their direct creditors in full before our creditors, including holders of the debentures, could receive any payment from the assets of such subsidiaries.
The terms of our existing indebtedness may restrict our ability to make payments on the debentures in specified circumstances.
      Under the terms of certain of our loan agreements, if a default under a loan agreement exists on an interest payment date for the debentures, whether or not the applicable cure period under the loan agreement has elapsed, we would be restricted from borrowing money or receiving payment in the form of dividends from our subsidiaries. As a result, we could be unable to make interest payments on the debentures. If we are unable to make the required payment of interest on the debentures and can no longer defer the payment of such interest, this failure to pay interest would constitute an event of default with respect to the debentures under the indenture. In some circumstances, this would constitute a default of such other debt and cause or permit our other debt to accelerate and become payable immediately. This event would materially adversely affect our financial condition and liquidity.
      Moreover, we have the ability to defer payments of interest from time to time on our outstanding junior subordinated debentures underlying the PIERs units, which rank senior to the debentures, by extending the related interest payment period for up to five years, but in no event beyond the stated maturity date. Except in specified circumstances, we may commence a new PIERs extension period, subject to those requirements, upon the termination of any extension period and the payment of all amounts then due. In the event that we were to exercise this right to defer payment on the PIERs, we would be restricted from making certain payments, including payments on the debentures offered by this prospectus supplement. While we do not intend to defer payments of interest on the PIERs junior subordinated debentures, we cannot assure you that we will not do so.

Upon the occurrence of a bankruptcy, insolvency or receivership with respect to RGA, claims for payment may be limited.
      In certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any debentures, whether voluntary or not, a holder of debentures will have no claim for unpaid mandatorily deferred interest (including compounded interest thereon) to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s debentures. See “Description of the Debentures— Limitations on Claims in the Event of our Bankruptcy, Insolvency or Receivership.”
      Moreover, the claims of debenture holders in a bankruptcy, insolvency or similar proceeding are subject to the broad equitable powers of the court. For example, although we do not believe such an argument should prevail, a party in interest in such a proceeding might argue that such holders should be treated as equity holders rather than creditors, and the court could rule in favor of such party.
If the holders of the debentures waive RGA’s covenants to mandatorily defer interest under certain circumstances or to pay deferred interest only with proceeds from the sale of RGA common stock, our credit ratings may be negatively affected.
      The indenture contains covenants that require RGA to defer interest payments on the debentures if a mandatory deferral event has occurred. The indenture also contains covenants that permit RGA to pay interest deferred as a result of a mandatory deferral event only through the alternative coupon satisfaction mechanism with proceeds from the sale of its common stock.
      These covenants may be amended, and compliance with these covenants may be waived, solely by the holders of a majority of the aggregate principal amount of the debentures, and no holder of our senior indebtedness will have the right to enforce these covenants. Although, in the short term, holders of the debentures may have an economic incentive to waive these covenants in order to receive current or deferred interest if such covenants are waived and RGA pays interest during a period where it would be required to defer interest under the mandatory deferral provision or pays deferred interest with funds received from any other source, our credit ratings could be negatively affected, which in turn, may have an adverse effect on our business and financial condition.
Holders of the debentures have limited rights to accelerate payment of the debentures under the indenture.
      Holders of the debentures or the indenture trustee may accelerate payment of principal, premium, if any, and accrued and unpaid interest on the debentures only upon the occurrence of an event of default under the indenture with respect to the debentures, subject to the terms of the indenture. These indenture events of default generally include non-payment of interest, principal and premium, if any, and certain events of bankruptcy, insolvency or receivership of RGA. Indenture events of default do not include failure to comply with or breach of our other covenants in the indenture applicable to the debentures, including the covenant to sell common stock through the alternative coupon satisfaction mechanism to meet deferred interest payment obligations.
      Accordingly, our failure to comply with such other covenants will not result in the acceleration of payment of the debentures. Although failure to comply with such other covenants could give rise to a claim against us relating to the specific breach, the remedy of holders of the debentures may be limited to direct monetary damages (if any). Holders of the debentures may not themselves institute a proceeding against RGA on account of any such breach unless, among other things, the indenture trustee fails to institute such a proceeding, subject to the terms of the indenture. However, the holders of a majority in principal amount of the debentures may direct the indenture trustee to bring such a proceeding if such breach continues for a period of 90 days after delivery of specified notice to us from the indenture trustee or to us and the indenture trustee from the holders of a majority in principal amount of the debentures, subject to the terms of the indenture. Except with respect to covenants relating to our obligation to file periodic or other reports and an annual statement with respect to indenture defaults, the indenture will not require the indenture trustee to take any action in case of such a breach (other than to give notice of default under specified circumstances) unless so directed by holders. See “Description of the Debentures— Indenture Events of Default.”
The trading price of the debentures may be less than the value of such securities and more volatile than other securities.
      We have no current intention of deferring interest payments on the debentures and believe that such deferral is a remote possibility. However, if such payments are deferred or if any after-market perceives that the likelihood of deferral is increasing, the affected debentures may trade at a price that does not fully reflect the value of such amounts. If you sell the debentures during an extension period, you may not receive the same return on investment as someone else who continues to hold the debentures. In addition, because interest payments on the debentures may be deferred, the debentures may be more volatile than other securities that do not have these terms.
The interest rate of the debentures will fluctuate when the fixed rate period ends, and may from time to time decline below the fixed rate.
      At the conclusion of the fixed rate period for the debentures on December 15, 2015, the debentures will begin to accrue interest at a floating rate. The floating rate may be volatile over time and could be substantially less than the fixed rate, which could reduce the value of the debentures in any available after-market, apart from the reduction in current interest income.
An active after-market for the debentures may not develop.
      The debentures constitute a new issue of securities with no established trading market. We cannot assure you that an active after-market for the debentures will develop or be sustained, that holders of the debentures will be able to sell their debentures or that holders of the debentures will be able to sell their debentures at favorable prices. Although the underwriters have indicated to us that they intend to make a market in the debentures, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the debentures.
General market conditions and unpredictable factors could adversely affect market prices for the debentures.
      There can be no assurance about the market prices for the debentures. Several factors, many of which are beyond our control, will influence the market value of the debentures. Factors that might influence the market value of the debentures include, but are not limited to:

•	whether interest payments have been made and are likely to be made on the debentures from time to time;

•	our creditworthiness, financial condition, performance and prospects;

•	whether the ratings on the debentures provided by any ratings agency have changed;

•	the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.
      If you purchase debentures, whether in this offering or in the secondary market, the debentures may subsequently trade at a discount to the price that you paid for them.

Risks relating to our business
A downgrade in our ratings or in the ratings of our insurance subsidiaries could adversely affect our ability to compete.
      Ratings are an important factor in our competitive position. Rating organizations periodically review the financial performance and condition of insurers, including our insurance subsidiaries. These ratings are based on an insurance company’s ability to pay its obligations and are not directed toward the protection of investors. Rating organizations assign ratings based upon several factors. While most of the factors considered relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company’s control. A.M. Best Company, Inc. has assigned RGA Reinsurance and RGA Canada financial strength ratings of “A+” (Superior). Moody’s Investor Services, Inc. has assigned RGA Reinsurance a financial strength rating of “A1.” Standard & Poor’s Corporate Ratings Services has assigned RGA Reinsurance, RGA International Reinsurance Company Limited and RGA Canada financial strength ratings of “AA-”.
      On August 2, 2005, A.M. Best affirmed our ratings, but revised the outlook for all ratings from “stable” to “negative” due to poor operating performance during the second quarter of 2005 and uncertainty regarding MetLife’s future ownership of a majority of our outstanding common shares. On February 1, 2005, Standard & Poor’s placed our ratings and MetLife’s ratings on a “credit watch” with negative implications in response to MetLife’s announcement regarding its purchase of certain of the domestic and international life insurance subsidiaries of Citigroup Inc. We cannot predict what actions ratings agencies may take or the timing thereof, or what actions we may be required to take in response to the actions of rating agencies, which could adversely affect our business.
      Any downgrade in the ratings of our insurance subsidiaries could adversely affect their ability to sell products, retain existing business, and compete for attractive acquisition opportunities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. A rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. We believe that the rating agencies consider the ratings of a parent company when assigning a rating to a subsidiary of that company. The ability of our subsidiaries to write reinsurance partially depends on their financial condition and is influenced by their ratings. In addition, a significant downgrade in the rating or outlook of RGA, among other factors, could adversely affect our ability to raise and then contribute capital to our subsidiaries for the purpose of facilitating their operations as well as the cost of capital. For example, the facility fee and interest rate for our credit facilities are based on our senior long-term debt ratings. A decrease in those ratings could result in an increase in costs for the credit facilities. Accordingly, we believe a ratings downgrade of RGA, or of our affiliates, could have a negative impact on our ability to conduct business.
Adverse mortality or morbidity experience may negatively affect our financial results.
      Our reinsurance contracts expose us to mortality risk, which is the risk that the level of death claims may differ from that which we assumed in pricing our life, critical illness and annuity reinsurance contracts. Some of our reinsurance contracts expose us to morbidity risk, which is the risk that an insured person will become critically ill or disabled. Our risk analysis and underwriting processes are designed with the objective of controlling the quality of the business and establishing appropriate pricing for the risks we assume. Among other things, these processes rely heavily on our underwriting, our analysis of mortality and morbidity trends and lapse rates, and our understanding of medical impairments and their impact on mortality or morbidity. We also rely on original underwriting decisions made by, and information provided to us from, our insurance company customers. We cannot assure you that these processes or those of our customers will adequately control business quality or establish appropriate pricing.
      We expect mortality and morbidity experience to fluctuate somewhat from period to period, but believe they should remain fairly constant over the long term. Mortality or morbidity experience that is less favorable than the mortality or morbidity rates that we used in pricing a reinsurance agreement will negatively affect our net income because the premiums we receive for the risks we assume may not be sufficient to cover the claims. Furthermore, even if the total benefits paid over the life of the contract do not exceed the expected amount, unexpected increases in the incidence of deaths or illness can cause us to pay more benefits in a given reporting period than expected, adversely affecting our net income in any particular quarter or year.
If our risk management or investment strategy is not successful, we could suffer unexpected losses.
      Risk management and the success of our investment strategy are crucial to the success of our business. In particular, we structure our investments to match our anticipated liabilities under reinsurance treaties to the extent we believe necessary. If our calculations with respect to these reinsurance liabilities are incorrect, or if we improperly structure our investments to match such liabilities, we could be forced to liquidate investments prior to maturity at a significant loss. Our investment guidelines also permit us to invest up to 5% of our investment portfolio in below investment grade, fixed-income securities. While any investment carries some risk, the risks associated with lower-rated securities are greater than the risks associated with investment grade securities. The risk of loss of principal or interest through default is greater because lower-rated securities are usually unsecured and are often subordinated to an issuer’s other obligations. Additionally, the issuers of these securities frequently have high debt levels and are thus more sensitive to difficult economic conditions, individual corporate developments and rising interest rates which could impair an issuer’s capacity or willingness to meet its financial commitment on such lower-rated securities. As a result, the market price of these securities may be quite volatile, and the risk of loss is greater. The success of any investment activity is affected by general economic conditions, which may adversely affect the markets for interest-rate-sensitive securities and equity securities, including the level and volatility of interest rates and the extent and timing of investor participation in such markets. Unexpected volatility or illiquidity in the markets in which we directly or indirectly hold positions could adversely affect us.
MetLife is our majority shareholder and its interest may differ from the interests of RGA and our securityholders.
      At September 30, 2005, MetLife was the beneficial owner of approximately 51.5% of our outstanding common stock. As a result of MetLife’s ownership position, unless it disposes of some or all of the 32,243,539 shares of our common stock beneficially owned by it, MetLife may continue to have the ability to significantly influence matters requiring shareholder approval, including without limitation, the election and removal of directors, and mergers, acquisitions, changes of control of our company and sales of all or substantially all of our assets. In the event MetLife retains significant share ownership, it would continue to be a substantial shareholder and control voting power that would allow it to prevent certain amendments to our articles of incorporation, which means that MetLife could continue to exert significant influence on us. In addition, at least so long as it is our majority shareholder, MetLife is required to consolidate our results of operations into MetLife’s financial statements. As a result, our board of directors, including the members who are also employed by or affiliated with MetLife, may consider not only the short-term and long-term impact of operating decisions on us, but also the impact of such decisions on MetLife and its affiliates.
      On April 25, 2005, MetLife disclosed that it continuously evaluates our businesses and prospects, alternative investment opportunities and other factors deemed relevant in determining whether additional shares of our common stock will be acquired by MetLife or whether it will dispose of shares of our common stock. Additionally, it indicated that, any time, depending on market conditions, the trading prices for our common stock, the actions taken by our board of directors, alternative investment opportunities and the outlook for RGA, MetLife may acquire additional shares of our common stock or may dispose of some or all of the shares of our common stock beneficially owned by MetLife, Inc., in either case in the open market, in privately negotiated transactions or otherwise.

Interest rate fluctuations could negatively affect the income we derive from the difference between the interest rates we earn on our investments and interest we pay under our reinsurance contracts.
      Significant changes in interest rates expose reinsurance companies to the risk of not earning income or experiencing losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts. Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads. During periods of rising interest rates, we may be contractually obligated to increase the crediting rates on our reinsurance contracts that have cash values. However, we may not have the ability to immediately acquire investments with interest rates sufficient to offset the increased crediting rates on our reinsurance contracts. During periods of falling interest rates, our investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. We may not be able to fully offset the decline in investment earnings with lower crediting rates on our reinsurance contracts that have cash values. While we develop and maintain asset/liability management programs and procedures designed to reduce the volatility of our income when interest rates are rising or falling, we cannot assure you that changes in interest rates will not affect our interest rate spreads.
      Changes in interest rates may also affect our business in other ways. Lower interest rates may result in lower sales of certain insurance and investment products of our customers, which would reduce the demand for our reinsurance of these products.
Natural disasters, catastrophes and disasters caused by humans, including the threat of terrorist attacks and related events, epidemics and pandemics may adversely affect our business and results of operations.
      Natural disasters and terrorist attacks, as well as epidemics and pandemics, can adversely affect our business and results of operations because they accelerate mortality risk. The terrorist attacks on the United States and in other parts of the world and the threat of future attacks may have a continuing negative impact on our business. We cannot assure you that there will not be further terrorist attacks on the United States or other parts of the world. Political and economic instability in some regions of the world may also occur and could negatively impact our business.
      We believe our reinsurance programs, including our catastrophe coverage, are sufficient to reasonably limit our net losses for individual life claims relating to potential future natural disasters and terrorist attacks. However, the consequences of further natural disasters, terrorist attacks, armed conflicts, epidemics and pandemics are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.
We operate in a highly competitive industry, which could limit our ability to gain or maintain our market share in the industry.
      The reinsurance industry is highly competitive, and we encounter significant competition in all lines of business from other reinsurance companies, as well as competition from other providers of financial services. Our competitors vary by geographic market. We believe our primary competitors in the U.S. life reinsurance market are currently Transamerica Occidental Life Insurance Company, a subsidiary of Aegon, N.V., Swiss Re Life of America, Munich American Reinsurance Company and Scottish Re Group. We believe our primary competitors in the international life reinsurance markets are Swiss Re Life and Health Ltd., General Re, Munich Reinsurance Company and Hannover Reinsurance. Many of our competitors have greater financial resources than we do. Our ability to compete depends on, among other things, our ability to maintain strong financial strength ratings from rating agencies, pricing and other terms and conditions of reinsurance agreements, and our reputation, service, and experience in the types of business that we underwrite. However, competition from other reinsurers could adversely affect our competitive position.
      Our target market is large life insurers. We compete based on the strength of our underwriting operations, insights on mortality trends based on our large book of business, and responsive service. We believe our quick response time to client requests for individual underwriting quotes and our underwriting expertise are important elements to our strategy and lead to other business opportunities with our clients.
      We are currently transplanting our strategy in North America to other international locations and expect to support our North American clients as they expand internationally. Our business will be adversely affected if we are unable to maintain these competitive advantages or if our international strategy is not successful.
Tax law changes or a prolonged economic downturn could reduce the demand for some insurance products, which could adversely affect our business.
      Under the Internal Revenue Code of 1986, income tax payable by policyholders on investment earnings is deferred during the accumulation period of some life insurance and annuity products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, by the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. Congress has adopted legislation to reduce, and ultimately eliminate, the estate tax. Under this legislation, our life insurance company customers could face reduced demand for some of their life insurance products, which in turn could negatively affect our reinsurance business. We cannot predict what future tax initiatives may be proposed and enacted that could affect us.
      In addition, a general economic downturn or a downturn in the equity and other capital markets could adversely affect the market for many annuity and life insurance products. Because we obtain substantially all of our revenues through reinsurance arrangements that cover a portfolio of life insurance products, as well as annuities, our business would be harmed if the market for annuities or life insurance were adversely affected. In addition, the market for annuity reinsurance products is currently not well developed, and we cannot assure you that such market will develop in the future.
The availability and cost of collateral, including letters of credit, asset trusts and other credit facilities, could adversely affect our financial condition, operating costs, and new business volume.
      We reinsure, or retrocede, business to affiliated and unaffiliated offshore reinsurers to reduce the amount of regulatory reserves and capital we are required to hold in various jurisdictions, including the United States. A regulation in the U.S., commonly referred to as “Regulation XXX,” has significantly increased the level of regulatory, or statutory, reserves that U.S. life insurance and life reinsurance companies must hold on their statutory financial statements for various types of life insurance business, primarily certain level term life products. The reserve levels required under Regulation XXX increase over time and are normally in excess of reserves required under generally accepted accounting principles. The degree to which these reserves will increase and the ultimate level of reserves will depend upon the mix of our business and future production levels in the United States. Based on the assumed rate of growth in our current business plan, and the increasing level of regulatory reserves associated with some of this business, we expect the amount of required regulatory reserves to grow significantly.
      In order to reduce the impact of Regulation XXX, our principal U.S. operating subsidiary, RGA Reinsurance, has retroceded Regulation XXX-related business to affiliated and unaffiliated reinsurers. As a general matter, for us to reduce regulatory reserves on business that we retrocede, including Regulation XXX-related business, the affiliated or unaffiliated offshore reinsurer must provide an equal amount of collateral, usually in the form of a letter of credit from a commercial bank or by placing assets in trust for our benefit.
      In connection with these reserve requirements, we face the following risks:

•	The availability of collateral and the related cost of such collateral in the future could affect the type and volume of business we reinsure and could increase our costs.

•	We may need to raise additional capital to support higher regulatory reserves, which could increase our overall cost of capital.

•	If we, or our reinsurers, are unable to obtain or provide sufficient collateral to support our statutory ceded reserves, we may be required to increase regulatory reserves. In turn, this reserve increase could significantly reduce our statutory capital levels and adversely affect our ability to satisfy required regulatory capital levels that apply to us, unless we are able to raise additional capital to contribute to our operating subsidiaries.

•	Because term life insurance is a particularly price-sensitive product, any increase in insurance premiums charged on these products by life insurance companies, in order to compensate them for the increased statutory reserve requirements or higher costs of insurance they face, may result in a significant loss of volume in their, and as a result, our life reinsurance operations.
      We cannot assure you that we will be able to implement actions to mitigate the impact of increasing regulatory reserve requirements.
We could be forced to sell investments at a loss to cover policyholder withdrawals, recaptures of reinsurance treaties or other events.
      Some of the products offered by our insurance company customers allow policyholders and contract holders to withdraw their funds under defined circumstances. Our insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities under reinsurance treaties with these customers. While our insurance subsidiaries own a significant amount of liquid assets, a portion of their assets are relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, require our insurance subsidiaries to dispose of assets on unfavorable terms, which could have an adverse effect on us. Reinsurance agreements may provide for recapture rights on the part of our insurance company customers. Recapture rights permit these customers to reassume all or a portion of the risk formerly ceded to us after an agreed upon time, usually 10 years, subject to various conditions.
      Recapture of business previously ceded does not affect premiums ceded prior to the recapture, but may result in immediate payments to our insurance company customers and a charge for costs that we deferred when we acquired the business but are unable to recover upon recapture. Under some circumstances, payments to our insurance company customers could require our insurance subsidiaries to dispose of assets on unfavorable terms.
Our insurance subsidiaries are highly regulated, and changes in these regulations could negatively affect our business.
      Our insurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders or holders of debt securities. Moreover, insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends, tax distributions, and other payments our insurance subsidiaries can make without prior regulatory approval, and impose restrictions on the amount and type of investments we may hold. The State of Missouri also regulates RGA as an insurance holding company.
      Recently, insurance regulators have increased their scrutiny of the insurance regulatory framework in the United States and some state legislatures have considered or enacted laws that alter, and in many cases increase, state authority to regulate insurance holding companies and insurance companies. In light of recent legislative developments, the National Association of Insurance Commissioners, or “NAIC,” and state insurance regulators have begun re-examining existing laws and regulations, specifically focusing on insurance company investments and solvency issues, guidelines imposing minimum capital requirements based on business levels and asset mix, interpretations of existing laws, the development of new laws, the implementation of nonstatutory guidelines, and the definition of extraordinary dividends, including a more stringent standard for allowance of extraordinary dividends. We are unable to predict whether, when or in what form Missouri will enact a new measure for extraordinary dividends, and we cannot assure you that more stringent restrictions will not be adopted from time to time in other jurisdictions in which our insurance subsidiaries are domiciled, which could, under certain circumstances, significantly reduce dividends or other amounts payable to us by our subsidiaries unless they obtain approval from insurance regulatory authorities. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule-making in the United States or elsewhere may have on our financial condition or operations.
We are exposed to foreign currency risk.
      We have foreign currency risk on business and investments denominated in foreign currencies to the extent that the exchange rates of the foreign currencies are subject to adverse change over time. Approximately 35% of our revenues and 33% of our fixed maturity securities available for sale were denominated in currencies other than the U.S. dollar as of and for the nine months ended September 30, 2005.
      Fluctuations in exchange rates can negatively or positively affect premiums and earnings. We generally hold fixed maturity investments denominated in foreign currencies as a natural hedge against liabilities based in those currencies. We generally do not hedge the foreign currency exposure associated with our net investments in foreign subsidiaries due to the long-term nature of these investments. We cannot predict whether exchange rate fluctuations will significantly harm our operations or financial results in the future.
Acquisitions and significant transactions involve varying degrees of inherent risk that could affect our profitability.
      We have made, and may in the future make, strategic acquisitions, either of selected blocks of business or other companies. Acquisitions may expose us to operational challenges and risks, including:

•	the ability to integrate the acquired business operations and data with our systems;

•	the availability of funding sufficient to meet increased capital needs;

•	the ability to hire management personnel required for expanded operations;

•	the ability to fund cash flow shortages that may occur if anticipated revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; and

•	the possibility that the value of investments acquired in an acquisition may be lower than expected or may diminish due to credit defaults or changes in interest rates and that liabilities assumed may be greater than expected (due to, among other factors, less favorable than expected mortality or morbidity experience).
      A failure to successfully manage the operational challenges and risks associated with or resulting from significant transactions, including acquisitions, could adversely affect our financial condition or results of operations.
We depend on the performance of others, and their failure to perform in a satisfactory manner would negatively affect us.
      In the normal course of business, we seek to limit our exposure to losses from our reinsurance contracts by ceding a portion of the reinsurance to other insurance enterprises or reinsurers. We cannot assure you that these insurance enterprises or reinsurers will be able to fulfill their obligations to us. As of December 31, 2004, the reinsurers participating in our retrocession facilities were rated “B++”, the fifth highest rating out of fifteen possible ratings, or better by the A.M. Best Company. We are also subject to the risk that our clients will be unable to fulfill their obligations to us under our reinsurance agreements with them.
      We use the services of third-party investment managers to manage specialty assets where our investment management expertise is limited. We rely on these investment managers to provide investment advice and execute investment transactions that are within our investment policy guidelines. Poor performance on the part of our outside investment managers could negatively affect our financial performance.
      For some reinsurance agreements, the ceding company withholds and legally owns and manages assets equal to the net statutory reserves, and we reflect these assets as funds withheld at interest on our balance sheet. In the event that a ceding company were to become insolvent, we would need to assert a claim on the assets supporting our reserve liabilities. We attempt to mitigate our risk of loss by offsetting amounts for claims or allowances that we owe the ceding company with amounts that the ceding company owes to us. We are subject to the investment performance on the withheld assets, although we do not directly control them. To mitigate some of this risk, we help to set, and monitor compliance with, the investment guidelines followed by these ceding companies. However, to the extent that such investment guidelines are not appropriate, or the ceding companies do not adhere to those guidelines, our risk of loss could increase, which could materially adversely affect our financial condition and results of operations. During 2004, interest earned on funds withheld represented 4.9% of our consolidated revenues. Funds withheld at interest totaled $3,277.8 million at September 30, 2005 and $2,734.7 million as of December 31, 2004.
      As with all financial services companies, our ability to conduct business depends on consumer confidence in the industry and our financial strength. Actions of competitors, and financial difficulties of other companies in the industry, and related adverse publicity, could undermine consumer confidence and harm our reputation.
Our obligations to pay claims, including settlements or awards, on closed or discontinued lines of business may exceed the reserves we have established to cover such claims and may require us to establish additional reserves, which would reduce our net income.
      As of December 31, 1998, we formally reported our accident and health division as a discontinued operation. The accident and health operation was placed into run-off, and all treaties were terminated at the earliest possible date. The nature of the underlying risks is such that the claims may take years to reach the reinsurers involved. Accordingly, we expect to pay claims out of existing reserves over a number of years as the level of business diminishes. We are a party to a number of disputes relating to the accident and health operation, some of which are currently in arbitration or may be subject to arbitration in the future. We have established reserves for some of these treaties based upon our estimates of the expected claims, including settlement or arbitration outcomes. As of September 30, 2005, the parties involved in these actions have raised claims, or established reserves that may result in claims, in the amount of $21.5 million, which is $20.8 million in excess of the amount we held as reserves.
      In a number of cases, however, we are unable to determine our potential liability, if any, because of insufficient claims information. We are currently auditing ceding companies which have indicated that they anticipate asserting claims in the future against us, related to personal accident and workers’ compensation carve-out business, that are $8.6 million in excess of the amounts we have reserved for these claims, and we cannot assure you that exposure associated with this discontinued line of business will not exceed reserved amounts. If the amount of claims, including awards or settlements, resulting from this discontinued line of business, exceeds our current reserves, we may incur future charges to pay these claims and may need to establish additional reserves. It is possible that an adverse outcome could, from time to time, have a material adverse effect on our consolidated net income or cash flows in particular quarterly or annual periods.

We have risks associated with our international operations.
      In 2004, approximately 26.2% of our net premiums and $44.3 million of income from continuing operations before income taxes came from our operations in Europe, South Africa and Asia Pacific. For the first nine months of 2005, approximately 28.9% of our net premiums and $46.0 million of income from continuing operations before income taxes came from international operations. One of our strategies is to grow these international operations. International operations subject us to various inherent risks. In addition to the regulatory and foreign currency risks identified above, these risks include the following:

•	managing the growth of these operations effectively, particularly given how fast they have grown;

•	changes in mortality and morbidity experience and the supply and demand for our products that are specific to these markets and that may be difficult to anticipate;

•	uncertainty arising out of foreign government sovereignty over our international operations; and

•	potentially uncertain or adverse tax consequences, including regarding the repatriation of earnings from our non-U.S. subsidiaries.
      We cannot assure you that we will be able to manage these risks effectively or that they will not have an adverse impact on our business, financial condition or results of operations.
Claims resulting from the termination of pension business in Argentina could require us to establish additional reserves, which would adversely affect our net income.
      In 1994, we entered the reinsurance market for pension and disability benefits relating to the privatized pension program in Argentina, which we refer to as the “AFJP business.” Because of adverse experience on pension fund claims arising from the AFJP business, we ceased renewal of AFJP reinsurance treaties during 2001 and we no longer write AFJP business. In the second quarter of 2005, we increased reserves for the AFJP business by $24.0 million because of higher than expected claim levels.
      We may become a party to arbitrations in the future; however, we cannot predict or determine the ultimate outcome of any such arbitrations. If the amount of claims resulting from this closed line of business exceeds our current estimates, we may establish additional reserves. It is possible that an adverse outcome could, from time to time, have a material adverse effect on our consolidated net income or cash flows in particular quarterly or annual periods.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the attached prospectus contain and incorporate by reference a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among others:

•	projections of our earnings, revenues, income or loss or capital expenditures;

•	our plans for future operations and financing needs or plans; and

•	assumptions relating to the foregoing.
      The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe” and other similar expressions also are intended to identify forward-looking statements.
      These forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
      Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	changes in our financial strength and credit ratings or those of MetLife, and the effect of such changes on our future results of operations and financial condition;

•	adverse changes in mortality, morbidity or claims experience;

•	inadequate risk analysis and underwriting;

•	general economic conditions or a prolonged economic downturn affecting the demand for insurance and reinsurance in our current and planned markets;

•	the threat of natural disasters, catastrophes, terrorist attacks, epidemics or pandemics anywhere in the world where we or our clients do business;

•	competitive factors and competitors’ responses to our initiatives;

•	changes in laws, regulations and accounting standards applicable to us, our subsidiaries or our business;

•	regulatory action that may be taken by state Departments of Insurance with respect to us, MetLife or its subsidiaries;

•	the availability and cost of collateral necessary for regulatory reserves and capital;

•	market or economic conditions that adversely affect our ability to make timely sales of investment securities;

•	risks inherent in our management and investing strategy, including changes in investment portfolio yields due to interest rate or credit quality changes;

•	fluctuations in U.S. or foreign currency exchange rates, interest rates, or securities and real estate markets;

•	adverse litigation or arbitration results;

•	the stability of and actions by governments and economies in the markets in which we operate;

•	the success of our clients;

•	successful execution of our entry into new markets;

•	successful development and introduction of new products and distribution opportunities;

•	our ability to successfully integrate and operate reinsurance businesses that we acquire;

•	our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers and others;

•	the adequacy of reserves, resources and accurate information relating to settlements, awards and terminated and discontinued lines of business;

•	the effect of our status as a holding company and regulatory restrictions on our ability to pay principal of and interest on our debt obligations;

•	risks related to MetLife’s ownership of and influence on us; and

•	other risks and uncertainties described in this prospectus supplement and in our other filings with the Securities and Exchange Commission.
      If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
      These forward-looking statements speak only as of the date on which they are made. We may not update these forward-looking statements, even though our situation may change in the future, unless we are obligated under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS
      We estimate that the net proceeds from the sale of the junior subordinated debentures will be approximately $393.1 million, after deducting the underwriters’ discounts and commissions and estimated offering expenses. We anticipate that we will use the net proceeds from this offering as follows:

•	to repay approximately $100 million of our 7.25% senior notes due 2006 when they mature on April 1, 2006;

•	to purchase approximately $100 million of our common stock, which we expect to effect through an accelerated share repurchase program with Morgan Stanley & Co. Incorporated, the representative of the underwriters of this offering; however, if the gross proceeds are less than $400 million, we may reduce the amount of stock repurchased or cancel the stock repurchase in its entirety; and

•	the balance for general corporate purposes.
      We issued the 7.25% senior notes due 2006 on March 19, 1996. Interest on the notes is payable semi-annually on April 1 and October 1, with the $100 million principal amount maturing on April 1, 2006. In addition, the debt agreement contains certain restrictions related to liens and the issuance and disposition of stock of restricted subsidiaries. The repurchase of common stock would be in addition to our previously announced stock repurchase program.
      We anticipate that we will use the balance of the net proceeds from the offering for general corporate purposes. As a result, we will retain broad discretion over the use of the net proceeds of the offering.
      Pending the use of the net proceeds from the offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION
      We present in the table below the capitalization of RGA and its subsidiaries:

•	on an actual consolidated basis as of September 30, 2005; and

•	as adjusted to give effect to this offering.
      The adjusted columns give effect to the application of the net proceeds from the offerings as described under “Use of Proceeds” in this prospectus supplement. You should read this table in conjunction with the consolidated financial statements of RGA and the notes relating to them which are contained in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005, each of which is incorporated by reference in this prospectus supplement.

	At September 30, 2005

	Actual	As
	(Unaudited)	Adjusted
Debt
	($ in millions)
Borrowings under short-term revolving credit facilities	$26.7	$26.7
Borrowings under long-term revolving credit facilities	76.5	76.5
7.25% senior notes due 2006	99.9	—
6.75% senior notes due 2011	199.9	199.9
6.75% junior subordinated debentures due 2065	—	400.0

Total short- and long-term debt	403.0	703.1
5.75% Cumulative Trust Preferred Securities due 2051 (1)	158.5	158.5
Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, par value $.01 per share; 140,000,000 shares authorized, 63,128,273 shares issued at September 30, 2005	0.6	0.6
Warrants	66.9	66.9
Additional paid-in capital	1,050.7	1,050.7
Retained earnings	985.7	985.7
Accumulated other comprehensive income	436.5	436.5
less actual treasury shares held of 487,640 and as adjusted treasury shares held of 2,633,562 at cost at September 30, 2005(2)	(14.1)	(114.1)

Total stockholders’ equity before treasury stock	2,526.3	2,426.3

Total capitalization	3,087.8	3,287.9

(1)	Each Trust PIERS unit consists of a 5.75% cumulative trust preferred security, stated liquidation amount $50 per security, issued by RGA Capital Trust 1, a wholly-owned subsidiary of RGA, with a detachable warrant to purchase shares of our common stock at an exercise price of $50 per warrant at maturity, subject to adjustment. “PIERS” and “Preferred Income Equity Redeemable Securities” are service marks of Lehman Brothers Inc.
(2)	As adjusted column assumes $100.0 million used to purchase RGA common stock into treasury at a per share price of $46.60, the closing price of our common stock on the New York Stock Exchange on December 5, 2005, the date of this prospectus supplement.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
      We present in the table below our selected consolidated financial data and other data which should be read in conjunction with and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and unaudited consolidated financial statements and the related notes which are contained in our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005, each of which is incorporated by reference in this prospectus supplement. The selected consolidated financial data for the fiscal years ended December 31, 2000, 2001, 2002, 2003 and 2004 have been derived from our financial statements which have been audited by Deloitte & Touche LLP, an independent registered public accounting firm. The selected consolidated financial data for the nine months ended September 30, 2004 and 2005 have been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited information reflects all adjustments (consisting only of normal and recurring adjustments) necessary for a fair presentation of the results for those periods. Results for the nine months ended September 30, 2004 and 2005 are not necessarily indicative of the results to be expected for the full fiscal year.

						Nine Months
						Ended
	Years Ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in millions, except per share data)
INCOME STATEMENT DATA:
Revenues:
Net premiums	$1,404.1	$1,661.8	$1,980.7	$2,643.2	$3,347.4	$2,430.6	$2,806.7
Investment income, net of related expenses	326.5	340.6	374.5	465.6	580.5	412.3	469.8
Realized capital, net gains (losses)	(28.7)	(68.4)	(14.6)	5.3	29.5	31.8	19.6
Changes in value of embedded derivatives (1)	—	—	—	43.6	26.1	0.4	6.2
Other revenues	23.8	34.3	41.4	47.3	55.4	40.0	43.7

Total revenues	1,725.7	1,968.3	2,382.0	3,205.0	4,038.9	2,915.1	3,346.0
Benefits and expenses:
Claims and other policy benefits	1,103.6	1,376.8	1,539.5	2,108.4	2,678.5	1,923.5	2,340.3
Interest credited	104.8	111.7	126.7	179.7	198.9	138.7	153.6
Policy acquisition costs and other insurance expenses	243.5	304.2	391.5	458.2	591.0	425.3	460.6
Change in deferred acquisition costs associated with change in value of embedded derivatives(1)	—	—	—	30.7	22.9	4.3	6.0
Other expenses	81.2	91.3	94.8	119.6	140.0	105.3	109.0
Interest expense	17.6	18.1	35.5	36.8	38.4	28.7	29.8

Total benefits and expenses	1,550.7	1,902.1	2,188.0	2,933.4	3,669.7	2,625.8	3,099.3
Income from continuing operations before income taxes	175.0	66.2	194.0	271.6	369.2	289.3	246.7
Provision for income taxes	69.2	26.3	65.5	93.3	123.9	99.9	80.8

Income from continuing operations	105.8	39.9	128.5	178.3	245.3	189.4	165.9
Discontinued operations:
Loss from discontinued accident and health operations, net of income taxes	(28.1)	(6.9)	(5.7)	(5.7)	(23.0)	(22.5)	(9.9)
Cumulative effect of change in accounting principle	—	—	—	0.5	(0.4)	(0.4)	—

Net income	$77.7	$33.0	$122.8	$173.1	$221.9	$166.5	$156.0

						Nine Months
						Ended
	Years Ended December 31,					September 30,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in millions, except per share data)
Basic Earnings Per Share:
Continuing operations	$2.14	$0.81	$2.60	$3.47	$3.94	$3.04	$2.65
Discontinued operations	(0.57)	(0.14)	(0.11)	(0.11)	(0.37)	(0.36)	(0.16)
Accounting change	—	—	—	0.01	(0.01)	(0.01)	—

Net income	$1.57	$0.67	$2.49	$3.37	$3.56	$2.67	$2.49
Diluted Earnings Per Share:
Continuing operations	$2.12	$0.80	$2.59	$3.46	$3.90	$3.02	$2.60
Discontinued operations	(0.56)	(0.14)	(0.12)	(0.11)	(0.37)	(0.36)	(0.15)
Accounting change	—	—	—	0.01	(0.01)	(0.01)	—

Net income	$1.56	$0.66	$2.47	$3.36	$3.52	$2.65	$2.45
Weighted average number of common and common equivalent shares outstanding (in thousands)	49,920	49,905	49,648	51,598	62,964	62,750	63,756
Dividends per share on common stock	$0.24	$0.24	$0.24	$0.24	$0.27	$0.18	$0.27

(1)	In April 2003, the Financial Accounting Standards Board cleared Statement of Financial Accounting Standards No. 133 Interpretation Issue No B36, “Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments that Incorporate Credit Risk Exposures that are Unrelated or only Partially Related to the Creditworthiness of the Obligor under Those Instruments,” which we refer to as “Issue B36.” We adopted the provisions of Issue B36 during the fourth quarter of 2003. For more information, see Note 2 to the consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in this prospectus supplement.

	As of December 31,					As of September 30,

	2000	2001	2002	2003	2004	2004	2005

BALANCE SHEET DATA (in millions):
Total investments	$4,560.2	$5,088.4	$6,650.2	$8,883.4	$10,564.2	$10,022.8	$11,614.0
Total assets	6,090.0	7,016.1	8,892.6	12,113.4	14,048.1	13,313.4	15,449.9
Policy liabilities	4,617.7	5,077.1	6,603.7	8,811.8	10,314.5	9,780.6	11,376.1
Total short term debt	—	—	—	—	56.1	27.2	126.6
Total long-term debt	272.3	323.4	327.8	398.1	349.7	375.1	276.4
Stockholders’ equity	862.9	1,005.6	1,222.5	1,947.7	2,279.0	2,115.4	2,526.3
Stockholders’ equity per share	$17.51	$20.30	$24.72	$31.33	$36.50	$33.92	$40.33
OTHER UNAUDITED FINANCIAL DATA (in billions):
Assumed ordinary life reinsurance business in force	$545.9	$616.0	$758.9	$1,252.2	$1,458.9	$1,403.1	$1,657.2
Assumed new business production	161.1	171.1	230.0	544.4	279.1	220.1	263.0

DESCRIPTION OF THE DEBENTURES
      RGA will issue the 6.75% junior subordinated debentures, $1,000 principal amount per debenture, which we refer to as the debentures, under the Junior Subordinated Indenture dated as of December 18, 2001, as supplemented by a Second Supplemental Junior Subordinated Indenture to be dated as of the date of completion of this offering, in each case, between us and The Bank of New York, as indenture trustee, which we refer to collectively as the indenture. The following description of certain terms of the debentures and certain provisions of the indenture in this prospectus supplement supplements the description under “Description of Debt Securities of RGA” in the attached prospectus and, to the extent it is inconsistent with that description, replaces the description in the attached prospectus. This description is only a summary of the material terms and does not purport to be complete. We urge you to read these documents in their entirety because they, and not this description, will define your rights as a beneficial holder of the debentures. We will file the Second Supplemental Junior Subordinated Indenture and the debentures as exhibits to a Current Report on Form 8-K which will be incorporated by reference in the attached prospectus. You may also request copies of these documents from us at our address set forth below under “Incorporation of Certain Documents by Reference.” Unless otherwise specified, when we refer to “RGA” in the following description, we mean only RGA and not its subsidiaries.
General
      We will initially issue $400 million aggregate principal amount of the debentures. We may from time to time, without the consent of the existing holders, create and issue further debentures having the same terms and conditions as the debentures being offered hereby in all respects, except for issue date, issue price and, if applicable, the first payment of interest thereon. Additional debentures issued in this manner will be consolidated with, and will form a single series with, the previously outstanding debentures unless such additional debentures will not be treated as fungible with the debentures for U.S. federal income tax purposes.
      The debentures will not be subject to a sinking fund provision. The entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest thereon, including compounded interest (as defined under “—Option to Extend Interest Payment Period”), if any, on December 15, 2065.
Interest

Fixed Rate Period
      Subject to any extension period, as described below, interest on the debentures will accrue from the date of initial issuance until December 15, 2015 at an annual rate equal to 6.75%, and will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2006.
      The amount of interest payable for any full interest payment period during the fixed rate period will be computed on the basis of a 360-day year of twelve 30-day months. Interest payment period refers to the semi-annual or quarterly period, as applicable. The amount of interest payable for any period shorter than a full interest payment period for which interest is computed, will be computed on the basis of 30-day months and, for periods of less than a 30-day month, the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). Interest not paid on any payment date during the fixed rate period will accrue and compound semi-annually at a rate per year equal to the rate of interest on the debentures until paid, subject to the conditions set out under “—Requirement to Extend Interest Payment Period.”

Floating Rate Period
      Subject to any extension period, as described below, from December 15, 2015 until December 15, 2065, interest on the debentures will accrue at an annual rate of 3-month LIBOR plus a margin equal to 266.5 basis points, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.
      Interest payments during the floating rate period will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to but excluding the interest payment date or maturity date, as the case may be. If a scheduled interest payment date is not a business day, then such interest payment date will be postponed to the next succeeding day that is a business day, except that if such business day is in the next succeeding calendar month, then such interest payment date will be the immediately preceding business day. Interest will accrue to the date that interest is actually paid, subject to the conditions set out under “—Requirement to Extend Interest Payment Period.”
      Interest not paid on any payment date during the floating rate period will accrue and compound quarterly at a rate per year equal to the from time to time then applicable rate of interest on the debentures to but excluding the next payment date and will be computed on the basis of a 360 day year and the actual number of days elapsed. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point.
      The calculation agent will calculate the floating rate and the amount of interest payable on each quarterly interest payment date relating to the floating rate period. Promptly upon such determination, the calculation agent will notify us and, if the trustee is not then serving as the calculation agent, the trustee, of the floating rate for the new quarterly interest payment period. The floating rate determined by the calculation agent, absent manifest error, will be binding and conclusive on us and the holders of the debentures and the trustee. The Bank of New York will initially act as the calculation agent.
      “3-month LIBOR,” with respect to an interest payment period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the second London banking day immediately preceding the first day of such interest payment period. The term “Telerate Page 3750” means the display on Bridge Telerate, Inc. on page 3750 or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.
      If 3-month LIBOR cannot be determined as described above, we will select four major banks in the London interbank market. We will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the second London banking day immediately preceding the first day of such interest payment period. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.
      If two or more quotations are provided, 3-month LIBOR for the interest payment period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, we will select three offered rates quoted by three major banks in New York City, on the second London banking day immediately preceding the first day of such interest payment period. The rates quoted will be for loans in U.S. dollars, for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. If fewer than three New York City banks selected by us are quoting rates, 3-month LIBOR for the applicable period will be the same as for the immediately preceding interest payment period or, if the immediately preceding interest payment period is a fixed rate interest payment period, the same as for the most recent quarter for which 3-month LIBOR can be determined.

      “Business day” means any day which is not a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.
      “London banking day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

Record Dates
      Interest is payable on each interest payment date to the person in whose name the debenture is registered at the close of business on the day next preceding the interest payment date. In the event the debentures will not continue to remain in book-entry only form or are not in the form of a global certificate, RGA will have the right to select record dates, which will be at least one business day before an interest payment date.
Subordination
      The payment of principal of and interest on the debentures will be, to the extent provided in the indenture, subordinated to the prior payment in full of all present and future senior indebtedness, as defined below.
      Subject to the qualifications described below, the term “senior indebtedness” includes principal of, and interest and premium, if any, on the following:

•	all indebtedness of RGA, whether outstanding on the date of the issuance of the debentures or thereafter created, incurred or assumed, which is for money borrowed (including, without limitation, the 5.75% Junior Subordinated Deferrable Interest Debentures due 2051 issued under the First Supplemental Indenture, dated as of December 18, 2001, to RGA’s Junior Subordinated Indenture dated as of December 18, 2001), or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	all obligations of RGA under leases required or permitted to be capitalized under generally accepted accounting principles;

•	any indebtedness of others of the kinds described in the first bullet point above for the payment of which RGA is responsible or liable as guarantor or otherwise; and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness.
      The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business, (2) any indebtedness which by its terms is expressly made equal in rank and payment with or subordinated to the debentures and (3) obligations by RGA owed to its subsidiaries.
      No direct or indirect payment, in cash, property or securities, by set-off or otherwise, may be made or agreed to be made on account of the debentures or interest thereon, or in respect of any repayment, redemption, retirement, purchase or other acquisition of the debentures, if:

•	RGA defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

•	an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on the debentures cease, is given to RGA by the holders of senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist.
      All present and future senior indebtedness, which will include, without limitation, interest accruing after the commencement of any proceeding, assignment or marshaling of assets described below, will first be paid in full before any payment, whether in cash, securities or other property, will be made by RGA on account of the debentures in the event of:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to RGA, its creditors or its property;

•	any proceeding for the liquidation, dissolution or other winding-up of RGA, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by RGA for the benefit of creditors; or

•	any other marshaling of the assets of RGA.
      In any such event, payments which would otherwise be made on the debentures will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full. If the payments on the debentures are in the form of RGA’s securities or those of any other corporation under a plan of reorganization or readjustment and are subordinated to outstanding senior indebtedness and to any securities issued with respect to such senior indebtedness under a plan of reorganization or readjustment, they will be made to the holders of senior indebtedness and then, if any amounts remain, to the holders of the debentures. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of the debentures by any act or failure to act on the part of RGA.
      In the event that, notwithstanding any of the foregoing prohibitions, the indenture trustee or the holders of the debentures receive any payment on account of or in respect of the debentures at a time when a responsible officer of the indenture trustee or such holder has actual knowledge that such payment should not have been made to it, the trustee or such holder will hold such payment in trust for the benefit of, and, upon written request, will pay it over to, the holders of the senior indebtedness or their agents or representatives, for application to the payment of all principal, premium, if any, and interest then payable with respect to any senior indebtedness.
      Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness.
      After payment in full of all present and future senior indebtedness, holders of the debentures will be subrogated to the rights of any holders of senior indebtedness to receive any further payments that are applicable to the senior indebtedness until all the debentures are paid in full. In matters between holders of the debentures and any other type of RGA’s creditors, any payments that would otherwise be paid to holders of senior indebtedness and that are made to holders of the debentures because of this subrogation will be deemed a payment by RGA on account of senior indebtedness and not on account of the debentures.
      Moreover, the indenture provides that a holder of debentures, by such holder’s acceptance of the debentures, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any debentures, whether voluntary or not, such holder of debentures will have no claim for, and thus no right to receive, unpaid mandatorily deferred interest (including compounded interest thereon) to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s debentures. We refer to the mandatorily deferred interest for which the holder has no claim pursuant to the limitations described in this paragraph as “foregone interest.”
      The indenture places no limitation on the amount of additional senior indebtedness that may be incurred by RGA. RGA expects from time to time to incur additional indebtedness constituting senior indebtedness.

      In addition to the contractual subordination provisions described above, the rights of the holders of the debentures will be structurally subordinated to all existing and future obligations of RGA’s subsidiaries. RGA is a holding company. As a result, we rely primarily on dividends or other payments from our direct and indirect operating subsidiaries, which generally are regulated insurance companies, to pay principal and interest on our outstanding debt obligations, and to make dividend distributions on our capital stock. See “Risk Factors—RGA is a holding company, and payments on the debentures will only be made from our earnings and assets, and not those of our subsidiaries” and “—Upon the occurrence of a bankruptcy, insolvency or receivership with respect to RGA, claims for payment may be limited” in this prospectus supplement and “Risk Factors—We are a holding company, and our ability to pay principal, interest and/or dividends on securities is limited” beginning on page 3 of the attached prospectus. Regulatory rules, and certain covenants contained in various debt agreements, may restrict our ability to withdraw capital from our subsidiaries by dividends, loans or other payments. We can also utilize investment securities maintained in our portfolio for these payments. The principal source of funds for our operating subsidiaries is from current operations.
      Due to the subordination provisions described above, in the event of our insolvency, funds which we would otherwise use to pay the holders of the debentures will be used to pay the holders of senior indebtedness to the extent necessary to pay the senior indebtedness in full. As a result of these payments, our general creditors may recover less, ratably, than the holders of our senior indebtedness and these general creditors may recover more, ratably, than the holders of the debentures, which are subject to the risks described in “Risk Factors—The debentures are effectively subordinated to substantially all of our other debt” and “—Upon the occurrence of a bankruptcy, insolvency or receivership with respect to RGA, claims for payment may be limited.” In addition, the holders of our senior indebtedness may, under certain circumstances, restrict or prohibit us from making payments on the debentures. As of September 30, 2005, after giving effect to this offering, we would have had approximately $961.5 million of indebtedness, including approximately $561.5 million that is senior in priority to the debentures.
      In addition, because RGA is a holding company, its principal assets consist of the stock of its operating subsidiaries and absent any additional capital raising or borrowing, its principal cash flow would be derived from dividends and other distributions or loans from its operating subsidiaries. Therefore, RGA’s ability to service its debt, including the debentures, will be dependent upon the earnings of these subsidiaries and their ability to distribute those earnings as dividends or make loans or other payments to RGA. In addition, regulatory restrictions may limit these payments. Our insurance company subsidiaries are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to us. See “Business—Corporate Structure”, “—Regulation” and “—Restrictions on Dividends and Distributions” in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference in the attached prospectus.
      As a result of RGA being a holding company, the debentures will be structurally subordinated to all of RGA’s subsidiaries’ existing and future obligations. RGA only has a stockholder’s claim in the assets of its subsidiaries. This stockholder’s claim is junior to claims that creditors and reinsurance contract holders of RGA’s subsidiaries have against those subsidiaries. Holders of the debentures will only be creditors of RGA, and such holders will not be creditors of RGA’s subsidiaries, where most of RGA’s consolidated assets are located. All of RGA’s subsidiaries’ existing and future liabilities, including any claims of trade creditors, claims under reinsurance contracts, debt obligations and other liabilities and third-party preferred shareholders, will be effectively senior to the debentures. As of September 30, 2005, the total liabilities of our subsidiaries were approximately $12.6 billion. See “Business—Default or Liquidation” in our Annual Report on Form 10-K for the year ended December 31, 2004, “Risk Factors—RGA is a holding company, and payments on the debentures will only be made from our earnings and assets, and not those of our subsidiaries” in this prospectus supplement and “Risk Factors—We are a holding company, and our ability to pay principal, interest and/or dividends on securities is limited” beginning on page 3 of the attached prospectus.

Redemption
      We may, at our option, redeem the debentures:

•	in whole or in part, on or after December 15, 2015 at the par redemption amount; provided that if the debentures are not redeemed in whole, at least $50 million aggregate principal amount of the debentures (excluding any debentures held by us or any of our affiliates) remains outstanding after giving effect to such redemption; or

•	in whole, prior to December 15, 2015, at a cash redemption price of the greater of (i) the par redemption amount and (ii) the make-whole redemption amount.
      We may not redeem fewer than all outstanding debentures unless all accrued and unpaid interest, together with any compounded interest, has been paid in full for all interest payment periods terminating on or before the redemption date.
      As used in this section:

“Comparable treasury issue” means the U.S. Treasury security selected by the quotation agent as having a term comparable to the period from the redemption date to December 15, 2015 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a term comparable to such period.

“Comparable treasury price” means, with respect to a redemption date (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“H.15(519)” means the weekly statistical release designated as such, or any successor publication, published by the Federal Reserve System Board of Governors, available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/H15/ or any successor site or publication. We make no representation or warranty as to the accuracy or completeness of the information displayed on such website, and such information is not incorporated by reference herein and should not be considered a part of this prospectus supplement.

The “make-whole redemption amount” will be equal to:

•	the sum of the present value of the aggregate principal amount outstanding of the debentures on the interest payment date falling on December 15, 2015 together with the present values of scheduled semi-annual interest payments from the date fixed for redemption through and including the interest payment date on December 15, 2015, in each case discounted to the date fixed for redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate;

•	plus, (x) in the case of a tax event, 50 basis points, and (y) in the case of a redemption for any other reason, 35 basis points, plus, in each case, any accrued and unpaid interest, together with any compounded interest to the date of redemption, as calculated by the quotation agent.

“Par redemption amount” means, with respect to the debentures, a cash redemption price of 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest, together with any compounded interest, on such debentures to the redemption date.

“Quotation agent” means one of the reference treasury dealers appointed by us.

“Reference treasury dealer” means (1) Morgan Stanley & Co. Incorporated and (2) any additional primary U.S. government securities dealers in New York City (each, a “primary treasury dealer”) selected by us and their successors, provided, however, that if any of them ceases to be a primary treasury dealer we will substitute another primary treasury dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Tax event” means, with respect to the debentures, the receipt by us of an opinion of counsel, rendered by a law firm with experience in such matters, to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, (b) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, or (c) a threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, which amendment or change is effective or which pronouncement or decision is announced or which challenge occurs on or after the date of issuance of the debentures, there is more than an insubstantial increase in the risk that interest accruing or payable by us on the debentures is not or, at any time subsequent to our receipt of such opinion, will not be, wholly deductible by us for United States federal income tax purposes.

With respect to any redemption of debentures as a result of a tax event, the date fixed for such redemption will be within 180 days following the occurrence of the tax event; provided, however, that if at the time RGA is able to eliminate, within the 180 day period, the tax event by taking some ministerial action that has no adverse effect on RGA or the holders of the debentures, RGA will pursue such action in lieu of redemption. RGA will have no right or obligation to redeem the debentures while it is pursuing such measure.

“Treasury rate” means the yield, under the heading that represents the average for the week immediately prior to the redemption date, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the end of the relevant interest payment period, yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). If such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, “treasury rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. The treasury rate will be calculated on the third business day preceding the redemption date.
      We will mail, or cause the indenture trustee to mail, notice of every redemption of debentures by first class mail, postage prepaid, addressed to the holders of record of the debentures to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of debentures designated for redemption will not affect the redemption of any other debentures. Each notice will state (i) the redemption date; (ii) the redemption price; (iii) that the debentures are being redeemed pursuant to the indenture or the terms of the debentures together with the facts permitting such redemption; (iv) if less than all outstanding debentures are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular debentures to be redeemed;

(v) the place or places where the debentures are to be redeemed; and (vi) that interest on the debentures to be redeemed will cease to accrue on the redemption date.
      Any debentures to be redeemed pursuant to the aforementioned notice will, on the date fixed for redemption, become due and payable at the redemption price. From and after such date such debentures will cease to bear interest. Upon surrender of any such debentures for redemption in accordance with said notice, such debentures will be paid by RGA at the redemption price, subject to certain conditions. If any debentures called for redemption are not so paid upon surrender thereof for redemption, the redemption price will, until paid, bear interest from the redemption date at the rate prescribed therefor in the debentures. Any debentures redeemed only in part will be surrendered in accordance with the provisions of the indenture. In exchange for the unredeemed portion of such surrendered debentures, new debentures in an aggregate principal amount equal to the unredeemed portion will be issued.

Debenture Replacement Intention
      If we redeem any debentures prior to their maturity date, as described above under “—Redemption,” we intend to redeem such debentures only to the extent that the aggregate principal amount of debentures to be redeemed is equal to or less than the net proceeds we have received during the six months prior to the date of such redemption from the new issuance of qualifying securities.
      As used in this section, “qualifying securities” means: (i) our capital stock or (ii) other securities or combinations of securities which, as determined in good faith by our board of directors, rank equally with or junior to the debentures and have a term of comparable duration, comparable deferral features and replacement intent provisions comparable to those described in the preceding paragraph, except that if we issue securities to any of our subsidiaries, such securities will be deemed to be qualifying securities only if such subsidiary receives net proceeds in an equal or greater amount from the contemporaneous issuance to a person other than us or our other subsidiaries of securities having the characteristics described above, as determined in good faith by our board of directors.
Option to Extend Interest Payment Period
      As long as no event of default with respect to the debentures or mandatory deferral event, as described below, has occurred and is continuing, RGA will have the right, at any time, and from time to time during the term of the debentures to defer payments of interest by extending the interest payment period for an extension period not exceeding ten years, during which extension period deferred interest will not be due and payable but will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the from time to time then applicable rate of interest on the debentures; provided that no such extension period may end on a date other than an interest payment date or extend beyond the stated maturity. At the end of any extension period, RGA will be required to pay all deferred interest then accrued and unpaid, together with interest thereon, to the extent permitted by applicable law, compounded semi-annually or quarterly, as applicable, at the from time to time then applicable rate of interest on the debentures, which we refer to as “compounded interest.” Prior to the termination of any such extension period, RGA may further extend such extension period, provided that such extension period, together with all such previous and further extensions, will be considered part of the same extension period and may not exceed ten years or extend beyond the stated maturity of the debentures or end on a date other than an interest payment date. Upon the termination of any extension period and the payment of all amounts then due, RGA may commence a new extension period, subject to the above requirements, there being no limit to the number of such new extension periods that RGA may begin. No interest during an extension period, except at the end thereof (which will be deemed to occur upon any redemption or upon the acceleration of the maturity of the debentures), will be payable. RGA has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the debentures.
      Any interest payment made will first be allocated to payment of the interest due on that interest payment date. Any payment of interest in excess of the amount of the interest due on that payment date will be applied first against any then existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid interest payment date, and then against any accrued and unpaid compounded interest. Only when all accrued and unpaid interest, together with any compounded interest, has been paid will any deferred interest payment periods no longer be included for purposes of calculating the limitations on extension periods referred to in this section and below under “—Requirement to Extend Interest Payment Period.”
      RGA will give notice of its election of such optional extension period to the holders at least ten business days before the first interest payment date during such extension period.
Requirement to Extend Interest Payment Period
      If and to the extent that a mandatory deferral event has occurred and is continuing, RGA must defer payments of interest on the debentures, thereby extending the interest payment period during such deferral, except to the extent that interest on the debentures is paid through the alternative coupon satisfaction mechanism, as described below under “—Alternative Coupon Satisfaction Mechanism.” We refer to such interest as “mandatorily deferred interest.”
      “Mandatory deferral event” means a determination by us that one of the following conditions exists as of any interest payment date:

(i) the risk-based capital ratio, as defined below, for any covered reinsurance subsidiary, as defined below, is less than 175% of the company action level for such subsidiary, in each case based on the most recent annual financial statements that such subsidiary has filed with applicable state insurance commissioners (annual statements for a year are generally required to be filed on or before March 1 of the following year); or

(ii) (x) the trailing four quarters consolidated net income amount, as defined below, for the period ending on the quarter that is two quarters prior to the most recently completed quarter prior to such interest payment date is zero or a negative amount, and (y) the adjusted stockholders’ equity amount, as defined below, as of the most recently completed quarter and as of the end of the quarter that is two quarters before the most recently completed quarter has declined by 10% or more as compared to the adjusted stockholders’ equity amount at the end of the benchmark quarter, which is the quarter that is ten quarters prior to the most recently completed quarter.
      If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, RGA’s consolidated net income is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, such consolidated net income will be calculated on a pro forma basis as if such change had not occurred.
      If, because of a change in GAAP that results in a cumulative effect of a change in an accounting principle or a restatement, the adjusted stockholders’ equity amount as of a quarter end is higher or lower than it would have been absent such change, then for purposes of making the calculations described in clause (ii) above, commencing with the fiscal quarter for which such change in GAAP becomes effective, the adjusted stockholders’ equity amount will be calculated on a pro forma basis as if such change had not occurred.
      If a mandatory deferral event has occurred and is continuing for one year, and so long as such mandatory deferral event is continuing, RGA will thereafter be required to use commercially reasonable efforts to satisfy any interest accrued and unpaid, including any compounded interest, using the alternative coupon satisfaction mechanism, except upon an event of default with respect to the debentures. See “—Alternative Coupon Satisfaction Mechanism.” Any deferred interest that is accrued and unpaid during the mandatory extension of an interest payment period will continue to accrue and compound semi-annually or quarterly, as applicable, to the extent permitted by applicable law, at the from time to time then applicable rate of interest on the debentures. In no event will any extension period, whether optional, mandatory or any combination thereof (whether or not consecutive), exceed ten years or extend beyond the stated maturity date. Only when all accrued and unpaid interest, together with any compounded interest, has been paid will any deferred interest payment periods no longer be included for purposes of calculating the limitations on extension periods referred to in this section and previously in “—Option to Extend Interest Payment Period.”
      In the event that a mandatory deferral event is no longer continuing, subsequent interest may be paid in cash. Notwithstanding the foregoing, any unpaid interest, together with any compounded interest, that accrued during the continuance of a mandatory deferral event may only be satisfied using the alternative coupon satisfaction mechanism except upon an event of default with respect to the debentures; provided, however, that any accrued and unpaid interest will in all events be due and payable upon maturity of the debentures, except for foregone interest if there are certain events of bankruptcy, insolvency or receivership, whether voluntary or not, with respect to RGA prior to the maturity or redemption of the debentures. See “—Limitation on Claims in the Event of our Bankruptcy, Insolvency or Receivership.”
      By not later than the 15th day prior to each payment date for which the interest payment period is being extended by reason of a mandatory deferral event, RGA will give notice of such extension to the holders of the debentures. Such notice, in addition to stating that interest payments will be deferred, will, depending on which condition is relied upon in determining that a mandatory deferral event has occurred, set forth either (x) the covered reinsurance subsidiary’s risk-based capital ratio or (y) the trailing four quarters consolidated net income amount and the adjusted stockholders’ equity amount, as applicable, and the extent to which these amounts must increase in order for payments of interest to resume.
      If any of the conditions for mandatory deferral exist as of any interest payment date, the restrictions on interest payments will continue until RGA is able again to satisfy both tests for an interest payment date. In addition, in the case of a restriction arising under clause (ii) above, the restrictions on interest payments will continue until RGA no longer triggers the conditions for mandatory deferral in clauses (i) and (ii) above for an interest payment date and RGA’s adjusted stockholders’ equity amount has increased or has declined by less than 10%, in either case as compared to the adjusted stockholders’ equity amount at the end of the benchmark quarter for each interest payment date as to which interest payment restrictions were imposed under clause (ii) above. For example, if RGA triggers a restriction based on clause (ii) above for three consecutive interest payment dates, RGA would be able to pay interest on the debentures on the fourth interest payment date only if, as of the related interest payment date:

•	RGA no longer triggered such restrictions as a result of the conditions of clauses (i) and (ii) above for that fourth interest payment date, and

•	RGA’s adjusted stockholders’ equity amount as of the last completed quarter prior to that interest payment date had increased from, or was less than 10% below, its level at the end of the benchmark quarter for each of the prior three interest payment dates for which interest payments were restricted under clause (ii) above. In effect, RGA’s adjusted stockholders’ equity amount as of the most recently completed quarter prior to that interest payment date would have to be greater than, or less than 10% below, its level as of the end of not only the tenth quarter, but also each of the eleventh, twelfth and thirteenth quarters, preceding the most recently completed quarter.
      As used in this section:
      “Adjusted stockholders’ equity amount” means, as of any quarter end, the stockholders’ equity of RGA as reflected on RGA’s consolidated GAAP balance sheet as of such quarter end, minus accumulated other comprehensive income as reflected on such consolidated balance sheet.
      “Covered reinsurance subsidiary” means each of RGA’s U.S. operating reinsurance subsidiaries; provided, however, that covered reinsurance subsidiary will not include any special purpose captive reinsurance subsidiary. Currently, RGA’s principal U.S. operating reinsurance subsidiary, RGA Reinsurance Company, is the only covered reinsurance subsidiary.

      “GAAP” means, at any date or for any period, U.S. generally accepted accounting principles as in effect on such date or for such period.
      “Risk-based capital ratio” means a ratio that insurance companies are required to calculate and report to their regulators as of the end of each year in accordance with prescribed procedures. The ratio measures the relationship of the insurance company’s “total adjusted capital,” calculated in accordance with those prescribed procedures, relative to a standard that is determined based on the magnitude of various risks present in the insurer’s operations.
      The National Association of Insurance Commissioners’ model risk-based capital, or “RBC,” law sets forth the RBC levels, ranging from the company action level to the mandatory control level, at which certain corrective actions are required and at which a state insurance regulator is authorized and expected to take regulatory action. The highest RBC level is known as the “company action level.” If an insurance company’s total adjusted capital is higher than the company action level, no corrective action is required to be taken. At progressively lower levels of total adjusted capital, an insurance company faces increasingly rigorous levels of corrective action, including the submission of a comprehensive financial plan to the insurance regulator in its state of domicile, a mandatory examination or analysis of the insurer’s business and operations by the regulator and the issuance of appropriate corrective orders to address the insurance company’s financial problems, and, at the lowest levels, either voluntary or mandatory action by the regulator to place the insurer under regulatory control. The company action level is twice the level (known as the “authorized control level”) below which the regulator is authorized (but not yet required) to place the insurance company under regulatory control.
      “Trailing four quarters consolidated net income amount” means, for any fiscal quarter, the sum of our consolidated GAAP net income for the four fiscal quarters ending as of the last day of such fiscal quarter.
Certain Restrictions During Extension Period
      During any optional or mandatory extension period, as described above, and until such time as all accrued but unpaid interest, together with any compounded interest, is paid in full, RGA will not, and will not permit any subsidiary to:

•	declare or pay any dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of RGA, other than:

(1) purchases of the capital stock of RGA in connection with employee or agent benefit plans or the satisfaction of its obligations under any contract or security then outstanding requiring RGA to purchase capital stock or under any dividend reinvestment plan;

(2) in connection with the reclassifications of any class or series of RGA’s capital stock, or the exchange or conversion of one class or series of RGA’s capital stock for or into another class or series of our capital stock;

(3) the purchase of fractional interests in shares of RGA’s capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(4) dividends or distributions in RGA’s capital stock, or rights to acquire common stock, or repurchases or redemptions of common stock solely from the issuance or exchange of common stock;

(5) any declaration of a dividend in connection with the implementation of a shareholders rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

(6) acquisitions of RGA’s common stock in connection with acquisitions of businesses made by RGA (which acquisitions are made by RGA in connection with the satisfaction of indemnification obligations of the sellers of such businesses).

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by RGA that rank equally with or junior to the debentures, other than any payment, repurchase or redemption in respect of debt securities that rank equally with the debentures (“parity debt securities”) made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such parity debt securities, on the one hand, and (2) accrued and unpaid amounts on the debentures, on the other hand; and

•	make any guarantee payments with respect to any guarantee by RGA of the debt securities of any subsidiary, if such guarantee ranks equally with or junior to the debentures, other than any payment in respect of guarantees that rank equally with the debentures (“parity guarantees”) made ratably and in proportion to the respective amount of (1) accrued and unpaid amounts on such parity guarantees, on the one hand, and (2) accrued and unpaid amounts on the debentures, on the other hand.

Alternative Coupon Satisfaction Mechanism
      During the one year period immediately following the occurrence of a mandatory deferral event we may satisfy, and after such period we must (except upon an event of default with respect to the debentures) use commercially reasonable efforts, as defined below, to satisfy, our obligation to pay interest on the debentures by selling common stock, the sale of which will provide a cash amount to be paid to the holders of the debentures in satisfaction of accrued but unpaid interest, together with any compounded interest. The net proceeds received by RGA from the issuance of common stock (i) during the 180 days prior to any interest payment date on which we intend to use the alternative coupon satisfaction mechanism and (ii) designated by RGA at or before the time of such issuance as available to pay interest on the debentures will, at the time such proceeds are delivered to the indenture trustee to satisfy the relevant interest payment, be deemed to satisfy RGA’s obligations to pay interest on the debentures pursuant to the alternative coupon satisfaction mechanism.
      “Commercially reasonable efforts” to sell our common stock means commercially reasonable efforts to complete the offer and sale of our common stock to third parties that are not subsidiaries of ours in public offerings or private placements, provided that we will be deemed to have used such commercially reasonable efforts during a market disruption event, as defined below, regardless of whether we make any offers or sales during such market disruption event.
      A “market disruption event” means the occurrence, or existence of any of the following events or sets of circumstances:

•	trading in securities generally on the New York Stock Exchange, the American Stock Exchange, the Nasdaq Stock Market or any other national securities, futures or options exchange or in the over-the- counter market, or trading in any of our securities (or any options or futures contracts related to our securities) on any exchange or in the over-the-counter market, is suspended or the settlement of such trading generally is materially disrupted or minimum prices are established on any such exchange or such market by the Securities and Exchange Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction;

•	a material disruption or banking moratorium occurs or has been declared in commercial banking or securities settlement or clearance services in the United States;

•	there is such a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States is such, as to make it, in our judgment, impracticable to proceed with the offer and sale of our common stock; or

•	an event occurs and is continuing as a result of which the offering document for such offer and sale of securities would, in our judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and either (1) the disclosure of that event at such time, in our judgment, would have a material adverse effect on our business or (2) the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, provided that no single suspension period contemplated by this bullet may exceed 90 consecutive days and multiple suspension periods contemplated by this bullet may not exceed an aggregate of 180 days in any 360-day period.

      Any interest payment made pursuant to the alternative coupon satisfaction mechanism will first be allocated to payment of the interest due on that payment date. Any payment of interest in excess of the amount of the interest due on that payment date will be applied first against any then existing accrued and unpaid interest, in chronological order beginning with the earliest unpaid interest payment date, and then against any accrued and unpaid compounded interest. Only when all accrued and unpaid interest, together with any compounded interest, has been paid will any deferred interest payment periods no longer be included for purposes of calculating the limitations on extension periods. In the event that RGA extends the interest payment period on the debentures and on other securities that rank equally with the debentures and contain similar requirements to pay mandatorily deferred interest pursuant to the alternative coupon satisfaction mechanism, RGA will apply any net proceeds so raised on a pro rata basis towards its obligations to pay interest on the debentures and such equally ranking securities.
Limitation on Claims in the Event of our Bankruptcy, Insolvency or Receivership
      The indenture provides that a holder of debentures, by such holder’s acceptance of the debentures, agrees that in certain events of our bankruptcy, insolvency or receivership prior to the maturity or redemption of any debentures, whether voluntary or not, such holder of debentures will have no claim for, and thus no right to receive, unpaid mandatorily deferred interest (including compounded interest thereon) to the extent the amount of such interest exceeds 25% of the then outstanding principal amount of such holder’s debentures.
Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers
      The provisions of the indenture relating to RGA’s possible consolidation, merger, conveyance, sale of assets and other transfers will apply to the debentures. You should refer to the description of these provisions under “Description of Debt Securities of RGA—Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers” in the attached prospectus.
Indenture Events of Default
      An event of default with respect to the debentures means:

•	default for 30 calendar days in the payment of any interest on the debentures when it becomes due and payable (whether or not such payment is prohibited by the subordination provisions); however, a default under this provision will not arise if we have properly deferred the interest in connection with an optional or mandatory extension period, if applicable. In no event will any extension period, whether optional, mandatory or any combination thereof, exceed ten years (see “—Option to Extend Interest Payment Period” and “—Requirement to Extend Interest Payment Period”);

•	default in the payment of the principal of, and premium, if any, on the debentures when due; or

•	certain events of bankruptcy, insolvency or receivership, whether voluntary or not.
      Indenture events of default with respect to the debentures, which replace the events of default described in “Description of Debt Securities of RGA—Events of Default” in the attached prospectus, do not include failure to comply with or breach of our other covenants in the indenture with respect to the debentures (a “covenant default”), including the covenant to sell common stock through the alternative coupon satisfaction mechanism to meet deferred interest payment obligations. Accordingly, a covenant default will not result in the acceleration of payment of the debentures. Although a covenant default will not constitute an event of default, it will otherwise constitute a default under the indenture and could give rise to a claim against us relating to the specific breach; however, the remedy of holders of the debentures may be limited to direct monetary damages (if any). A covenant default will only give rise to possible remedies if it continues for 90 days after delivery of specified notice.
      Holders of the debentures may not themselves institute a proceeding against RGA on account of a covenant default unless, among other things, the indenture trustee fails to institute such a proceeding, subject to the terms of the indenture. However, the holders of a majority in principal amount of the debentures may direct the indenture trustee to bring such a proceeding if a covenant default continues for a period of 90 days after delivery of specified notice to us from the indenture trustee or to us and the indenture trustee from the holders of a majority in principal amount of the debentures, subject to the terms of the indenture. Except with respect to covenants relating to our obligation to file periodic or other reports and an annual statement with respect to indenture defaults, the indenture will not require the indenture trustee to take any action in case of a covenant default (other than to give notice of such default to the holders of the debentures under certain circumstances, as described below) unless so directed by the holders. In the case of a covenant default resulting from our failure or breach in regards to our obligation under the indenture to file periodic or other reports or the annual statement with respect to defaults, such covenant default, after its continuance for 90 days after delivery of such specified notice, will be treated under the indenture as if it were an event of default with respect to the debentures, and the indenture trustee will have all of the rights, duties and obligations, and the holders of the debentures will have all of the rights, in respect of such covenant default as if such covenant default were such an event of default, except that there will be no right to accelerate the payment of the debentures.
      Section 5.7 of the indenture, which will apply to both events of default and covenant defaults, provides that holders only have the right to institute a direct action against us upon compliance with certain conditions specified in the indenture. These conditions include, among other things, prior notice by the requisite percentage of holders, offer of indemnification to the indenture trustee, and failure of the indenture trustee to act for 60 days.
      Within 90 days after a default, the indenture trustee must give to the holders of the debentures notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the indenture trustee may withhold such notice if it determines that such withholding is in the interest of such holders.
      If an event of default occurs in respect of any outstanding debentures, the indenture trustee or the holders of at least 25% in principal amount of the outstanding debentures may declare the principal amount, premium, if any and all unpaid and accrued interest (other than foregone interest in case of certain events of bankruptcy, insolvency or receivership, whether voluntary or not) to be due and payable immediately by written notice thereof to us, and to the indenture trustee if given by the holders of the debentures, subject to the terms of the indenture. However, the payment of principal, premium, if any, and interest on the debentures will remain subordinated to the extent provided in the indenture. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the debentures may, subject to specified conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or premium, if any, or interest on the debentures have been cured or waived as provided in the indenture. See “—Modification, Waiver, Meetings and Voting—Waiver of Default” in this prospectus supplement.
Defeasance; Satisfaction and Discharge
      The defeasance, satisfaction and discharge provisions of the indenture will apply to the debentures. You should refer to the description of these provisions under “Description of Debt Securities of RGA—Defeasance; Satisfaction and Discharge” in the attached prospectus.

Modification, Waiver, Meetings and Voting

Modification of Indenture
      The modification provisions of the indenture will apply to the debentures. You should refer to the description of these provisions under “Description of Debt Securities of RGA—Modification or Amendment of the Indentures” in the attached prospectus.

Waiver of Default
      The holders of not less than a majority in aggregate principal amount of the debentures then outstanding may, on behalf of the holders of all debentures, waive any past default under the indenture except a default in the payment of principal, premium, if any, or any interest on the debentures and a default in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of each holder of the debentures then outstanding.

Meetings and Voting
      A meeting with respect to the debentures may be called at any time by the indenture trustee, and will be called upon request, by RGA, pursuant to a resolution of its board of directors or the holders of at least 20% in aggregate principal amount of the debentures then outstanding. Any request, demand, authorization, direction, notice, consent, waiver or other action provided by the indenture to be given or taken by holders of the debentures may be embodied in one or more instruments of substantially similar tenor signed by such holders in person or by an agent or proxy duly appointed in writing; and, except as otherwise expressly provided in the indenture, such action will become effective when such instrument or instruments are delivered to the indenture trustee and, where expressly required, to RGA. Whenever holders of a specified percentage in aggregate principal amount of the debentures may take any act, such act may be evidenced by:

•	instruments executed by holders;

•	the record of holders voting in favor thereof at any meeting of such holders; or

•	a combination of such instruments and any such record of such a meeting of holders.
Governing Law
      The indenture and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.
Book-Entry Debt Securities
      The Depository Trust Company, or DTC, will act as securities depository for the debentures. The debentures will be issued as fully-registered securities in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC. This means that certificates will not be issued to each holder of the debentures. One or more certificates in fully registered form will be issued in an aggregate principal amount of the debentures, and will be deposited with DTC. See “Description of Debt Securities of RGA—Book-Entry Debt Securities” in the attached prospectus.
About the Trustee
      The Bank of New York is the indenture trustee and will be the principal paying agent and registrar for the debentures. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York or its affiliates. For example, The Bank of New York is a lender under our principal credit agreement, trustee of the indentures relating to our 6 3/4% notes due 2011 and the trustee for the trust and underlying junior subordinated debentures relating to our PIERS units, and provides other banking and financial services to us.

      If the trustee is or becomes one of our creditors, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claims as security or otherwise. The trustee will be permitted to engage in other transactions. However, if after a specified default has occurred and is continuing, it acquires or has a conflicting interest (such as continuing to serve as trustee with respect to outstanding senior notes or PIERS units or continuing to be a creditor of RGA in certain circumstances), it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as a trustee or resign.
      The trustee may resign or be removed with respect to one or more series of debt securities under the indenture, and a successor trustee may be appointed to act with respect to such series.
Miscellaneous
      RGA will have the right at all times to assign any of its respective rights or obligations under the indenture to a direct or indirect wholly owned subsidiary of RGA; provided that, in the event of any such assignment, RGA will remain liable for all of its respective obligations. Subject to the foregoing, the indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The indenture provides that it may not otherwise be assigned by the parties thereto.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      The following is a general discussion of the material U.S. federal income tax considerations relating to the ownership and disposition of the debentures by U.S. holders, as defined below. This discussion only applies to debentures that are held as capital assets by U.S. holders who purchase the debentures in the initial offering at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the debentures are sold for money. This discussion does not describe all of the material tax considerations that may be relevant to U.S. holders in light of their particular circumstances or to U.S. holders subject to special rules, such as certain financial institutions, insurance companies, tax-exempt entities, certain former citizens or residents of the U.S., dealers and traders in securities, persons holding the debentures as part of a hedge, straddle or other integrated transaction or persons whose functional currency is not the U.S. dollar. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any U.S. federal estate, gift or alternative minimum tax considerations. This discussion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.
      As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of a debenture that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S. or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust which respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 1, 1996 and were treated as domestic trusts on that date.
      If an entity treated as a partnership for U.S. federal income tax purposes holds the debentures, the tax treatment of the partnership and its partners will generally depend on the status and activities of the partnership and its partners. A prospective purchaser of the debentures that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations of the ownership and disposition of the debentures.
      Payments on the debentures to persons who are not “United States persons” for U.S. federal income tax purposes may be subject to U.S. withholding tax. A prospective purchaser of the debentures who is not a United States person should consult its own tax adviser regarding such possibility.
      Persons considering the purchase of the debentures should consult their own tax advisers as to the U.S. federal income tax considerations relating to the ownership and disposition of the debentures in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.
Classification of the Debentures
      The determination of whether a security should be classified as indebtedness or equity for U.S. federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the U.S. federal income tax treatment of securities similar to the debentures. Based upon its analysis of the relevant facts and circumstances, including certain assumptions made by them and representations provided by us to them, Debevoise & Plimpton LLP, our special tax counsel, will provide us with its opinion that, although the matter is not free from doubt, under then current law the debentures should be treated as indebtedness for U.S. federal income tax purposes. Such opinion is not binding on the Internal Revenue Service, or the “IRS,” or any court and there can be no assurance that the IRS or a court will agree with such opinion. We agree, and by acquiring an interest in a debenture each beneficial owner of a debenture will agree, to treat the debentures as indebtedness for U.S. federal income tax purposes, and the remainder of this discussion assumes such treatment. U.S. holders should consult their own tax advisers regarding the tax consequences if the debentures are not treated as indebtedness for U.S. federal income tax purposes.
Payments of Interest
      It is expected, and assumed for purposes of this discussion, that the debentures will be issued at par and therefore, subject to the discussion below, will not be treated as issued with original issue discount for U.S. federal income tax purposes.
      U.S. Treasury regulations provide that the possibility that interest on the debentures might be deferred could result in the debentures being treated as issued with original issue discount, unless the likelihood of such deferral is remote. We believe that the likelihood of interest deferral, optional or mandatory, is remote and therefore that the possibility of such deferral will not result in the debentures being treated as issued with original issue discount. Accordingly, interest paid on the debentures should be taxable to a U.S. holder as ordinary interest income at the time it accrues or is received in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. However, there can be no assurance that the IRS or a court will agree with this position. If the possibility of interest deferral were determined not to be remote, or if interest were in fact deferred, the debentures would be treated as issued with original issue discount at the time of issuance, or at the time of such deferral, as the case may be, and all stated interest, or if interest is in fact deferred all stated interest due after such deferral, would be treated as original issue discount. In such case, a U.S. holder would be required to include such stated interest in income as it accrues, regardless of its regular method of accounting, using a constant yield method, before such U.S. holder receives any payment attributable to such income, but would not separately report the actual cash payments of interest on the debentures as taxable income.
Potential Contingent Payment Debt Instrument Treatment
      Under certain circumstances, following certain events of our bankruptcy, insolvency or receivership, we will have no obligation to pay foregone interest. See “Description of the Debentures—Limitation on Claims in the Event of our Bankruptcy, Insolvency or Receivership” above. This potential foregone interest could result in the debentures being treated as “contingent payment debt instruments” under U.S. Treasury regulations, unless the likelihood of foregone interest is remote. We believe that the likelihood of foregone interest is remote and therefore that the debentures will not be treated as contingent payment debt instruments. However, there can be no assurance that the IRS or a court will agree with this position. If the debentures were treated as contingent payment debt instruments, the regulations would generally require U.S. holders to treat any gain recognized on the sale or other disposition of the debentures as ordinary income rather than as capital gain. Furthermore, in that event the regulations would require U.S. holders, regardless of their regular method of accounting, to accrue interest income on a constant yield basis at an assumed yield determined at the time of the issuance of the debentures, with adjustments to such accruals when any contingent payments were made that differed from the payments calculated based on the assumed yield. U.S. holders should consult their own tax advisers regarding the possible application of the contingent payment debt instrument regulations to the debentures. The remainder of this discussion assumes that the contingent payment debt instrument regulations do not apply to the debentures.
Sale, Exchange, Redemption or Retirement of the Debentures
      Upon the sale, exchange, redemption or retirement of a debenture, a U.S. holder will generally recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or retirement and such U.S. holder’s adjusted tax basis in the debenture. For these purposes, the amount realized does not include any amount attributable to accrued but unpaid interest, which will constitute ordinary income if not previously included in income. Gain or loss realized on the sale, exchange, redemption or retirement of a debenture will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, redemption or retirement the debenture has been held by such U.S. holder for more than one year. A U.S. holder that is an individual is generally entitled to preferential treatment for net long-term capital gains. The ability of a U.S. holder to deduct capital losses is limited.
Backup Withholding and Information Reporting
      Information reporting requirements generally apply in connection with payments on the debentures to, and the proceeds from a sale or other disposition of the debentures by, non-corporate U.S. holders. A U.S. holder will be subject to backup withholding tax on these payments if the U.S. holder fails to provide its taxpayer identification number to the paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a U.S. holder will be allowed as a credit against such U.S. holder’s U.S. federal income tax liability and may entitle such U.S. holder to a refund, provided that the required information is furnished to the IRS.

UNDERWRITERS
      Under the terms and subject to the conditions contained in an underwriting agreement dated December 5, 2005, the underwriters named below, for whom Morgan Stanley & Co. Incorporated is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the debentures set forth opposite their names below:

Principal
Name	amount

Morgan Stanley & Co. Incorporated	$240,000,000
Lehman Brothers Inc.	160,000,000

Total	$400,000,000
      The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the debentures are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the debentures if any debentures are taken.
      The underwriters initially propose to offer part of the debentures directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.5% of the principal amount of the debentures. After the initial offering of the debentures, the offering price and other selling terms may from time to time be varied by the representative.
      We have agreed not to offer, sell or otherwise transfer, directly or indirectly, any of our debt securities with a maturity of three or more years or any securities convertible or exchangeable into our debt securities for a period of 30 days from the date of this prospectus supplement.
      The aggregate proceeds to us are set forth on the cover page hereof before deducting our expenses in offering the debentures. We estimate that we will spend approximately $1.5 million for printing, rating agency, trustees and legal fees and other expenses allocable to the offering.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.
      The debentures are offered for sale only in those jurisdictions in the United States where it is legal to make such offers.
      We have been advised by the underwriters that they intend to make a market in the debentures but they are not obligated to do so and may discontinue any such market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the debentures.
      The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of such customers.
      In order to facilitate the offering of the debentures, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debentures. Specifically, the underwriters may sell more debentures than they are obligated to purchase in connection with the offering of the debentures, creating a naked short position for their own account. The underwriters must close out any naked short position by purchasing debentures in the open market. A naked short position is more likely to be created if the stabilizing manager is concerned that there may be downward pressure on the price of the debentures in the open market after pricing that could adversely affect investors who purchase debentures in the offering. As an additional means of facilitating the offering of debentures, the underwriters may bid for, and purchase, these debentures in the open market to stabilize the price of these debentures. Finally, the underwriters may also reclaim selling concessions allowed to an underwriter or a dealer for distributing these debentures in the offering, if the underwriters repurchase previously distributed debentures to cover short positions or to stabilize the price of these debentures. Any of these activities may raise or maintain the market price of these debentures above independent market levels or prevent or retard a decline in the market price of these debentures. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
      From time to time, certain of the underwriters have provided, and may provide, various financial advisory or investment banking services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. The underwriters may, from time to time, engage in transactions with or perform services for us in the ordinary course of business. In addition, we expect that Morgan Stanley & Co. Incorporated will enter into an agreement with us to effect the accelerated share repurchase program referred to under “Use of Proceeds.”

LEGAL MATTERS
      The validity of the junior subordinated debentures will be passed upon for RGA by James E. Sherman, Esq., General Counsel and Secretary of RGA, and Bryan Cave LLP, St. Louis, Missouri. Debevoise & Plimpton LLP, New York, New York, will pass upon certain tax matters for RGA. Davis Polk & Wardwell, New York, New York, will pass upon the validity of the debentures for the underwriters and King & Spalding LLP, New York, New York, will pass on certain other matters for the underwriters. Davis Polk & Wardwell and King & Spalding LLP will rely upon the opinion of Mr. Sherman and Bryan Cave LLP as to certain matters of Missouri law, and King & Spalding LLP will rely upon the opinion of Davis Polk & Wardwell as to certain matters of law. Mr. Sherman is paid a salary by RGA, is a participant in various employee benefit plans offered by RGA to employees of RGA generally and owns and has options to purchase shares of RGA common stock.

WHERE YOU CAN FIND MORE INFORMATION
      RGA is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, RGA files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, which we refer to as the “SEC.” Because our common stock trades on the New York Stock Exchange under the symbol “RGA,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room
100 F. Street, N.E.
Washington, D.C. 20549

The New York Stock Exchange
20 Broad Street
New York, New York 10005

On-line information, free of charge	SEC’s Internet website at http://www.sec.gov
Information about the SEC’s Public Reference Rooms	Call the SEC at 1-800-SEC-0330
      We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of these junior subordinated debentures. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the junior subordinated debentures. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus supplement. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, http://www.rgare.com, under “Investor Relations—SEC filings.” Information contained in our Internet website does not constitute a part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information that is superseded by other information that is included in or incorporated by reference into this document.
      This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 1-11848). These documents contain important information about us.

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, as amended by an amendment filed on Form 10-K/ A.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005.

•	Our Current Reports on Form 8-K filed with the SEC on March 8, April 25 (other than the items furnished under Items 2.02 and 7.01 and Exhibit 99.1) and October 3, 2005.
      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), between March 18, 2005, the date we most recently filed the registration statement to which this prospectus supplement relates, and the termination of the offering of the debentures.
      You can obtain any of the documents incorporated by reference in this prospectus supplement from the SEC on its website (http://www.sec.gov). You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039
Attention: Jack B. Lay,
Executive Vice President and Chief Financial Officer
(636) 736-7000

PROSPECTUS
$1,000,000,000
Reinsurance Group of America, Incorporated
Debt Securities, Preferred Stock, Depositary Shares, Common Stock,
Purchase Contracts, Warrants and Units
RGA Capital Trust III
RGA Capital Trust IV
Preferred Securities Fully, Irrevocably and Unconditionally Guaranteed
on a Subordinated Basis as described in this Document by
Reinsurance Group Of America, Incorporated
32,243,539 Shares of Common Stock

     Reinsurance Group of America, Incorporated and RGA Capital Trust III and RGA Capital Trust IV may offer up to $1,000,000,000 of the securities listed above, including units consisting of any two or more of such securities, from time to time.
     Up to 32,243,539 shares of common stock may be sold from time to time in one or more offerings by the selling shareholders named in the “Selling Shareholders” section of this prospectus.
     When RGA, RGA Capital Trust III, RGA Capital Trust IV or the selling shareholders decide to sell a particular series of securities, we will prepare a prospectus supplement describing those securities. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell any securities by us or by the selling shareholders unless accompanied by a prospectus supplement.
         Investing in these securities involves risks. Consider carefully the risk factors beginning on page 1 of this prospectus.
     RGA, RGA Capital Trust III, RGA Capital Trust IV or the selling shareholders may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through dealers or agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. The prospectus supplement for each offering of securities will also include information about the underwriters, dealers or agents who will participate in that offering. We will reflect any fundamental change to the terms of the offering in a post-effective amendment to the registration statement of which this prospectus is a part. RGA, RGA Capital Trust III or RGA Capital Trust IV may offer and sell the securities listed above, and the selling shareholders may sell the shares of common stock, at fixed prices, market prices, prices relating to the market price, at varying prices determined at the time of sale, at negotiated prices or otherwise in accordance with the plan of distribution described in this prospectus and any applicable prospectus supplement. The selling shareholders and any underwriters, agents or broker-dealers that participate with the selling shareholders in the distribution of common stock registered hereunder may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commissions received by them and any profit on the resale of the common stock may be deemed to be underwriting commissions or discounts under the Securities Act. For general information about the distribution of securities, please see “Plan of Distribution” in this prospectus.
     We will not receive any proceeds from sales of shares of common stock by the selling shareholders. We will bear all costs and expenses relating to the registration of such shares, which will be described in the prospectus supplement for any such offering.
     RGA’s common stock is listed on the New York Stock Exchange under the symbol “RGA.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2005

RISK FACTORS
      Investing in securities offered by this prospectus involves certain risks. Any of the following risks could materially adversely affect our business, results of operations, or financial condition and could result in a loss of your investment.
Risks Related to Our Business
A downgrade in our ratings or in the ratings of our insurance subsidiaries could adversely affect our ability to compete.
      Ratings are an important factor in our competitive position. Rating organizations periodically review the financial performance and condition of insurers, including our insurance subsidiaries. These ratings are based on an insurance company’s ability to pay its obligations and are not directed toward the protection of investors. Rating organizations assign ratings based upon several factors. While most of the factors considered relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company’s control.
      A.M. Best Company, Inc. has assigned RGA Reinsurance Company, which we refer to as “RGA Reinsurance,” and RGA Life Reinsurance Company of Canada, which we refer to as “RGA Canada,” financial strength ratings of “A+” (Superior). Moody’s Investor Services, Inc. has assigned RGA Reinsurance a financial strength rating of “A1”. Standard & Poor’s Corporate Ratings Services has assigned RGA Reinsurance, RGA International Reinsurance Company Limited and RGA Canada financial strength ratings of “AA-”. Any downgrade in the ratings of our insurance subsidiaries could adversely affect their ability to sell products, retain existing business, and compete for attractive acquisition opportunities.
      Ratings are subject to revision or withdrawal at any time by the assigning rating organization. A rating is not a recommendation to buy, sell or hold securities, and each rating should be evaluated independently of any other rating. We believe that the rating agencies consider the ratings of a parent company when assigning a rating to a subsidiary of that company. The ability of our subsidiaries to write reinsurance partially depends on their financial condition and is influenced by their ratings. Under some of our reinsurance treaties, our customers are permitted to reassume all or a portion of the risk formerly ceded to us due to, among other things, changes in the financial condition or ratings of the respective subsidiary. In addition, a significant downgrade in the rating or outlook of RGA, among other factors, could adversely affect our ability to raise and then contribute capital to our subsidiaries for the purpose of facilitating their operations as well as the cost of capital. For example, the facility fee and interest rate for our credit facilities are based on our senior long-term debt ratings. A decrease in those ratings could result in an increase in costs for the credit facilities. Accordingly, we believe a ratings downgrade of RGA, or of our affiliates, could have a negative impact on our ability to conduct business.
      In response to MetLife, Inc.’s announcement that it was considering disposing of some or all of the 32,243,539 shares of our common stock that it holds in order to finance a portion of the purchase price for its acquisition of the life and annuity business conducted by The Travelers Insurance Company, certain affiliated companies and substantially all of the international insurance business of Citigroup, Inc., which we refer to as the “Travelers Life & Annuity business,” Moody’s Investor Services, Inc. placed our ratings on review with direction uncertain, subject to a significant change in our capital structure, and Standard & Poor’s Corporate Ratings Services placed our ratings on credit watch with negative implications. In the event that MetLife, Inc. and its affiliates, which we collectively refer to as “MetLife,” dispose of some or all of the shares of our common stock held by them, our financial strength ratings and those of our subsidiaries may be downgraded, thereby affecting our ability to finance our subsidiaries’ reinsurance operations and the ability of our subsidiaries to write reinsurance.
      We cannot assure you that any action taken by our ratings agencies would not result in a material adverse effect on our business and results of operations. In addition, it is unclear what impact, if any, a ratings change would have on the price of our common stock in the secondary market.

MetLife may retain a significant percentage of our outstanding common stock until the completion of any offering, and its interest may differ from the interests of RGA and our shareholders.
      At January 31, 2005, MetLife was the beneficial owner of approximately 51.6% of our outstanding common stock. As a result of MetLife’s ownership position, until it completes any disposition of some or all of the 32,243,539 shares of our common stock beneficially owned by it, MetLife may continue to have the ability to significantly influence matters requiring shareholder approval, including without limitation, the election and removal of directors, and mergers, acquisitions, changes of control of our company and sales of all or substantially all of our assets. In the event MetLife retains significant share ownership, it would continue to be a substantial shareholder and control voting power that would allow it to prevent certain amendments to our articles of incorporation, which means that MetLife could continue to exert significant, although reduced, influence on us. In addition, at least so long as it is our majority shareholder, MetLife is required to consolidate our results of operations into MetLife’s financial statements. As a result, our board of directors, including the members who are also employed by or affiliated with MetLife, may consider not only the short-term and long-term impact of operating decisions on us, but also the impact of such decisions on MetLife and its affiliates. Your interests as a shareholder may conflict with the interests of MetLife, and the price of our common stock could be adversely affected by this influence or by the perception that MetLife may seek to sell shares of common stock in the future.
Adverse mortality or morbidity experience may negatively affect our financial results.
      Our reinsurance contracts expose us to mortality risk, which is the risk that the level of death claims may differ from that which we assumed in pricing our life, critical illness and annuity reinsurance contracts. Some of our reinsurance contracts expose us to morbidity risk, which is the risk that an insured person will become critically ill or disabled. Our risk analysis and underwriting processes are designed with the objective of controlling the quality of the business and establishing appropriate pricing for the risks we assume. Among other things, these processes rely heavily on our underwriting, our analysis of mortality and morbidity trends and lapse rates, and our understanding of medical impairments and their impact on mortality or morbidity. We also rely on original underwriting decisions made by, and information provided to us from, our insurance company customers. We cannot assure you that these processes or those of our customers will adequately control business quality or establish appropriate pricing.
      We expect mortality and morbidity experience to fluctuate somewhat from period to period, but believe they should remain fairly constant over the long term. Mortality or morbidity experience that is less favorable than the mortality or morbidity rates that we used in pricing a reinsurance agreement will negatively affect our net income because the premiums we receive for the risks we assume may not be sufficient to cover the claims. Furthermore, even if the total benefits paid over the life of the contract do not exceed the expected amount, unexpected increases in the incidence of deaths or illness can cause us to pay more benefits in a given reporting period than expected, adversely affecting our net income in any particular quarter or year.
If our risk management or investment strategy is not successful, we could suffer unexpected losses.
      Risk management and the success of our investment strategy are crucial to the success of our business. In particular, we structure our investments to match our anticipated liabilities under reinsurance treaties to the extent we believe necessary. If our calculations with respect to these reinsurance liabilities are incorrect, or if we improperly structure our investments to match such liabilities, we could be forced to liquidate investments prior to maturity at a significant loss.
      Our investment guidelines also permit us to invest up to 5% of our investment portfolio in below-investment grade fixed income securities. While any investment carries some risk, the risks associated with lower-rated securities are greater than the risks associated with investment grade securities. The risk of loss of principal or interest through default is greater because lower-rated securities are usually unsecured and are often subordinated to an issuer’s other obligations. Additionally, the issuers of these securities frequently have high debt levels and are thus more sensitive to difficult economic conditions, individual corporate developments and rising interest rates which could impair an issuer’s capacity or willingness to meet its financial commitment on such lower-rated securities. As a result, the market price of these securities may be quite volatile, and the risk of loss is greater.
      The success of any investment activity is affected by general economic conditions, which may adversely affect the markets for interest-rate-sensitive securities and equity securities, including the level and volatility of interest rates and the extent and timing of investor participation in such markets. Unexpected volatility or illiquidity in the markets in which we directly or indirectly hold positions could adversely affect us.
We are a holding company, and our ability to pay principal, interest and/or dividends on securities is limited.
      We are a holding company, with our principal assets consisting of the stock of our insurance company subsidiaries. Our ability to pay principal and interest on any debt securities or dividends on any preferred or common stock depends in part on the ability of our insurance company subsidiaries, our principal sources of cash flow, to declare and distribute dividends or to advance money to us in the form of intercompany loans. Our insurance company subsidiaries in the U.S. and Canada are subject to various statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to us. As of December 31, 2004, the amount of dividends that may be paid to us by those subsidiaries, without prior approval from regulators, is approximately $121.7 million. As of December 31, 2004, those subsidiaries had cash and cash equivalents of approximately $64.4 million. As discussed below under the next heading, we cannot assure you that more stringent dividend restrictions will not be adopted. In addition to cash and liquid assets, these subsidiaries hold what we believe to be highly-liquid, fixed-maturity securities.
      As a result of our holding company structure, in the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of one of our insurance subsidiaries, all creditors of that subsidiary would be entitled to payment in full out of the assets of such subsidiary before we, as shareholder, would be entitled to any payment. Our subsidiaries would have to pay their direct creditors in full before our creditors, including holders of common stock, could receive any payment from the assets of such subsidiaries.
Our insurance subsidiaries are highly regulated, and changes in these regulations could negatively affect our business.
      Our insurance subsidiaries are subject to government regulation in each of the jurisdictions in which they are licensed or authorized to do business. Governmental agencies have broad administrative power to regulate many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy. These agencies are concerned primarily with the protection of policyholders rather than shareholders or holders of debt securities. Moreover, insurance laws and regulations, among other things, establish minimum capital requirements and limit the amount of dividends, tax distributions, and other payments our insurance subsidiaries can make without prior regulatory approval, and impose restrictions on the amount and type of investments we may hold. The State of Missouri also regulates RGA as an insurance holding company.
      Recently, insurance regulators have increased their scrutiny of the insurance regulatory framework in the United States and some state legislatures have considered or enacted laws that alter, and in many cases increase, state authority to regulate insurance holding companies and insurance companies. In light of recent legislative developments, the National Association of Insurance Commissioners, or “NAIC”, and state insurance regulators have begun re-examining existing laws and regulations, specifically focusing on insurance company investments and solvency issues, guidelines imposing minimum capital requirements based on business levels and asset mix, interpretations of existing laws, the development of new laws, the implementation of nonstatutory guidelines, and the definition of extraordinary dividends, including a more stringent standard for allowance of extraordinary dividends. We are unable to predict whether, when or in what form Missouri will enact a new measure for extraordinary dividends, and we cannot assure you that more stringent restrictions will not be adopted from time to time in other jurisdictions in which our insurance subsidiaries are domiciled, which could, under certain circumstances, significantly reduce dividends or other amounts payable to us by our subsidiaries unless they obtain approval from insurance regulatory authorities. We cannot predict the effect that any NAIC recommendations or proposed or future legislation or rule-making in the United States or elsewhere may have on our financial condition or operations.
We could be forced to sell investments at a loss to cover policyholder withdrawals, recaptures of reinsurance treaties or other events.
      Some of the products offered by our insurance company customers allow policyholders and contract holders to withdraw their funds under defined circumstances. Our insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities under reinsurance treaties with these customers. While our insurance subsidiaries own a significant amount of liquid assets, a portion of their assets are relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, require our insurance subsidiaries to dispose of assets on unfavorable terms, which could have an adverse effect on us. Reinsurance agreements may provide for recapture rights on the part of our insurance company customers. Recapture rights permit these customers to reassume all or a portion of the risk formerly ceded to us after an agreed upon time, subject to various conditions. Recapture of business previously ceded does not affect premiums ceded prior to the recapture, but may result in immediate payments to our insurance company customers and a charge for costs that we deferred when we acquired the business but are unable to recover upon recapture. Under some circumstances, payments to our insurance company customers could require our insurance subsidiaries to dispose of assets on unfavorable terms.
Tax law changes or a prolonged economic downturn could reduce the demand for some insurance products, which could adversely affect our business.
      Under the Internal Revenue Code of 1986, income tax payable by policyholders on investment earnings is deferred during the accumulation period of some life insurance and annuity products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, by the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations.
      Congress has adopted legislation to reduce, and ultimately eliminate, the estate tax. Under this legislation, our life insurance company customers will face reduced demand for some of their life insurance products, which in turn could negatively affect our reinsurance business. We cannot predict what future tax initiatives may be proposed and enacted that could affect us.
      In addition, a general economic downturn or a downturn in the equity and other capital markets could adversely affect the market for many annuity and life insurance products. Because we obtain substantially all of our revenues through reinsurance arrangements that cover a portfolio of life insurance products, as well as annuities, our business would be harmed if the market for annuities or life insurance were adversely affected. In addition, the market for annuity reinsurance products is currently not well developed, and we cannot assure you that such market will develop in the future.
We are exposed to foreign currency risk.
      We have foreign currency risk on business denominated and investments in foreign currencies to the extent that the exchange rates of the foreign currencies are subject to adverse change over time. Approximately 35% of our revenues and 27% of our fixed maturity securities available for sale were denominated in currencies other than the U.S. dollar as of and for the year ended December 31, 2004. Fluctuations in exchange rates can negatively or positively impact premiums and earnings. We hold fixed-maturity investments denominated in foreign currencies as a natural hedge against liabilities based in those currencies. We generally do not hedge the foreign currency exposure associated with our net investments in foreign subsidiaries due to the long-term nature of these investments. We cannot predict whether exchange rate fluctuations will significantly harm our operations or financial results in the future.
Interest rate fluctuations could negatively affect the income we derive from the difference between the interest rates we earn on our investments and interest we pay under our reinsurance contracts.
      Significant changes in interest rates expose reinsurance companies to the risk of not earning income or experiencing losses based on the difference between the interest rates earned on investments and the credited interest rates paid on outstanding reinsurance contracts. Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads. During periods of rising interest rates, we may be contractually obligated to increase the crediting rates on our reinsurance contracts that have cash values. However, we may not have the ability to immediately acquire investments with interest rates sufficient to offset the increased crediting rates on our reinsurance contracts. During periods of falling interest rates, our investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. We may not be able to fully offset the decline in investment earnings with lower crediting rates on our reinsurance contracts that have cash values. While we develop and maintain asset/liability management programs and procedures designed to reduce the volatility of our income when interest rates are rising or falling, we cannot assure you that changes in interest rates will not affect our interest rate spreads.
      Changes in interest rates may also affect our business in other ways. Lower interest rates may result in lower sales of certain insurance and investment products of our customers, which would reduce the demand for our reinsurance of these products.
We operate in a highly competitive industry, which could limit our ability to gain or maintain our market share in the industry.
      The reinsurance industry is highly competitive, and we encounter significant competition in all lines of business from other reinsurance companies, as well as competition from other providers of financial services. Our competitors vary by geographic market. We believe our primary competitors in the U.S. life reinsurance market are currently Transamerica Occidental Life Insurance Company, a subsidiary of Aegon, N.V., Swiss Re Life of America, Munich American Reinsurance Company and Scottish Re Group. We believe our primary competitors in the international life reinsurance markets are Swiss Re Life and Health Ltd., General Re, Munich Reinsurance Company and Hannover Reinsurance. Many of our competitors have greater financial resources than we do. Our ability to compete depends on, among other things, our ability to maintain strong financial strength ratings from rating agencies, pricing and other terms and conditions of reinsurance agreements, and our reputation, service, and experience in the types of business that we underwrite. However, competition from other reinsurers could adversely affect our competitive position.
      Our target market is large life insurers. We compete based on the strength of our underwriting operations, insights on mortality trends based on our large book of business, and responsive service. We believe our quick response time to client requests for individual underwriting quotes and our underwriting expertise are important elements to our strategy and lead to other business opportunities with our clients. We are currently transplanting our strategy in North America to other international locations and expect to support our North American clients as they expand internationally. Our business will be adversely affected if we are unable to maintain these competitive advantages or if our international strategy is not successful.

We depend on the performance of others, and their failure to perform in a satisfactory manner would negatively affect us.
      In the normal course of business, we seek to limit our exposure to losses from our reinsurance contracts by ceding a portion of the reinsurance to other insurance enterprises or reinsurers. We cannot assure you that these insurance enterprises or reinsurers will be able to fulfill their obligations to us. As of December 31, 2004, the reinsurers participating in our retrocession facilities were rated “B++”, the fifth highest rating out of fifteen possible ratings, or better by the A.M. Best Company. We are also subject to the risk that our clients will be unable to fulfill their obligations to us under our reinsurance agreements with them.
      We use the services of third-party investment managers to manage specialty assets where our investment management expertise is limited. We rely on these investment managers to provide investment advice and execute investment transactions that are within our investment policy guidelines. Poor performance on the part of our outside investment managers could negatively affect our financial performance.
      For some reinsurance agreements, the ceding company withholds and legally owns and manages assets equal to the net statutory reserves, and we reflect these assets as funds withheld at interest on our balance sheet. In the event that a ceding company were to become insolvent, we would need to assert a claim on the assets supporting our reserve liabilities. We attempt to mitigate our risk of loss by offsetting amounts for claims or allowances that we owe the ceding company with amounts that the ceding company owes to us. We are subject to the investment performance on the withheld assets, although we do not directly control them. To mitigate some of this risk, we help to set, and monitor compliance with, the investment guidelines followed by these ceding companies. However, to the extent that such investment guidelines are not appropriate, or are not adhered to by the ceding companies, our risk of loss could increase, which could materially adversely affect our financial condition and results of operations. During 2004, interest earned on funds withheld represented 4.9% of our consolidated revenues. Funds withheld at interest totaled $2,734.7 million as of December 31, 2004.
      As with all financial services companies, our ability to conduct business depends on consumer confidence in the industry and our financial strength. Actions of competitors, and financial difficulties of other companies in the industry, and related adverse publicity, could undermine consumer confidence and harm our reputation.
Acquisitions and significant transactions involve varying degrees of inherent risk that could affect our profitability.
      We have made, and may in the future make, strategic acquisitions, either of selected blocks of business or other companies. Acquisitions may expose us to operational challenges and risks, including:

•	the ability to integrate the acquired business operations and data with our systems;

•	the availability of funding sufficient to meet increased capital needs;

•	the ability to hire management personnel required for expanded operations;

•	the ability to fund cash flow shortages that may occur if anticipated revenues are not realized or are delayed, whether by general economic or market conditions or unforeseen internal difficulties; and

•	the possibility that the value of investments acquired in an acquisition, may be lower than expected or may diminish due to credit defaults or changes in interest rates and that liabilities assumed may be greater than expected (due to, among other factors, less favorable than expected mortality or morbidity experience).
      A failure to successfully manage the operational challenges and risks associated with or resulting from significant transactions, including acquisitions, could adversely affect our financial condition or results of operations.

The availability and cost of collateral, including letters of credit, asset trusts and other credit facilities, could adversely affect our financial condition, operating costs, and new business volume.
      We reinsure, or retrocede, business to affiliated and unaffiliated offshore reinsurers to reduce the amount of regulatory reserves and capital we are required to hold in various jurisdictions, including the United States. A regulation in the U.S., commonly referred to as “Regulation XXX,” has significantly increased the level of regulatory, or statutory, reserves that U.S. life insurance and life reinsurance companies must hold on their statutory financial statements for various types of life insurance business, primarily certain level term life products. The reserve levels required under Regulation XXX increase over time and are normally in excess of reserves required under generally accepted accounting principles. The degree to which these reserves will increase and the ultimate level of reserves will depend upon the mix of our business and future production levels in the United States. Based on the assumed rate of growth in our current business plan, and the increasing level of regulatory reserves associated with some of this business, we expect the amount of required regulatory reserves to grow significantly.
      In order to reduce the impact of Regulation XXX, our principal U.S. operating subsidiary, RGA Reinsurance, has retroceded Regulation XXX related reserves to affiliated and unaffiliated reinsurers. As a general matter, for us to reduce regulatory reserves on business that we retrocede, including Regulation XXX related business, the affiliated or unaffiliated offshore reinsurer must provide an equal amount of collateral, usually in the form of a letter of credit from a commercial bank or by placing assets in trust for our benefit.
      In connection with these reserve requirements, we face the following risks:

•	The availability of collateral and the related cost of such collateral in the future could affect the type and volume of business we reinsure and could increase our costs.

•	We may need to raise additional capital to support higher regulatory reserves, which could increase our overall cost of capital.

•	If we, or our reinsurers, are unable to obtain or provide sufficient collateral to support our statutory ceded reserves, we may be required to increase regulatory reserves. In turn, this reserve increase could significantly reduce our statutory capital levels and adversely affect our ability to satisfy required regulatory capital levels that apply to us, unless we are able to raise additional capital to contribute to our operating subsidiaries.

•	Because term life insurance is a particularly price-sensitive product, any increase in insurance premiums charged on these products by life insurance companies, in order to compensate them for the increased statutory reserve requirements or higher costs of insurance they face, may result in a significant loss of volume in their, and as a result, our life reinsurance operations.
      We cannot assure you that we will be able to implement actions to mitigate the impact of increasing regulatory reserve requirements.
Our obligations to pay claims, including settlements or awards, on closed or discontinued lines of business may exceed the reserves we have established to cover such claims and may require us to establish additional reserves, which would reduce our net income.
      As of December 31, 1998, we formally reported our accident and health division as a discontinued operation. The accident and health operation was placed into run-off, and all treaties were terminated at the earliest possible date. The nature of the underlying risks is such that the claims may take years to reach the reinsurers involved. Accordingly, we expect to pay claims out of existing reserves over a number of years as the level of business diminishes. We are a party to a number of disputes relating to the accident and health operation, some of which are currently in arbitration or may be subject to arbitration in the future. We have established reserves for some of these treaties based upon our estimates of the expected claims, including settlement or arbitration outcomes. We recorded a $24.0 million pre-tax charge during the third quarter of 2004 in connection with a negotiated settlement of all disputed claims associated with our largest identified accident and health exposure.
      In a number of cases, however, we are unable to determine our potential liability, if any, because of insufficient claims information. We are currently auditing ceding companies which have indicated that they anticipate asserting claims in the future against us, related to personal accident and workers’ compensation carve-out business, that are $24.5 million in excess of the amounts we have reserved for these claims, and we cannot assure you that exposure associated with this discontinued line of business will not exceed reserved amounts. If the amount of claims, including awards or settlements, resulting from this discontinued line of business, exceeds our current reserves, we may incur future changes to pay these claims and may need to establish additional reserves. It is possible that an adverse outcome could, from time to time, have a material adverse effect on our consolidated net income or cash flows in particular quarterly or annual periods.
Claims resulting from the termination of pension business in Argentina could require us to establish additional reserves, which would adversely affect our net income.
      In 1994, we entered the reinsurance market for pension and disability benefits relating to the privatized pension program in Argentina, which we refer to as the “AFJP business.” Because of adverse experience on pension fund claims arising from the AFJP business, we ceased renewal of AFJP reinsurance treaties during 2001 and we no longer write AFJP business. In the fourth quarter of 2004, we established $10.0 million in additional reserves for the AFJP business because of higher than expected claim levels.
      The economic crisis in Argentina should have significantly reduced the claims payable by reinsurers of AFJP business. However, because of regulatory intervention by the Argentine government to support the AFJP system, the AFJP pension funds are not reflecting the significant deterioration in the market value of the Argentine government securities they hold. This has the effect of inflating the level of AFJP claim payments by reinsurers, and those amounts remain artificially high. This situation is exacerbated by the recent passage of a regulation that accelerates payment of inflated disability benefits relating to the AFJP business.
      These actions adversely affect us as a reinsurer. We have filed a request to arbitrate our dispute relating to alleged violations by the Argentine government of the investment treaty between Argentina and the United States. We cannot predict or determine the ultimate outcome of the contemplated arbitration or other remedies that we may pursue, the ultimate impact of the new deferred disability regulations, or provide reasonably predicted ranges of potential losses if the Argentine government continues with its present course of action. If the amount of claims resulting from this closed line of business exceeds our current estimates, we may establish additional reserves. It is possible that an adverse outcome could, from time to time, have a material adverse effect on our consolidated net income or cash flows in particular quarterly or annual periods.
Natural disasters and disasters caused by humans, including the threat of terrorist attacks and related events, may adversely affect our business and results of operations.
      Natural disasters and terrorist attacks can adversely affect our business and results of operations because they accelerate mortality risk. Our results in 2004 were adversely affected by the Indian Ocean tsunami on December 26, 2004. At December 31, 2004, we recorded $7.5 million in policy claims and benefits, including an estimate for incurred but not reported claims. As of February 17, 2005, we had received 14 death claims totaling approximately $2.2 million due to this tragedy.
      The terrorist attacks on the United States and in other parts of the world and the threat of future attacks may have a continuing negative impact on our business. We cannot assure you that there will not be further terrorist attacks on the United States or other parts of the world. Political and economic instability in some regions of the world may also result and could negatively impact our business. We believe our reinsurance programs, including our catastrophe coverage, are sufficient to reasonably limit our net losses for individual life claims relating to potential future natural disasters and terrorist attacks. However, the consequences of further natural disasters, terrorist attacks and armed conflicts are unpredictable, and we may not be able to foresee events that could have an adverse effect on our business.
We have risks associated with our international operations.
      In 2004, approximately 26.2% of our net premiums and $44.3 million of income from continuing operations before income taxes came from our operations in Europe, South Africa and Asia Pacific. One of our strategies is to grow these international operations. International operations subject us to various inherent risks. In addition to the regulatory and foreign currency risks identified above, these risks include the following:

•	managing the growth of these operations effectively, particularly given how fast they have grown and are expected to grow;

•	changes in mortality and morbidity experience and the supply and demand for our products that are specific to these markets and that may be difficult to anticipate;

•	uncertainty arising out of foreign government sovereignty over our international operations; and

•	potentially uncertain or adverse tax consequences, including regarding the repatriation of earnings from our non-U.S. subsidiaries.
      We cannot assure you that we will be able to manage these risks effectively or that they will not have an adverse impact on our business, financial condition or results of operations.
Risks Related to Ownership of Our Common Stock
The market price for our common stock may be highly volatile.
      The market price for our common stock has fluctuated, ranging between $36.40 and $48.73 per share for the 52 weeks ended March 17, 2005. The overall market and the price of our common stock may continue to be volatile. There may be a significant effect on the market price for our common stock due to, among other things:

•	changes in investors’ and analysts’ perceptions of the risks and conditions of our business, including those that may result from MetLife’s possible sale of some or all of the 32,243,539 shares of our common stock it owns and from MetLife potentially ceasing to be our majority shareholder;

•	the size of the public float of our common stock, including as a result of factors in connection with MetLife’s possible sale of some or all of the 32,243,539 shares of our common stock;

•	the announcement of acquisitions by us or our competitors;

•	variations in our anticipated or actual operating results or the results of our competitors;

•	fluctuations in foreign currency exchange rates;

•	regulatory developments;

•	market conditions; and

•	general economic conditions.
Future sales of our common stock or other securities may dilute the value of the common stock.
      Our board of directors has the authority, without action or vote of the shareholders, to issue any or all authorized but unissued shares of our common stock, including securities convertible into or exchangeable for our common stock and authorized but unissued shares under our stock option and other equity compensation plans. In the future, we may issue such additional securities, through public or private offerings, in order to raise additional capital. Any such issuance will dilute the percentage ownership of shareholders and may dilute the per share projected earnings or book value of the common stock. In addition, option holders may exercise their options at any time when we would otherwise be able to obtain additional equity capital on more favorable terms.
Limited trading volume of our common stock may contribute to its price volatility.
      Our common stock is traded on the New York Stock Exchange. During the twelve months ended March 17, 2005, the average daily trading volume for our common stock as reported by the NYSE was 137,583 shares. In the event MetLife disposes of some or all of its ownership stake in us, we expect our shares to be more widely held. However, even if there is a wider dissemination as a result of an offering of our common stock under this prospectus, we are uncertain as to whether a more active trading market in our common stock will develop. As a result, relatively small trades may have a significant impact on the price of our common stock.
Our articles of incorporation, bylaws and Missouri law may limit the ability of our shareholders to change our direction or management, even if they believe such a change would be beneficial.
      Our articles of incorporation, bylaws and Missouri law contain certain provisions that make it more difficult for our shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions may discourage certain types of transactions that involve an actual or threatened change of control. While these provisions are designed to encourage persons seeking to acquire control to negotiate with our board of directors, they could have the effect of discouraging a prospective purchaser from making a tender offer or otherwise attempting to obtain control and may prevent a shareholder from receiving the benefit of any premium over the market price of our common stock offered by a bidder in a potential takeover.
      In particular, our articles of incorporation, bylaws and Missouri law:

•	restrict various types of business combinations with significant shareholders;

•	provide for a classified board of directors;

•	limit the right of shareholders to remove directors or change the size of the board of directors;

•	limit the right of shareholders to fill vacancies on the board of directors;

•	limit the right of shareholders to act by written consent and to call a special meeting of shareholders or propose other actions;

•	require a higher percentage of shareholders than would otherwise be required under Missouri law to amend, alter, change or repeal some of the provisions of our articles of incorporation;

•	provide that our bylaws may be amended only by the majority vote of the entire board of directors; and

•	authorize the issuance of preferred stock with any rights, preferences or privileges as may be specified by our board of directors.
      Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future.
Applicable insurance laws may make it difficult to effect a change of control of RGA.
      Before a person can acquire control of a U.S. insurance company, prior written approval must be obtained from the insurance commission of the state where the domestic insurer is domiciled. Missouri insurance laws and regulations provide that no person may acquire control of us, and thus indirect control of our Missouri insurance subsidiaries, including RGA Reinsurance Company, unless:

•	such person has provided certain required information to the Missouri Department of Insurance and

•	such acquisition is approved by the Director of Insurance of the State of Missouri, whom we refer to as the Missouri Director of Insurance, after a public hearing.
Under Missouri insurance laws and regulations, any person acquiring 10% or more of the outstanding voting securities of a corporation, such as our common stock, is presumed to have acquired control of that corporation and its subsidiaries.
      Canadian federal insurance laws and regulations provide that no person may directly or indirectly acquire “control” of or a “significant interest” in our Canadian insurance subsidiary, RGA Life Reinsurance Company of Canada, unless:

•	such person has provided information, material and evidence to the Canadian Superintendent of Financial Institutions as required by him, and

•	such acquisition is approved by the Canadian Minister of Finance.
For this purpose, “significant interest” means the direct or indirect beneficial ownership by a person, or group of persons acting in concert, of shares representing 10% or more of a given class. “Control” of an insurance company exists when:

•	a person, or group of persons acting in concert, beneficially owns or controls an entity that beneficially owns securities, such as our common stock, representing more than 50% of the votes entitled to be cast for the election of directors and such votes are sufficient to elect a majority of the directors of the insurance company, or

•	a person has any direct or indirect influence that would result in control in fact of an insurance company.
      Prior to granting approval of an application to directly or indirectly acquire control of a domestic or foreign insurer, an insurance regulator may consider such factors as the financial strength of the applicant, the integrity of the applicant’s board of directors and executive officers, the applicant’s plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the consummation of the acquisition of control.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we and RGA Capital Trust III and RGA Capital Trust IV, which we refer to as the “RGA Trusts” filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $1,000,000,000 or the equivalent of this amount in foreign currencies or foreign currency units. In addition, the selling shareholders may sell some or all of their shares of common stock in one or more transactions from time to time pursuant to the registration statement of which this prospectus forms a part.
      You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

WHERE YOU CAN FIND MORE INFORMATION
      RGA is subject to the informational requirements of the Securities Exchange Act of 1934. As a result, RGA files annual, quarterly and special reports, proxy statements and other information with the SEC. Because our common stock trades on the New York Stock Exchange under the symbol “RGA,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room Judiciary Plaza Building 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549 The New York Stock Exchange 20 Broad Street New York, New York 10005
On-line information, free of charge	SEC’s Internet website at http://www.sec.gov
Information about the SEC’s Public Reference Rooms	Call the SEC at 1-800-SEC-0330
      We and the RGA trusts have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, http://www.rgare.com, under “Investor Relations — SEC filings”. Information contained in our Internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
      The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.
      This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 1-11848). These documents contain important information about us.

•	Our Annual Report on Form 10-K for the year ended December 31, 2004, as amended by an amendment filed on Form 10-K/A.

•	Our Current Report on Form 8-K filed with the SEC on March 8, 2005.

•	The description of our common stock contained in our Registration Statement on Form 8-A dated April 6, 1993, as amended by Amendment No. 1 on Form 8-A/ A dated April 27, 1993, as updated by our Current Report on Form 8-K filed with the SEC on September 10, 2004.
      We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between March 18, 2005, the date we most recently filed the registration statement to which this prospectus relates, and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.
      For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superceded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.
      You can obtain any of the documents incorporated by reference in this prospectus from the SEC on its website (http://www.sec.gov). You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
Reinsurance Group of America, Incorporated
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017-6039
Attention: Jack B. Lay
Executive Vice President and Chief Financial Officer
(636) 736-7000
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This document contains or incorporates by reference a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among others:

•	projections of our earnings, revenues, income or loss, or capital expenditures;

•	our plans for future operations and financing needs or plans; and

•	assumptions relating to the foregoing.

      The words “intend,” “expect,” “project,” “estimate,” “predict,” “anticipate,” “should,” “believe” and other similar expressions also are intended to identify forward-looking statements.
      These forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements.
      Important factors that could cause actual results to differ materially from estimates or forecasts contained in the forward-looking statements include, among others:

•	changes in the financial strength, claims paying ability and credit ratings of RGA and our subsidiaries, and the effect of such changes on our future results of operations and financial condition;

•	risks related to MetLife’s continued ownership of and influence on us;

•	adverse changes in mortality, morbidity and claims experience;

•	risks inherent in our risk management and investment strategy, including changes in investment portfolio yields and valuations due to interest rate or credit quality changes;

•	the effect of our status as a holding company and regulatory restrictions on our ability to pay principal of and interest on our debt obligations;

•	market or economic conditions that adversely affect our ability to make timely sales of investment securities in response to policyholder withdrawals, recaptures of reinsurance treaties or other events;

•	regulatory action that may be taken with respect to us or our regulated subsidiaries;

•	the effect of changes in tax laws or a prolonged economic downturn in the demand for our insurance products;

•	fluctuations in U.S. or foreign currency exchange rates, interest rates or securities and real estate markets;

•	competitive factors and competitors’ responses to our initiatives;

•	our dependence on third parties, including those insurance companies and reinsurers to which we cede some reinsurance, third-party investment managers and others;

•	our ability to successfully integrate and operate reinsurance business that we acquire;

•	the availability and cost of collateral necessary for regulatory reserves and capital;

•	the adequacy of reserves, resources and accurate information relating to claims, settlements, awards and discontinued lines of business;

•	the threat of natural disasters and terrorist attacks anywhere in the world where we or our clients do business;

•	general economic conditions affecting the demand for insurance and reinsurance in our current and planned markets;

•	the stability of and actions by governments and economies in the markets in which we operate;

•	adverse litigation or arbitration results;

•	inadequate risk analysis and underwriting;

•	the success of our clients;

•	successful execution of our entry into new markets;

•	successful development and introduction of new product and distribution opportunities;

•	changes in laws, regulations and accounting standards applicable to us, our subsidiaries or our business; and

•	other risks and uncertainties described under the caption “Risk Factors” in this prospectus and in our other filings with the Securities and Exchange Commission.
      If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
      These forward-looking statements speak only as of the date on which they are made. We may not update these forward-looking statements, even though our situation may change in the future, unless we are obligated under the federal securities laws to update and disclose material developments related to previously disclosed information. We qualify all of our forward-looking statements by these cautionary statements.
INFORMATION ABOUT RGA
      We are an insurance holding company that was formed on December 31, 1992. Through our operating subsidiaries, we are primarily engaged in life reinsurance in North America and select international locations. In addition, we provide reinsurance of non-traditional business including asset-intensive products and financial reinsurance. Through a predecessor, we have been engaged in the business of life reinsurance since 1973. As of December 31, 2004, we had approximately $14.0 billion in consolidated assets.
      Reinsurance is an arrangement under which an insurance company, the “reinsurer,” agrees to indemnify another insurance company, the “ceding company,” for all or a portion of the insurance risks underwritten by the ceding company. Reinsurance is designed to:

•	reduce the net liability on individual risks, thereby enabling the ceding company to increase the volume of business it can underwrite, as well as increase the maximum risk it can underwrite on a single life or risk;

•	transfer mortality risk, thus reducing volatility in the ceding company’s operating results;

•	assist the ceding company to meet applicable regulatory requirements; and

•	enhance the ceding company’s financial strength and surplus position.
      We are a holding company, the principal assets of which consist of the common stock of our principal operating subsidiaries, RGA Reinsurance and RGA Canada, as well as investments in several other subsidiaries.
      We have five main operational segments segregated primarily by geographic region: United States, Canada, Europe and South Africa, Asia Pacific, and Corporate and Other. Our United States operations provide traditional life reinsurance and asset-intensive and financial reinsurance to domestic clients. Asset-intensive products include reinsurance of corporate-owned life insurance and reinsurance of annuities. Our Canada operations provide insurers with traditional reinsurance as well as assistance with capital management activity. Our Europe and South Africa and Asia Pacific operations provide primarily traditional life and critical illness reinsurance. Corporate and Other operations include investment income from invested assets not allocated to support segment operations and undeployed proceeds from our capital raising efforts, unallocated realized investment gains and losses, and the results of the AFJP business, which is currently in run-off, an insignificant amount of direct insurance operations in Argentina and RGA Technology Partners, a wholly-owned subsidiary that develops and markets technology solutions for the insurance industry.
      On January 6, 2000, Metropolitan Life Insurance Company acquired 100% of GenAmerica Financial Corporation (our predecessor parent), including its beneficial ownership of RGA shares (which was approximately 48% at December 31, 1999). On November 13, 2003, MetLife acquired 3,000,000 additional shares of our common stock pursuant to a public offering by us of 12,075,000 shares. These acquisitions, together with direct investments in RGA, made MetLife our majority shareholder, with beneficial ownership of approximately 51.6% of all outstanding shares as of January 31, 2005. On January 31, 2005, MetLife announced that it was considering disposing of some or all of the 32,243,539 shares of our common stock that it holds to finance a portion of its acquisition of the Travelers Life & Annuity business.
      Our executive office is located at 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, and its telephone number is (636) 736-7000.
      In this prospectus, “we,” “us,” “our,” the “Company” and “RGA” refer to Reinsurance Group of America, Incorporated.
      This prospectus provides you with a general description of the securities we, the RGA trusts and the selling shareholders may offer. Each time we or either of the RGA trusts sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or supplement information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 12.
INFORMATION ABOUT THE RGA TRUSTS
      Each of the RGA trusts is a statutory trust formed under Delaware law. Each RGA trust exists for the exclusive purposes of:

•	issuing and selling its preferred securities and common securities;

•	using the proceeds from the sale of its preferred securities and common securities to acquire RGA’s junior subordinated debt securities; and

•	engaging in only those other activities that are related to those purposes.
      All of the common securities of each trust will be directly or indirectly owned by RGA. The common securities will rank equally, and payments will be made proportionally, with the preferred securities. However, if an event of default under the amended and restated trust agreement of the respective RGA trust has occurred and is continuing, the cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinated to the preferred securities in right of payment. We will directly or indirectly acquire common securities in an amount equal to at least 3% of the total capital of each RGA trust. The preferred securities will represent the remaining 97% of such trusts’ capital.
      RGA will guarantee the preferred securities of each RGA trust as described later in this prospectus.
      Unless otherwise specified in the applicable prospectus supplement, each RGA trust has a term of up to 55 years but may terminate earlier, as provided in its amended and restated trust agreement. Each RGA trust’s business and affairs will be conducted by the trustees appointed by us. According to the amended and restated trust agreement of each RGA trust, as the holder of all of the common securities of an RGA trust, we can increase or decrease the number of trustees of each trust, subject to the requirement under Delaware law that there be a trustee in the State of Delaware and to the provisions of the Trust Indenture Act of 1939. The amended and restated trust agreement will set forth the duties and obligations of the trustees. A majority of the trustees of each RGA trust will be employees or officers of or persons who are affiliated with RGA, whom we refer to as “administrative trustees.”
      One trustee of each RGA trust will be an institution, which we refer to as the “property trustee,” that is not affiliated with RGA and has a minimum amount of combined capital and surplus of not less than $50,000,000, which will act as property trustee and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939, under the terms of the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, the property trustee will maintain exclusive control of a segregated, non-interest bearing “payment account” established with The

Bank of New York to hold all payments made on the junior subordinated debt securities for the benefit of the holders of the trust securities of each RGA trust. In addition, unless the property trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each RGA trust will be an institution having a principal place of business in, or a natural person resident of, the State of Delaware, which we refer to as the “Delaware trustee.” As the direct or indirect holder of all of the common securities, RGA will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each RGA trust, except that if an event of default under the junior subordinated indenture has occurred and is continuing, only the holders of preferred securities may remove the Delaware trustee or the property trustee. RGA will pay all fees and expenses related to the RGA trust and the offering of the preferred securities and the common securities.
      Unless otherwise specified in the applicable prospectus supplement, the property trustee for each RGA trust will be The Bank of New York. Unless otherwise specified in the applicable prospectus supplement, the Delaware trustee for each RGA trust will be The Bank of New York (Delaware), an affiliate of The Bank of New York, and its address in the state of Delaware is White Clay Center, Route 273, Newark, Delaware 19771. The principal place of business of each RGA trust is c/o Reinsurance Group of America, Incorporated, 1370 Timberlake Manor Parkway, Chesterfield, Missouri 63017-6039, telephone (636) 736-7000.
      The RGA trusts will not have separate financial statements. The statements would not be material to holders of the preferred securities because the trusts will not have any independent operations. Each of the trusts exists solely for the reasons provided in the amended and restated trust agreement and summarized above. Unless otherwise provided in the applicable prospectus supplement, RGA will pay all fees and expenses related to each RGA trust and the offering of its preferred securities, including the fees and expenses of the trustee.
USE OF PROCEEDS
      Unless otherwise stated in the prospectus supplement, we will use the net proceeds from the sale of any securities offered by RGA for general corporate purposes, including the funding of our reinsurance operations. Except as otherwise described in a prospectus supplement, the proceeds from the sale by any RGA trust of any preferred securities, together with any capital contributed in respect of common securities, will be loaned to RGA in exchange for RGA’s junior subordinated debt securities. Unless otherwise stated in the prospectus supplement, we will use the borrowings from the RGA trusts for general corporate purposes, including the funding of our reinsurance operations. Such general corporate purposes may include, but are not limited to, repayments of our indebtedness or the indebtedness of our subsidiaries. Pending such use, the proceeds may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.
      We will not receive any proceeds from any sales of our common stock by the selling shareholders. Pursuant to a registration rights agreement with MetLife, all expenses incurred with registering the shares of common stock owned by the selling shareholders, which will be described in the prospectus supplement for any such offering, will be borne by us. However, we will not be obligated to pay any underwriting fees, discounts or commissions in connection with the registration and sale by the selling shareholders.
RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS
      The following information sets forth RGA’s ratios of earnings to fixed charges and earnings to fixed charges, including interest credited under reinsurance contracts, for the periods indicated. For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings from continuing operations adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness, distribution requirements of wholly-

owned subsidiary trust preferred securities and one-third of annual rentals, which we believe is a reasonable approximation of the interest factor of such rentals. We have not paid a preference security dividend for any of the periods presented, and accordingly have not separately shown the ratio of combined fixed charges and preference dividends to earnings for these periods.
      The information below regarding RGA’s ratio of earnings to fixed charges excluding interest credited under reinsurance contracts is not required; however, we believe it provides useful information on the coverage of fixed charges that are not related to our products.

	Year Ended December 31,

	2000	2001	2002	2003	2004

Ratio of earnings to fixed charges	2.4	1.5	2.2	2.2	2.5
Ratio of earnings to fixed charges excluding interest credited under reinsurance contracts	9.9	4.3	6.1	7.9	10.0
DESCRIPTION OF DEBT SECURITIES OF RGA
      The following description of the terms of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. The debt securities will be either our senior debt securities or subordinated debt securities, or our junior subordinated debt securities issued in connection with the issuance by an RGA trust of its trust preferred securities.
The Indentures
      The senior debt securities will be issued in one or more series under a Senior Indenture, dated as of December 19, 2001, between us and The Bank of New York, as trustee. The subordinated debt securities will be issued in one or more series under a subordinated indenture, to be entered into by us with a financial institution as trustee. The junior subordinated debt securities will be issued in one or more series under a Junior Subordinated Indenture, dated as of December 18, 2001, between us and The Bank of New York, as trustee. The statements herein relating to the debt securities and the indentures are summaries and are subject to the detailed provisions of the applicable indenture. Each of the indentures will be subject to and governed by the Trust Indenture Act of 1939. The description of the indentures set forth below assumes that we have entered into the indentures. We will execute the subordinated indenture when and if we issue senior or subordinated debt securities. We will execute the junior subordinated indenture when and if we issue junior subordinated debt securities in connection with the issuance by an RGA trust of its preferred securities. See “Description of Preferred Securities of the RGA Trusts” below. The descriptions below do not restate the indentures and do not contain all the information you may find useful. We urge you to read the indentures because they, and not the summaries, define your rights as a holder of our debt securities. If you would like to read the indentures, they are on file with the SEC, as described under “Where You Can Find More Information” on page 12. Whenever we refer to particular sections or defined terms in an indenture, those sections and definitions are incorporated by reference.
General
      The indentures do not limit the aggregate amount of debt securities which we may issue. We may issue debt securities under the indentures up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, the indentures will not limit the amount of other secured or unsecured debt that we may incur or issue.
      The debt securities will be our unsecured general obligations. The senior debt securities will rank with all our other unsecured and unsubordinated obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all our present and future senior indebtedness to the extent and in the manner set forth in the subordinated indenture. Unless otherwise specified in the applicable prospectus supplement, the junior subordinated debt securities that we may issue to one of the RGA trusts will be subordinated and junior in right of payment to all our present and future indebtedness, including any senior and subordinated debt securities issued under the senior or subordinated indenture to the extent and in the manner set forth in the junior subordinated indenture. See “— Subordination under the Subordinated Indenture and the Junior Subordinated Indenture,” beginning on page 26. The indentures will provide that the debt securities may be issued from time to time in one or more series. We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture.
      We are a holding company. As a result, we may rely primarily on dividends or other payments from our operating subsidiaries to pay principal and interest on our outstanding debt obligations, and to make dividend distributions on our capital stock. The principal source of funds for these operating subsidiaries comes from their current operations. We can also utilize investment securities maintained in our portfolio for these payments.
      Applicable insurance regulatory and other legal restrictions limit the amount of dividends and other payments our subsidiaries can make to us. Our subsidiaries have no obligation to guarantee or otherwise pay amounts due under the debt securities. Therefore, the debt securities will be effectively subordinated to all indebtedness and other liabilities and commitments of our subsidiaries, including claims under reinsurance contracts, debt obligations and other liabilities incurred in the ordinary course of business. As of December 31 2004, we had a carrying value of approximately $349.7 million of senior unsecured indebtedness that would rank equally with any senior debt securities, and our subsidiaries had approximately $11.4 billion of outstanding liabilities, including $56.1 million of outstanding indebtedness, that effectively would be senior to our senior debt securities. At that time, we also had a carrying value of approximately $158.4 million of junior subordinated indebtedness that we had issued to RGA Capital Trust I in connection with its issuance of our Trust PIERS® units in December 2001, which would rank equally with any other junior subordinated debt that we might issue, but which is subordinated and junior in right of payment to our senior and subordinated debt securities. We will disclose material changes to these amounts in any prospectus supplement relating to an offering of our debt securities. In the event of a default on any debt securities, the holders of the debt securities will have no right to proceed against the assets of any insurance subsidiary. If the subsidiary were to be liquidated, the liquidation would be conducted under the laws of the applicable jurisdiction. Our right to receive distributions of assets in any liquidation of a subsidiary would be subordinated to the claims of the subsidiary’s creditors, except to the extent any claims of ours as a creditor would be recognized. Any recognized claims of ours would be subordinated to any prior security interest held by any other creditors of the subsidiary and obligations of the subsidiary that are senior to those owing to us.
      The applicable prospectus supplement relating to the particular series of debt securities will describe specific terms of the debt securities offered thereby, including, where applicable:

(1) the specific designation of such debt securities;

(2) any limit upon the aggregate principal amount of such debt securities;

(3) the date or dates on which the principal of and premium, if any, on such debt securities will mature or the method of determining such date or dates;

(4) the rate or rates, which may be fixed, variable or zero, at which such debt securities will bear interest, if any, or the method of calculating such rate or rates;

(5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

(6) the date or dates on which interest, if any, will be payable and the record date or dates therefor and whether we may elect to extend or defer such interest payment dates;

(7) the place or places where principal of, premium, if any, and interest, if any, on such debt securities may be redeemed, in whole or in part, at our option;

(8) our obligation, if any, to redeem or purchase such debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligations;

(9) the denominations in which such debt securities are authorized to be issued;

(10) the currency or currency unit for which such debt securities may be purchased or in which debt securities may be denominated or the currency or currencies, including currency unit or units, in which principal of, premium, if any, and interest, if any, on such debt securities will be payable and whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

(11) if the amount of payments of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to an index based on a currency or currencies other than that in which such debt securities are stated to be payable, the manner in which such amount shall be determined;

(12) if the amount of payments of principal of and premium, if any, or interest, if any, on such debt securities may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined;

(13) if other than the entire principal amount, the portion of the principal amount of such debt securities which will be payable upon declaration of the acceleration of the maturity of such securities or the method by which such portion shall be determined;

(14) the person to whom any interest on any such debt security shall be payable if other than the person in whose name such debt security is registered on the applicable record date;

(15) any addition to, or modification or deletion of, any term of subordination, event of default or covenant of RGA specified in the indenture with respect to such debt securities;

(16) such manner, if any, of defeasance as may be specified for such debt securities;

(17) the terms, if any, upon which the holders may convert or exchange such debt securities into or for our common or preferred stock or other securities or property;

(18) in the case of the subordinated and junior subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus; and

(19) whether the provisions relating to extension or deferral of interest payment dates described in this prospectus will apply to the debt securities;

(20) any other special terms pertaining to such debt securities. (Section 3.1 of each indenture).
      Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
      None of our shareholders, officers or directors, past, present or future, will have any personal liability with respect to our obligations under the indenture or the debt securities on account of that status. (Section 1.14 of each indenture).

Form and Denominations
      Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued only in fully registered form, without coupons, and will be denominated in U.S. dollars issued only in denominations of U.S. $1,000 and any integral multiple thereof. (Section 3.2 of each indenture).
Global Debt Securities
      Unless otherwise specified in a prospectus supplement for a particular series of debt securities, each series of debt securities will be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities will be registered in the name of the depositary, which will be the sole direct holder of the global securities. Any person wishing to own a debt security must do so indirectly through an account with a broker, bank or other financial institution that, in turn, has an account with the depositary.
      Special Investor Considerations for Global Securities. Under the terms of the indentures, our obligations with respect to the debt securities, as well as the obligations of each trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to transfers of debt securities.
      An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot have debt securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her debt securities;

•	the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.
      Neither we nor the trustees have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security, and neither we nor the trustees supervise the depositary in any way.
      Special Situations When the Global Security Will Be Terminated. In a few special situations described below, the global security will terminate, and interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor’s bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders.
      The special situations where a global security is terminated are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, unless a replacement is named;

•	when an event of default on the debt securities has occurred and has not been cured; or

•	when and if we decide to terminate a global security. (Section 3.4 of each indenture).

      A prospectus supplement may list situations for terminating a global security that would apply only to a particular series of debt securities. When a global security terminates, the depositary, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.
Original Issue Discount Securities
      Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.
Indexed Securities
      If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.
Foreign Currencies
      If the principal of, and premium, if any, or any interest on, debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the applicable prospectus supplement.
Optional Redemption, Prepayment or Conversion in Certain Events
      The prospectus supplement relating to a particular series of debt securities which provides for the optional redemption, prepayment or conversion of such debt securities on the occurrence of certain events, such as a change of control of RGA, will provide:

(1) a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of RGA’s securities or the ability to obtain additional financing in the future;

(2) a statement that RGA will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by RGA, including, if such debt securities are convertible, Rule 13e-4;

(3) a disclosure as to whether the securities will be subject to any sinking fund or similar provision, and a description of any such provision;

(4) a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such debt securities would be effectively subordinated;

(5) a disclosure of the effect of any failure to repurchase under the applicable indenture, including in the event of a change of control of RGA;

(6) a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and

(7) a discussion of any definition of “change of control” contained in the applicable indenture.

Payment
      Unless otherwise indicated in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at the office or agency of RGA maintained for that purpose as RGA may designate from time to time, except that, at the option of RGA, interest payments, if any, on debt securities in registered form may be made by checks mailed to the holders of debt securities entitled thereto at their registered addresses. (Section 3.7 of each indenture).
Payment of Interest With Respect to Registered Debt Securities
      Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest. (Section 3.7 of each indenture).
Transfer and Exchange
      Unless otherwise indicated in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency of RGA maintained for such purpose as designated by RGA from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with such transfer or exchange. (Section 3.5 of each indenture).
Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers
      We may not consolidate with or merge with or into or wind up into, whether or not we are the surviving corporation, or sell, assign, convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

•	the surviving corporation or other person is organized and existing under the laws of the United States or one of the 50 states, any U.S. territory or the District of Columbia, and assumes the obligation to pay the principal of, and premium, if any, and interest on all the debt securities and coupons, if any, and to perform or observe all covenants of each indenture; and

•	immediately after the transaction, there is no event of default under each indenture. (Section 10.1 of each indenture).
      Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which we are merged or to which the sale is made, will succeed to, and be substituted for us under each indenture. (Section 10.2 of each indenture).
      Unless a prospectus supplement relating to a particular series of debt securities provides otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.
Option to Extend Interest Payment Period
      If indicated in the applicable prospectus supplement, we will have the right, as long as no event of default under the applicable series of debt securities has occurred and is continuing, at any time and from time to time during the term of the series of debt securities to defer the payment of interest on one or more series of debt securities for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that no extension period may extend beyond the stated maturity of the debt securities. Material United States federal income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, at the end of the extension period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law. However, unless otherwise indicated in the applicable prospectus supplement, during the extension period neither we nor any of our subsidiaries may:

•	declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

(1) purchases of our capital stock in connection with any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase capital stock,

(2) in connection with the reclassifications of any class or series of our capital stock, or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,

(3) the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged,

(4) dividends or distributions in our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

(5) any non-cash dividends declared in connection with the implementation of a shareholder rights plan by us;

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the debt securities;

•	make any guarantee payments regarding the foregoing, other than payments under our guarantee of the preferred securities of any RGA trust; or

•	redeem, purchase or acquire less than all of the junior subordinated debt securities or any preferred securities of an RGA trust.
      Prior to the termination of any extension period, as long as no event of default under the applicable indenture has occurred and is continuing, we may further defer payments of interest, subject to the above limitations set forth in this section, by extending the interest payment period; provided, however, that, the extension period, including all previous and further extensions, may not extend beyond the maturity of the debt securities.
      Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of the extension period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during an extension period. We do not currently intend to exercise our right to defer payments of interest by extending the interest payment period on the debt securities. In the case of our junior subordinated debt securities, if the property trustee is the sole holder of such debt securities, we will give the administrative trustees and the property trustee notice of our selection of an extension period two business days before the earlier of (1) the next succeeding date on which distributions on the preferred securities are payable or (2) the date the administrative trustees are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the preferred securities of the record or payment date of the distribution, but in any event, at least one business day before such record date. The administrative trustees will give notice of our selection of the extension period to the holders of the preferred securities. If the property trustee is not the sole holder of such debt securities, or in the case of the senior and subordinated debt securities, we will give the holders of these debt securities notice of our selection of an extension period at least two business days before the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of such debt securities of the record or payment date of the related interest payment. (Article XVIII of the subordinated and junior subordinated indentures).
Modification or Amendment of the Indentures
      Supplemental Indentures Without Consent of Holders. Without the consent of any holders, we and the trustee may enter into one or supplemental indentures for certain purposes, including:

(1) to evidence the succession of another corporation to our rights and the assumption by such successor of the covenants contained in each indenture;

(2) to add to our covenants for the benefit of all or any series of debt securities, or to surrender any of our rights or powers;

(3) to add any additional events of default;

(4) to add or change any provisions to permit or facilitate the issuance of debt securities of any series in uncertificated or bearer form;

(5) to change or eliminate any provisions, as long as any such change or elimination is effective only when there are no outstanding debt securities of any series created before the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

(6) to provide security for or guarantee of the debt securities;

(7) to supplement any of the provisions to permit or facilitate the defeasance and discharge of any series of debt securities in accordance with such indenture as long as such action does not adversely affect the interests of the holders of the debt securities in any material respect;

(8) to establish the form or terms of debt securities in accordance with each indenture;

(9) to provide for the acceptance of the appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(10) to cure any ambiguity, to correct or supplement any provision of any indenture which may be defective or inconsistent with any other provision, to eliminate any conflict with the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under such indenture which are not inconsistent with any provision of the indenture, as long as the additional provisions do not adversely affect the interests of the holders in any material respect; or

(11) in the case of the subordinated and the junior subordinated indentures, to modify the subordination provisions thereof, except in a manner which would be adverse to the holders of subordinated or junior subordinated debt securities of any series then outstanding. (Section 11.1 of each such indenture).
      Supplemental Indentures with Consent of Holders. If we receive the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of each indenture or of modifying in any manner the rights of the holders under the indenture of such debt securities and coupons, if any. As long as any of the preferred securities of an RGA trust remain outstanding, no modification of the related junior subordinated indenture may be made that requires the consent of the holders of the related junior subordinated debt securities, no termination of the related junior subordinated indenture may occur, and no waiver of any event of default under the related junior subordinated indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of the preferred securities of such RGA trust.

      However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

(1) conflict with the required provisions of the Trust Indenture Act;

(2) except as described in any prospectus supplement:

•	change the stated maturity of the principal of, or installment of interest, if any, on, any debt security,

•	reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof; provided, however, that a requirement to offer to repurchase debt securities will not be deemed a redemption for this purpose,

•	change the stated maturity of or reduce the amount of any payment to be made with respect to any coupon,

•	change the currency or currencies in which the principal of, and premium, if any, or interest on such debt security is denominated or payable,

•	reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any debt security,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof, or, in the case of redemption, on or after the redemption date,

•	limit our obligation to maintain a paying agency outside the United States for payment on bearer securities, or

•	adversely affect the right to convert any debt security into shares of our common stock if so provided;

(3) reduce the requirement for majority approval of supplemental indentures, or for waiver of compliance with certain provisions of either indenture or certain defaults; or

(4) modify any provisions of either indenture relating to waiver of past defaults with respect to that series, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holders of each such debt security of each series affected thereby. (Section 11.2 of each indenture).
      It is not necessary for holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if the holders approve the substance thereof. (Section 11.2 of each indenture).
      A supplemental indenture which changes or eliminates any covenant or other provision of the indenture to which it relates with respect to one or more particular series of debt securities and coupons, if any, or which modifies the rights of the holders of debt securities or any coupons of such series with respect to such covenant or other provision, will be deemed not to affect the rights under such indenture of the holders of debt securities and coupons, if any, of any other series. (Section 11.2 of each indenture).
      If the changes contained in a supplemental indenture are so significant as to involve the offering of a new security, then we will file a new registration statement containing the revised indenture.
Subordination under the Subordinated Indenture and the Junior Subordinated Indenture
      In the subordinated and junior subordinated indentures, RGA has covenanted and agreed that any subordinated or junior subordinated debt securities issued thereunder are subordinated and junior in right of payment to all present and future senior indebtedness to the extent provided in the subordinated indenture. (Section 17.1 of the subordinated and junior subordinated indentures). Unless otherwise indicated in the applicable prospectus supplement, the subordinated and junior subordinated indentures define the term “senior indebtedness” with respect to each respective series of subordinated and junior subordinated debt securities, to mean the principal, premium, if any, and interest on:

•	all indebtedness of RGA, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which RGA is responsible or liable as guarantor or otherwise; and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any such indebtedness.
      In the case of the junior subordinated indenture, unless otherwise indicated in the applicable prospectus supplement, senior indebtedness also includes all subordinated debt securities issued under the subordinated indenture. The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Unless otherwise indicated in the applicable prospectus supplement, notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (A) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business and (B) any indebtedness which by its terms is expressly made pari passu, or equal in rank and payment, with or subordinated to the applicable debt securities. (Section 17.2 of the subordinated and junior subordinated indentures).
      Unless otherwise indicated in the applicable prospectus supplement, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, shall be made or agreed to be made on account of the subordinated or junior subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities, if:

•	RGA defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

•	an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on subordinated or junior subordinated debt securities cease, is given to RGA by the holders of senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist. Unless otherwise indicated in the applicable prospectus supplement, the foregoing limitations will also apply to payments in respect of the junior subordinated debt securities in the case of an event of default under the subordinated indebtedness (Section 17.4 of the subordinated and junior subordinated indentures).
      Unless otherwise indicated in the applicable prospectus supplement, all present and future senior indebtedness, which shall include subordinated indebtedness in the case of our junior subordinated debt securities, including, without limitation, interest accruing after the commencement of any proceeding described below, assignment or marshaling of assets, shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by RGA on account of subordinated or junior subordinated debt securities in the event of:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to RGA, its creditors or its property;

•	any proceeding for the liquidation, dissolution or other winding-up of RGA, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by RGA for the benefit of creditors; or

•	any other marshaling of the assets of RGA.
      Unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated or junior subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full. Unless otherwise indicated in the applicable prospectus supplement, if the payments or distributions on subordinated or junior subordinated debt securities are in the form of RGA’s securities or those of any other corporation under a plan of reorganization or readjustment and are subordinated to outstanding senior indebtedness and to any securities issued with respect to such senior indebtedness under a plan of reorganization or readjustment, they will be made to the holders of the subordinated debt securities and then, if any amounts remain, to the holders of the junior subordinated debt securities. (Section 17.3 of the subordinated and junior subordinated indentures). No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of subordinated or junior subordinated debt securities by any act or failure to act on the part of RGA. (Section 17.9 of the subordinated and junior subordinated indentures).
      Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. In matters between holders of subordinated debt securities and any other type of RGA’s creditors, any payments or distributions that would otherwise be paid to holders of senior debt securities and that are made to holders of subordinated debt securities because of this subrogation will be deemed a payment by RGA on account of senior indebtedness and not on account of subordinated debt securities. (Section 17.7 of the subordinated and junior subordinated indentures).
      Subordinated indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding subordinated indebtedness. After payment in full of all present and future subordinated indebtedness, holders of junior subordinated debt securities will be subrogated to the rights of any holders of subordinated indebtedness to receive any further payments or distributions that are applicable to the subordinated indebtedness until all the junior subordinated debt securities are paid in full. In matters between holders of junior subordinated debt securities and any other type of RGA’s creditors, any payments or distributions that would otherwise be paid to holders of subordinated debt securities and that are made to holders of junior subordinated debt securities because of this subrogation will be deemed a payment by RGA on account of subordinated indebtedness and not on account of junior subordinated debt securities. (Section 17.7 of the junior subordinated indenture).
      The subordinated and junior subordinated indentures provide that the foregoing subordination provisions may be changed, except in a manner which would be adverse to the holders of subordinated or junior subordinated debt securities of any series then outstanding. (Sections 11.1 and 11.2 of the subordinated and junior subordinated indentures). The prospectus supplement relating to such subordinated or junior subordinated debt securities would describe any such change.
      The prospectus supplement delivered in connection with the offering of a series of subordinated or junior subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.
      If this prospectus is being delivered in connection with the offering of a series of subordinated or junior subordinated debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of indebtedness senior to such subordinated or junior subordinated indebtedness outstanding as of a recent date. The subordinated and junior subordinated indentures place no limitation on the amount of additional senior indebtedness that may be incurred by RGA. RGA expects from time to time to incur additional indebtedness constituting senior indebtedness. At December 31, 2004, RGA had a carrying value of approximately $405.8 million of short-and long-term indebtedness, including approximately $56.1 million of outstanding short- and long-term indebtedness of our subsidiaries. The indebtedness of our subsidiaries would effectively rank senior to all of RGA’s senior, subordinated and junior subordinated debt securities. The remaining $349.7 million of our outstanding short- and long-term indebtedness would rank equally with the senior debt securities and prior in right of payment to the subordinated and junior subordinated debt securities. At December 31, 2004, RGA had a carrying value of approximately $158.4 million of debt which would rank equal to or junior in right of payment to the subordinated or junior subordinated debt securities.
Events of Default
      An event of default with respect to any series of debt securities issued under each of the indentures means:

•	default for 30 days in the payment of any interest upon any debt security or any payment with respect to the coupons, if any, of such series when it becomes due and payable, except where we have properly deferred the interest, if applicable;

•	default in the payment of the principal of, and premium, if any, on, any debt security of such series when due;

•	default in the deposit of any sinking fund payment when due by the terms of a debt security of such series;

•	default for 90 days after we receive notice as provided in the applicable indenture in the performance of any covenant or breach of any warranty in the indenture governing that series;

•	certain events of bankruptcy, insolvency or receivership, or, with respect to the junior subordinated debt securities, the dissolution of the RGA trust; or

•	any other events which we specify for that series, which will be indicated in the prospectus supplement for that series. (Section 5.1 of each indenture).
      Within 90 days after a default in respect of any series of debt securities, the trustee, or property trustee, if applicable, must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that such withholding is in the interest of such holders. (Section 6.2 of each indenture).
      If an event of default occurs in respect of any outstanding series of debt securities, the trustee of the senior or subordinated indentures, the property trustee under the junior subordinated indenture or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of those securities, of all of the debt securities of that series to be due and payable immediately by written notice thereof to us, and to the trustee or property trustee, if applicable, if given by the holders of the debt securities. However, with respect to any debt securities issued under the subordinated or junior subordinated indenture, the payment of principal and interest on such debt securities shall remain subordinated to the extent provided in Article XVII of the subordinated and junior subordinated indentures. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, subject to specified conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or premium, if any, or interest on debt securities of such series have been cured or waived as provided in the indenture. (Section 5.2 of each indenture).

      The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of that series, may waive any past default and its consequences, except that they may not waive an uncured default in payment or a default which cannot be waived without the consent of the holders of all outstanding securities of that series. (Section 5.13 of each indenture).
      Within four months after the close of each fiscal year, we must file with the trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status of each such default. (Section 12.2 of each indenture).
      Subject to provisions in the applicable indenture relating to its duties in case of default, the trustee, or property trustee, if applicable, is not required to take action at the request of any holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 6.3 of each indenture).
      Subject to such indemnification requirements and other limitations set forth in the applicable indenture, if any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series. (Section 5.12 of each indenture).
Defeasance; Satisfaction and Discharge
      Legal or Covenant Defeasance. Each indenture provides that we may be discharged from our obligations in respect of the debt securities of any series, as described below. These provisions will apply to any registered securities that are denominated and payable only in U.S. dollars, unless otherwise specified in a prospectus supplement. The prospectus supplement will describe any defeasance provisions that apply to other types of debt securities. (Section 15.1 of each indenture).
      At our option, we may choose either one of the following alternatives:

•	We may elect to be discharged from any and all of our obligations in respect of the debt securities of any series, except for, among other things, certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by the trustee for defeasance. We refer to this as “legal defeasance.”

•	Alternatively, we may omit to comply with the covenants described under the heading “— Consolidation, Merger, Conveyance, Sale of Assets and Other Transfers” and any additional covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series. We refer to this as “covenant defeasance.”
      In either case, we will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, including any mandatory sinking fund payments, premium, if any, and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel or an Internal Revenue Service ruling to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance. (Section 15.2 of each indenture).
      In addition, with respect to the subordinated and junior subordinated indentures, in order to be discharged, no event or condition shall exist that, pursuant to certain provisions described under “— Subordination under the Subordinated Indenture and the Junior Subordinated Indenture” above, would prevent us from making payments of principal of, and premium, if any, and interest on subordinated or junior subordinated debt securities and coupons at the date of the irrevocable deposit referred to above. (Section 15.2 of the subordinated and junior subordinated indentures).
      Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.
      “U.S. Government Obligations” means securities which are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 15.2 of each indenture).
      We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option.
      There may be additional provisions relating to defeasance which we will describe in the prospectus supplement. (Section 15.1 of each indenture).
Conversion or Exchange
      Any series of the senior or subordinated debt securities may be convertible or exchangeable into common or preferred stock or other debt securities registered under the registration statement relating to this prospectus. The specific terms and conditions on which such debt securities may be so converted or exchanged will be set forth in the applicable prospectus supplement. Those terms may include the conversion or exchange price, provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, whether we have an option to convert debt securities into cash, rather than common stock, and provisions under which the number of shares of common or preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement. (Section 16.1 of each indenture).
Governing Law
      The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 1.11 of each indenture).
Regarding the Trustee
      We will designate the trustee under the senior and subordinated indentures in a prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will be the trustee under the junior subordinated indenture relating to the junior subordinated debt securities which may be offered to the RGA trusts. We have entered, and from time to time may continue to enter, into banking or other relationships with such trustees or their affiliates, including The Bank of

New York, which is a lender under a credit agreement and provides other banking and financial services to us.
      There may be more than one trustee under each indenture, each with respect to one or more series of debt securities. (Section 1.1 of each indenture). Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. (Section 6.10 of each indenture).
      If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture. (Section 6.1 of each indenture).
Book-Entry Debt Securities
      Unless otherwise indicated in the prospectus supplement, The Depository Trust Company, or DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC. This means that certificates will not be issued to each holder of debt securities. One fully-registered security certificate will be issued for each debt security, each in the aggregate principal amount of such security and will be deposited with DTC.
      Purchases of debt securities under the DTC system must be made by or through participants (for example, your broker) who will receive credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the records of the participant. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the event that use of the book-entry system for the debt securities is discontinued.
      To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.
      Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time.
      Proceeds, distributions or other payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not DTC, RGA or the RGA trusts, subject to any statutory or regulatory requirements as may be in effect from time to time.
      DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us or the RGA trusts. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the debt securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC, or successor depository. In that event, certificates representing the debt securities will be printed and delivered.
      DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s participants deposit with DTC.
      DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by a number of participants of DTC and members of the national Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable.
DESCRIPTION OF CAPITAL STOCK OF RGA
      The following is a summary of the material terms of our capital stock and the provisions of our Restated Articles of Incorporation and bylaws. It also summarizes some relevant provisions of the Missouri General and Business Corporation Law, which we refer to as Missouri law. Since the terms of our articles of incorporation, and bylaws, and Missouri law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Missouri law. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find More Information” on page 12.
General
      Our authorized capital stock consists of 140,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.
Common Stock
      Subject to the prior rights of the holders of any shares of preferred stock which later may be issued and outstanding, holders of common stock are entitled to receive dividends as and when declared by us out of legally available funds, and, if we liquidate, dissolve, or wind up RGA, to share ratably in all remaining assets after we pay liabilities. We are prohibited from paying dividends under our credit agreement unless, at the time of declaration and payment, a default would not exist under the agreement. Each holder of common stock is entitled to one vote for each share held of record on all matters presented to a vote of shareholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities and there are no conversion rights or redemption or sinking fund provisions for the common stock.

      We may issue additional shares of authorized common stock without shareholder approval, subject to applicable rules of the New York Stock Exchange. At our annual meeting of shareholders on May 26, 2004, our shareholders, including MetLife, adopted a proposal authorizing our board of directors to approve, during the three years following the date of the shareholder meeting, any sales to MetLife or its affiliates of our equity securities, including our common stock or other securities convertible into or exercisable for our common stock, in which the number of shares will not exceed the number of shares that would enable MetLife to maintain its then current ownership percentage of our common stock. Any such sale would be on substantially the same terms as a sale to unaffiliated third parties. The shareholder approval was obtained to comply with applicable New York Stock Exchange rules regarding issuances of common equity to a substantial shareholder such as MetLife.
      Mellon Investor Services LLC, Ridgefield Park, New Jersey is the registrar and transfer agent for our common stock. Our common stock is listed on the New York Stock Exchange under the symbol “RGA.”
Preferred Stock
      Our articles of incorporation vests our board of directors with authority to issue up to 10,000,000 shares of preferred stock from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. Our board of directors is expressly authorized to fix or determine:

•	the specific designation of the shares of the series;

•	the consideration for which the shares of the series are to be issued;

•	the rate and times at which, and the conditions under which, dividends will be payable on shares of that series, and the status of those dividends as cumulative or non-cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the price or prices, times, terms and conditions, if any, upon which the shares of the series may be redeemed;

•	the rights, if any, which the holders of shares of the series have in the event of our dissolution or upon distribution of our assets;

•	from time to time, whether to include the additional shares of preferred stock which we are authorized to issue in the series;

•	whether or not the shares of the series are convertible into or exchangeable for other securities of RGA, including shares of our common stock or shares of any other series of our preferred stock, the price or prices or the rate or rates at which conversion or exchange may be made, and the terms and conditions upon which the conversion or exchange right may be exercised;

•	if a sinking fund will be provided for the purchase or redemption of shares of the series and, if so, to fix the terms and the amount or amounts of the sinking fund; and

•	any other preferences and rights, privileges and restrictions applicable to the series as may be permitted by law.
      All shares of the same series of preferred stock will be identical and of equal rank except as to the times from which cumulative dividends, if any, on those shares will be cumulative. The shares of different series may differ, including as to rank, as may be provided in our articles of incorporation, or as may be fixed by our board of directors as described above. We may from time to time amend our articles of incorporation to increase or decrease the number of authorized shares of preferred stock.
      The material terms of any series of preferred stock being offered by us will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement and if permitted by the articles of incorporation and by law, the terms of any such series may differ from the terms set forth below. That prospectus supplement may not restate the amendment to our articles of incorporation or the board resolution that establishes a particular series of preferred stock in its entirety. We urge you to read that amendment or board resolution because it, and not the description in the prospectus supplement, will define your rights as a holder of preferred stock. The certificate of amendment to our articles of incorporation or board resolution will be filed with the Secretary of State of the State of Missouri and with the SEC.
      Dividend Rights. One or more series of preferred stock may be preferred as to payment of dividends over our common stock or any other stock ranking junior to the preferred stock as to dividends. In that case, before any dividends or distributions on our common stock or stock of junior rank, other than dividends or distributions payable in common stock, are declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates indicated in the applicable prospectus supplement. With respect to each series of preferred stock entitled to cumulative dividends, the dividends on each share of that series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. We are prohibited from paying dividends under our credit agreement unless, at the time of declaration and payment, a default would not exist under the agreement.
      Rights upon Liquidation. The preferred stock may be preferred over common stock, or any other stock ranking junior to the preferred stock with respect to distribution of assets, as to our assets so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock or stock of junior rank, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock will not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in an amount proportional to the full amounts to which the holders of each series are entitled.
      Redemption. All shares of any series of preferred stock will be redeemable, if at all, to the extent set forth in the prospectus supplement relating to the series.
      Conversion or Exchange. Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or other securities, if at all, to the extent set forth in the applicable prospectus supplement.
      Preemptive Rights. No holder of shares of any series of preferred stock will have any preemptive or preferential rights to subscribe to or purchase shares of any class or series of stock, now or hereafter authorized, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe to, shares of any series, now or hereafter authorized.
      Voting Rights. Except as indicated in the applicable prospectus supplement, the holders of voting preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. Except as otherwise provided in the amendment to our articles of incorporation or the directors resolution that creates a specified class of preferred stock, the holders of common stock and the holders of all series of preferred stock will vote together as one class. In addition, currently under Missouri law, even if shares of a particular class or series of stock are not otherwise entitled to a vote on any matters submitted to the shareholders, amendments to the articles of incorporation which adversely affect those shares require a vote of the class or series of which such shares are a part, including amendments which would:

•	increase or decrease the aggregate number or par value of authorized shares of the class or series;

•	create a new class of shares having rights and preferences prior or superior to the shares of the class or series;

•	increase the rights and preferences, or the number of authorized shares, of any class having rights and preferences prior to or superior to the rights of the class or series; or

•	alter or change the powers, preferences or special rights of the shares of such class or series so as to affect such shares adversely.
      Most of our operations are conducted through our subsidiaries, and thus our ability to pay dividends on any series of preferred stock is dependent on their financial condition, results of operations, cash requirements and other related factors. Our subsidiaries are also subject to restrictions on dividends and other distributions contained under applicable insurance laws and related regulations.
      Depending upon the rights of holders of the preferred stock, an issuance of preferred stock could adversely affect holders of common stock by delaying or preventing a change of control of RGA, making removal of the management of RGA difficult, or restricting the payment of dividends and other distributions to the holders of common stock. We presently have no intention to issue any shares of preferred stock.
      As described under “Description of Depositary Shares of RGA,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest, to be specified in the applicable prospectus supplement for the particular series of the preferred stock, in a share of the particular series of the preferred stock issued and deposited with a preferred stock depositary. All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.
Certain Effects of Authorized but Unissued Stock
      We may issue additional shares of common stock or preferred stock without shareholder approval, subject to applicable rules of the New York Stock Exchange, for a variety of corporate purposes, including raising additional capital, corporate acquisitions, and employee benefit plans. The existence of unissued and unreserved common and preferred stock may enable us to issue shares to persons who are friendly to current management, which could discourage an attempt to obtain control of RGA through a merger, tender offer, proxy contest, or otherwise, and protect the continuity of management and possibly deprive you of opportunities to sell your shares at prices higher than the prevailing market prices. We could also use additional shares to dilute the stock ownership of persons seeking to obtain control of RGA pursuant to the operation of the rights plan or otherwise. See also “— Certain Charter and Bylaw Provisions” below.
Series A Preferred Stock
      Our board has authorized the issuance of 500,000 shares of preferred stock as Series A junior participating preferred stock in connection with its adoption of a shareholder rights plan that has expired. We designed the dividend, liquidation, voting and redemption features of the Series A preferred stock so that the value of one two hundred twenty fifth (1/225th) of a share of Series A preferred stock approximates the value of one share of common stock. Shares of Series A preferred stock could only be purchased, if at all, during the term of the rights agreement and are therefore no longer available for purchase. Each share of the Series A preferred stock:

•	is nonredeemable and junior to all other series of preferred stock, unless otherwise provided in the terms of those series of preferred stock;

•	will have a preferential dividend in an amount equal to the greater of $1.00 and 225 times any dividend declared on each share of common stock;

•	in the event of liquidation, will entitle its holder to (1) receive a preferred liquidation payment equal to $100, plus the amount of any accrued and unpaid dividends, and (2) following payment of a specified amount to the holders of the common stock, to participate in any further distributions of the RGA’s remaining assets;

•	will have 225 votes, voting together with our common stock and any other capital stock with general voting rights; and

•	in the event of any merger, consolidation or other transaction in which shares of common stock are converted or exchanged, will be entitled to receive 225 times the amount and type of consideration received per share of common stock.
      The rights of the Series A preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. No shares of the Series A preferred stock are outstanding, and we do not intend to issue any of these shares.
Certain Charter and Bylaw Provisions
      Our articles of incorporation and bylaws:

•	provide for a classified board of directors;

•	limit the right of shareholders to remove directors or change the size of the board of directors;

•	limit the right of shareholders to fill vacancies on the board of directors;

•	limit the right of shareholders to act by written consent and to call a special meeting of shareholders or propose other actions;

•	require a higher percentage of shareholders than would otherwise be required under Missouri law to amend, alter, change, or repeal some of the provisions of our articles of incorporation; and

•	provide that the bylaws may be amended only by the majority vote of the entire board of directors.
      Shareholders will not be able to amend the bylaws without first amending the articles of incorporation. These provisions may discourage certain types of transactions that involve an actual or threatened change of control of RGA. Since the terms of our articles of incorporation and bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our articles of incorporation and bylaws. If you would like to read our articles of incorporation and bylaws, they are on file with the SEC or you may request a copy from us.
Size of Board
      Our articles of incorporation provide that the number of directors to constitute the board of directors is ten, and hereafter the number of directors will be fixed from time to time as provided in our bylaws. Our bylaws provide for a board of directors of at least three directors and permit the board of directors to increase or decrease the number of directors. In accordance with our bylaws, our board of directors has fixed the number of directors at ten. We currently have two vacancies on the board of directors. Our articles of incorporation further provide that our bylaws may be amended only by majority vote of our entire board of directors. As of the date of this prospectus, three of our eight directors are officers of MetLife, our majority shareholder.
Election of Directors
      In order for one of our shareholders to nominate a candidate for director, our articles of incorporation require that such shareholder give timely notice to us in advance of the meeting. Ordinarily, the shareholder must give notice not less than 60 days nor more than 90 days before the meeting, but if we give less than 70 days’ notice of the meeting, then the shareholder must give notice within ten days after we mail notice of the meeting or make a public disclosure of the meeting. The notice must describe various matters regarding the nominee, including the nominee’s name, address, occupation, and shares held. Our articles of incorporation do not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then outstanding shares of common stock can elect all the directors of the class then being elected at that meeting of shareholders.
Classified Board
      Our articles of incorporation and bylaws provide that our board will be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term.
Removal of Directors
      Missouri law provides that, unless a corporation’s articles of incorporation provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director only “for cause” and with the approval of the holders of 85% of RGA’s voting stock.
Filling Vacancies
      Missouri law further provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, all vacancies on a corporation’s board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors even if that number is less than a quorum. Our articles of incorporation provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding and except as described below, only the vote of a majority of the remaining directors may fill vacancies (although less than a quorum).
Limitations on Shareholder Action by Written Consent
      As required by Missouri law, our bylaws provide that any action by written consent of shareholders in lieu of a meeting must be unanimous.
Limitations on Calling Shareholder Meetings
      Under our articles of incorporation shareholders may not call special meetings of shareholders or require our board to call a special meeting of shareholders, and only a majority of our entire board of directors, our chairman of the board or our president may call a special meeting of shareholders.
Limitations on Proposals of Other Business
      In order for a shareholder to bring a proposal before a shareholder meeting, our articles of incorporation require that the shareholder give timely notice to us in advance of the meeting. Ordinarily, the shareholder must give notice at least 60 days but not more than 90 days before the meeting, but if we give less than 70 days’ notice of the meeting, then the shareholder must give notice within ten days after we mail notice of the meeting or make other public disclosure of the meeting. The notice must include a description of the proposal, the reasons for the proposal, and other specified matters.
      Our board may reject any proposals that have not followed these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.
Anti-Takeover Effects of Provisions
      The classification of directors, the inability to vote shares cumulatively, the advance notice requirements for nominations, and the provisions in our articles of incorporation that limit the ability of shareholders to increase the size of our board or to remove directors and that permit the remaining directors to fill any vacancies on our board make it more difficult for shareholders to change the composition of our board. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in our board would benefit RGA and its shareholders and whether or not a majority of our shareholders believes that the change would be desirable.
      The provision of our bylaws which requires unanimity for shareholder action by written consent gives all our shareholders entitled to vote on a proposed action the opportunity to participate in the action and prevents the holders of a majority of the voting power of RGA from using the written consent procedure to take shareholder action. The bylaw provision requiring advance notice of other proposals may make it more difficult for shareholders to take action opposed by the board. Moreover, a shareholder cannot force a shareholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of shareholders.
      These provisions make it more difficult and time-consuming to obtain majority control of our board of directors or otherwise bring a matter before shareholders without our board’s consent, and thus reduce the vulnerability of RGA to an unsolicited takeover proposal. These provisions enable RGA to develop its business in a manner which will foster its long-term growth, by reducing to the extent practicable the threat of a takeover not in the best interests of RGA and its shareholders and the potential disruption entailed by the threat. On the other hand, these provisions may adversely affect the ability of shareholders to influence the governance of RGA and the possibility that shareholders would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management.
Missouri Statutory Provisions
      Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.
Business Combination Statute
      Missouri law contains a “business combination statute” which restricts certain “business combinations” between us and an “interested shareholder,” or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board on or before the date the interested shareholder obtains such status.
      The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by our board prior to the date the interested shareholder obtains such status.
      The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•	the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, or any affiliate or associate of such interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.
      A “business combination” for this purpose includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that generally increase the proportionate voting power of the interested shareholder. An “interested shareholder” for this purpose generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

      A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so. However, our board of directors adopted a resolution approving the acquisition of beneficial ownership by MetLife as an “interested shareholder,” thereby rendering the statute inapplicable to MetLife.
      The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.
Control Share Acquisition Statute
      Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. Generally, a shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.
      In order for the shareholders to grant approval, the acquiring shareholder must meet certain disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all interested shares, such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.
      Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

•	good faith gifts;

•	transfers in accordance with wills;

•	purchases made in connection with an issuance by us;

•	purchases by any compensation or benefit plan;

•	the conversion of debt securities;

•	acquisitions pursuant to certain binding contracts;

•	acquisitions pursuant to the satisfaction of some pledges or other security interests created in good faith;

•	mergers involving us which satisfy other specified requirements of the General and Business Corporation Law of Missouri;

•	transactions with a person who owned a majority of our voting power within the prior year, or

•	purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder.
      A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. We amended our bylaws to provide that the control share acquisition statute shall not apply to control share acquisitions of our capital stock.
Takeover Bid Disclosure Statute
      Missouri’s “takeover bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file certain disclosure materials with the Commissioner of the Missouri Department of Securities.

Insurance Holding Companies Act
      We are regulated in Missouri as an insurance holding company. Under the Missouri Insurance Holding Companies Act and related regulations, the acquisition of control of a domestic insurer must receive prior approval by the Missouri Department of Insurance. Missouri law provides that a transaction will be approved if the Department of Insurance finds that the transaction would, among other things, not violate the law or be contrary to the interests of the insureds of any participating domestic insurance corporations. The Department of Insurance may approve any proposed change of control subject to conditions.
DESCRIPTION OF DEPOSITARY SHARES OF RGA
      The description of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement of certain provisions are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Where You Can Find More Information” on page 12.
General
      We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.
      A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.
Dividends and Other Distributions
      The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.
      If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.
      The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.
Conversion and Exchange
      If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.
Redemption of Depositary Shares
      If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.
      After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.
Voting
      Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.
Record Date
      Subject to the provisions of the deposit agreement, whenever

•	any cash dividend or other cash distribution becomes payable,

•	any distribution other than cash is made,

•	any rights, preferences or privileges are offered with respect to the preferred stock,

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock, the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts:

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.
Withdrawal of Preferred Stock
      Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.
Amendment and Termination of the Deposit Agreement
      We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.
Charges of Preferred Stock Depositary
      We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.
Miscellaneous
      Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

      The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “— Amendment and Termination of the Deposit Agreement” above.
DESCRIPTION OF WARRANTS OF RGA
      We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or as part of a unit with other securities, including, without limitation, preferred securities issued by the RGA trusts. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement.
      The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants and the currency or currencies, including composite currencies, in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.
      Warrants issued for securities other than our debt securities, common stock or preferred stock or the preferred securities of an RGA trust will not be exercisable until at least one year from the date of sale of the warrant.
      The applicable prospectus supplement will describe the specific terms of any warrant units.
      The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information” on page 12.
DESCRIPTION OF PURCHASE CONTRACTS OF RGA
      As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of our common stock, preferred stock or depositary shares or warrants or trust preferred securities of an RGA Trust at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement.
      The prospectus supplement relating to any purchase contracts we are offering will specify the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	The stated amount that a holder will be obligated to pay under the purchase contract in order to purchase our debt securities, common stock, preferred stock, depositary shares or warrants, or trust preferred securities of an RGA Trust or the formula by which such amount shall be determined.

•	The settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	The events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•	The settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we or an RGA trust will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•	Whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•	The type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations, trust preferred securities of an RGA trust or government securities.

•	The terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

•	The amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates.
      The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

      The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the purchase contracts. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” on page 12.
DESCRIPTION OF UNITS
      As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.
      The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. We will make copies of the relevant agreements available as described under the heading “Where You Can Find More Information” on page 12.
DESCRIPTION OF PREFERRED SECURITIES OF THE RGA TRUSTS
      Each RGA trust may issue, from time to time, one series of preferred securities having terms described in the prospectus supplement. Preferred securities may be issued either independently or as part of a unit with other securities, including, without limitation, warrants to purchase common stock of RGA. Preferred securities sold with other securities as a unit may be attached to or separate from the other securities. The proceeds from the sale of each trust’s preferred and common securities will be used by such trust to purchase a series of junior subordinated debt securities issued by RGA. The junior subordinated debt securities will be held in trust by the trust’s property trustee for the benefit of the holders of such preferred and common securities. Each amended and restated trust agreement has been or will be qualified as an indenture under the Trust Indenture Act. The property trustee for each trust, The Bank of New York, an independent trustee, will act as indenture trustee for the preferred securities for purposes of compliance with the provisions of the Trust Indenture Act. The preferred securities will have the terms, including distributions, redemption, voting, liquidation rights, maturity date or dates and the other preferred, deferred or other special rights or restrictions as are established by the administrative trustees in accordance with the applicable amended and restated trust agreement or as are set forth in the amended and restated trust agreement or made part of the amended and restated trust agreement by the Trust Indenture Act. Such terms, rights and restrictions will mirror the terms of the junior subordinated debt securities held by the applicable trust and will be described in the applicable prospectus supplement.

      The prospectus supplement relating to the preferred securities of the applicable RGA trust will provide specific terms, including:

•	the distinctive designation of the preferred securities;

•	the number of preferred securities issuable by the RGA trust;

•	the annual distribution rate, or method of determining the rate, for preferred securities issued by the RGA trust and the date or dates upon which distributions will be payable; provided, however, that distributions on the preferred securities will, subject to any deferral provisions and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of the preferred securities as of a record date in each quarter during which the preferred securities are outstanding and any provisions relating to the resetting or adjustment of the distribution rate;

•	any right of the RGA trust to defer quarterly distributions on the preferred securities as a result of an interest deferral right exercised by us on the junior subordinated debt securities held by the RGA trust;

•	whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

•	the amount or amounts which will be paid out of the assets of the RGA trust to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the RGA trust;

•	the obligation or option, if any, of the RGA trust to purchase or redeem preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which preferred securities will be purchased or redeemed, in whole or in part, under this obligation or option with the redemption price or formula for determining the redemption price to be specified in the applicable prospectus supplement;

•	the voting rights, if any, of preferred securities in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the amended and restated trust agreement;

•	the terms and conditions, if any, upon which junior subordinated debt securities held by the RGA trust may be distributed to holders of preferred securities;

•	whether such preferred securities are convertible into our common stock, and the terms of any such conversion, including whether we have the option to convert such preferred securities into cash instead of common stock;

•	the title or designation and terms of any securities with which the preferred securities are issued as a unit; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of preferred securities consistent with the amended and restated trust agreement or applicable law.
      All preferred securities offered by the prospectus will be guaranteed by us to the extent set forth below under “Description of the Preferred Securities Guarantees of RGA.” The guarantee issued by us to each RGA trust, when taken together with our obligations under the junior subordinated debt securities issued to any RGA trust and under the applicable indenture and any applicable supplemental indentures, and our obligations under each amended and restated trust agreement, including the obligation to pay expenses of each RGA trust, will provide a full and unconditional guarantee by us of amounts due on the preferred securities issued by each RGA trust. The payment terms of the preferred securities will be the same as the junior subordinated debt securities issued to the applicable RGA trust by us.

      Each amended and restated trust agreement authorizes the administrative trustees to issue on behalf of the applicable trust one series of common securities having terms, including distributions, redemption, voting and liquidation rights, and restrictions that are established by the administrative trustees in accordance with the amended and restated trust agreement or that are otherwise set forth in the amended and restated trust agreement. The terms of the common securities issued by each RGA trust will be substantially identical to the terms of the preferred securities issued by the RGA trust. The common securities will rank equally, and payments will be made proportionately, with the preferred securities of that trust. However, if an event of default under the amended and restated trust agreement of the RGA trust has occurred and is continuing, the cash distributions and liquidation, redemption and other amounts payable on the common securities will be subordinated to the preferred securities in right of payment. The common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of the RGA trust. RGA will own, directly or indirectly, all of the common securities of each RGA trust.
      The financial statements of any RGA trust that issues preferred securities will be reflected in our consolidated financial statements with the preferred securities shown as company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under “minority interest.” We will include in a footnote to our audited consolidated financial statements, statements that the applicable RGA trust is wholly-owned by us and that the sole asset of the RGA trust is the junior subordinated debt securities, indicating the principal amount, interest rate and maturity date of the junior subordinated debt securities.
Enforcement of Certain Rights by Holders of Preferred Securities
      If an event of default occurs, and is continuing, under the amended and restated trust agreement of either RGA trust, the holders of the preferred securities of that trust may rely on the property trustee to enforce its rights as a holder of the subordinated debt securities against RGA. Additionally, those who together hold a majority of the aggregate stated liquidation amount of an RGA trust’s preferred securities will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

•	direct the exercise of any trust or power that the property trustee holds under the amended and restated trust agreement, including the right to direct the property trustee to exercise the remedies available to it as a holder of the junior subordinated debt securities.
      If such a default occurs and the event is attributable to RGA’s failure to pay interest or principal on the junior subordinated debt securities when due, including any payment on redemption, and this debt payment failure is continuing, a preferred securities holder of the trust may directly institute a proceeding for the enforcement of this payment. Such a proceeding will be limited, however, to enforcing the payment of this principal or interest only up to the value of the aggregate liquidation amount of the holder’s preferred securities as determined after the due date specified in the applicable series of junior subordinated debt securities. RGA will be subrogated to the holder’s rights under the applicable amended and restated trust agreement to the extent of any payment it makes to the holder in connection with such a direct action, and RGA may setoff against any such payment that it makes under the applicable preferred securities guarantee.
      The descriptions of the preferred securities in this prospectus and any prospectus supplement are summaries of the material provisions of the applicable amended and restated trust agreement. These descriptions do not restate those agreements in their entirety. We urge you to read the applicable amended and restated trust agreement because it, and not the summaries, defines your rights as holders of the preferred securities. For more information, please review the form of the applicable agreements, which will be filed with the SEC promptly after the offering of preferred securities and will be available as described under the heading “Where You Can Find More Information” on page 12.

DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEES OF RGA
      Set forth below is a summary of information concerning the guarantees that will be executed and delivered by us for the benefit of the holders, from time to time, of preferred securities. Summaries of any other terms of any guarantee that are issued will be set forth in the applicable prospectus supplement. Each guarantee has been or will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable prospectus supplement, The Bank of New York will act as the preferred securities guarantee trustee. The terms of each guarantee will be set forth in the guarantee and will include the terms made part of the guarantee by the Trust Indenture Act and will be available as described under the heading “Where You Can Find More Information” on page 12. The following is a summary of the material terms of the guarantees. You should refer to the provisions of the form of guarantee, a copy of which has been or will be filed as an exhibit to the registration statement of which this prospectus is a part, and the Trust Indenture Act. Each guarantee will be held by the preferred securities guarantee trustee for the benefit of the holders of the preferred securities of the applicable RGA trust.
      Unless otherwise specified in the applicable prospectus supplement, we will agree, to the extent set forth in each guarantee, to pay in full to the holders of the preferred securities, the payments and distributions to be made with respect to the preferred securities, except to the extent paid by the applicable RGA trust, as and when due, regardless of any defense, right of set-off or counterclaim which the RGA trust may have or assert. The following payments or distributions with respect to the preferred securities, to the extent not paid by the RGA trust and to the extent that such RGA trust has funds available for these payments or distributions, will be subject to the guarantee:

•	any accrued and unpaid distributions that are required to be paid on the preferred securities;

•	the redemption price for any preferred securities called for redemption by the RGA trust; and

•	upon a voluntary or involuntary dissolution, winding-up or termination of the RGA trust, other than in connection with the distribution of junior subordinated debt securities to the holders of preferred securities in exchange for preferred securities or the redemption of all of the preferred securities upon maturity or redemption of the subordinated debt securities, the lesser of
      (i) the sum of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, or
      (ii) the amount of assets of the RGA trust remaining for distribution to holders of the preferred securities in liquidation of the RGA trust.
      We may satisfy our obligation to make a guarantee payment by making a direct payment of the required amounts to the holders of preferred securities or by causing the applicable RGA trust to pay the amounts to the holders.
      Each guarantee will not apply to any payment of distributions except to the extent the applicable RGA trust has funds available to make the payment. If we do not make interest or principal payments on the junior subordinated debt securities purchased by the RGA trust, the RGA trust will not pay distributions on the preferred securities issued by the RGA trust and will not have funds available to make the payments.
Covenants of RGA
      Unless otherwise specified in the applicable prospectus supplement, in each guarantee of the payment obligations of an RGA trust with respect to preferred securities, we will covenant that, so long as any preferred securities issued by the RGA trust remain outstanding, if there has occurred any event which would constitute an event of default under the guarantee or under the amended and restated trust agreement of the RGA trust, then we will not:

•	declare or pay any dividend on, make any other distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, except:

(1) purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase our capital stock;

(2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

(3) the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of our capital stock or the security being converted or exchanged;

(4) dividends or distributions in our capital stock, or rights to acquire our capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock; or

(5) redemptions or repurchases of any rights outstanding under a shareholder rights plan;

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us which rank junior to the subordinated debt securities issued to the applicable RGA trust; and

•	make any guarantee payments regarding the foregoing, other than under a guarantee of the payment obligations of an RGA trust with respect to preferred securities.
Modification of the Guarantees; Assignment
      Except for any changes that do not adversely affect the rights of holders of preferred securities, in which case no consent of the holders will be required, each guarantee of the payment obligations of an RGA trust with respect to preferred securities may be amended only with the prior approval of the holders of at least a majority in aggregate liquidation amount of the outstanding preferred securities of the RGA trust. The manner of obtaining any approval of holders of the preferred securities will be set forth in an accompanying prospectus supplement. All guarantees and agreements contained in a guarantee of the obligations of an RGA trust with respect to preferred securities will bind the successors, assigns, receivers, trustees and representatives of RGA and will inure to the benefit of the holders of the preferred securities of the applicable RGA trust then outstanding.
Events of Default
      An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities to which the preferred securities guarantee relates will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under the guarantee.
      If we have failed to make a guarantee payment under a guarantee, a record holder of preferred securities to which the guarantee relates may directly institute a proceeding against us for enforcement of the guarantee for the payment to the record holder of the preferred securities to which the guarantee relates of the principal of or interest on the applicable subordinated debt securities on or after the respective due dates specified in the junior subordinated debt securities, and the amount of the payment will be based on the holder’s proportionate share of the amount due and owing on all of the preferred securities to which the guarantee relates. We have waived any right or remedy to require that any action be brought first against the applicable RGA trust or any other person or entity before proceeding directly against us. The record holder in the case of the issuance of one or more global preferred securities certificates will be The Depository Trust Company, or its nominee, acting at the direction of the beneficial owners of the preferred securities.
      We will be required to provide annually to the preferred securities guarantee trustee a statement as to the performance of our obligations under each outstanding preferred securities guarantee and as to any default in our performance.
Termination
      Each preferred securities guarantee will terminate as to the preferred securities issued by the applicable RGA trust:

•	upon full payment of the liquidation value or redemption price of all preferred securities of the RGA trust;

•	upon distribution of the junior subordinated debt securities held by the RGA trust to the holders of all of the preferred securities of the RGA trust; or

•	upon full payment of the amounts payable in accordance with the amended and restated trust agreement of the RGA trust upon termination and liquidation of the RGA trust.
      Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable RGA trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.
Status of the Guarantees
      The preferred securities guarantees will constitute our unsecured obligations and, unless otherwise indicated in an applicable prospectus supplement, will rank as follows:

•	subordinated and junior in right of payment to all of RGA’s present and future liabilities, including subordinated debt securities issued under RGA’s subordinated indenture and described above under “Description of Debt Securities of RGA — Subordination under the Subordinated Indenture and the Junior Subordinated Indenture,” except those liabilities made equivalent by their terms;

•	equivalently with:

(1) the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates;

(2) the applicable junior subordinated debt securities; and

(3) any other liabilities or obligations made equivalent by their terms; and

•	senior to our common stock and any preferred or preference stock or other liabilities made equivalent or subordinate by their terms.
      The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of our guarantee relating to the preferred securities.
      Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.
Information Concerning the Preferred Securities Guarantee Trustee
      The preferred securities guarantee trustee, before the occurrence of a default under a preferred securities guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee and, after a default under a guarantee, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the preferred securities guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities to which the guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred by the preferred securities guarantee trustee in exercising any of its powers; but the foregoing shall not relieve the trustee, upon the occurrence of an event of default under such guarantee, from exercising the rights and powers vested in it by such guarantee.
Expense Agreement
      We will, pursuant to an agreement as to expenses and liabilities entered into by us and each RGA trust under its amended and restated trust agreement, irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust the amounts due to the holders pursuant to the terms of the preferred securities or other similar interests, as the case may be. Third party creditors of the trust may proceed directly against us under the expense agreement, regardless of whether they had notice of the expense agreement.
Governing Law
      The preferred securities guarantees will be governed by and construed in accordance with the internal laws of the State of New York.
EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT SECURITIES AND THE PREFERRED SECURITIES GUARANTEES
      As set forth in the amended and restated trust agreements of each RGA trust, the sole purpose of the RGA trusts is to issue the preferred securities and common securities evidencing undivided beneficial interests in the assets of each of the trusts, and to invest the proceeds from such issuance and sale in RGA’s junior subordinated debt securities.
      As long as payments of interest and other payments are made when due on the junior subordinated debt securities held by the RGA trusts, such payments will be sufficient to cover distributions and payments due on the preferred securities and common securities because of the following factors:

•	the aggregate principal amount of such junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and common securities;

•	the interest rate and the interest and other payment dates on such junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

•	RGA shall pay, and the trusts shall not be obligated to pay, directly or indirectly, all costs, expenses, debt, and obligations of the trusts, other than with respect to the preferred securities and common securities; and

•	the amended and restated trust agreement of each trust will further provide that the trustees shall not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the applicable trust.
      Payments of distributions, to the extent funds for such payments are available, and other payments due on the preferred securities, to the extent funds for such payments are available, are guaranteed by RGA as and to the extent set forth under “Description of the Preferred Securities Guarantees of RGA.” If RGA does not make interest payments on the junior subordinated debt securities purchased by the applicable trust, it is expected that the applicable trust will not have sufficient funds to pay distributions on the preferred securities and the preferred securities guarantee will not apply, since the preferred securities guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that RGA has made a payment of interest or principal on the junior subordinated debt securities held by the applicable trust as its sole asset. However, the preferred securities guarantee, when taken together with RGA’s obligations under the junior subordinated debt securities and the junior subordinated indenture and its obligations under the respective amended and restated trust agreements, including its obligations to pay costs, expenses, debts and liabilities of the trust, other than with respect to the preferred securities and common securities, provide a full and unconditional guarantee, on a subordinated basis, by RGA of amounts due on the preferred securities.
      If RGA fails to make interest or other payments on the junior subordinated debt securities when due, taking account of any extension period, the amended and restated trust agreement provides a mechanism whereby the holders of the preferred securities affected thereby, using the procedures described in any accompanying prospectus supplement, may direct the property trustee to enforce its rights under the junior subordinated debt securities. If a debt payment failure has occurred and is continuing, a holder of preferred securities may institute a direct action for payment after the respective due date specified in the junior subordinated debt securities. In connection with such direct action, RGA will be subrogated to the rights of such holder of preferred securities under the amended and restated trust agreement to the extent of any payment made by RGA to such holder of preferred securities in such direct action. RGA, under the guarantee, acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the preferred securities. If RGA fails to make payments under the guarantee, the guarantee provides a mechanism whereby the holders of the preferred securities may direct the trustee to enforce its rights thereunder. Any holder of preferred securities may institute a legal proceeding directly against RGA to enforce the guarantee trustee’s rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.
      RGA and each of the RGA trusts believe that the above mechanisms and obligations, taken together, provide a full and unconditional guarantee by RGA on a subordinated basis of payments due on the preferred securities. See “Description of the Preferred Securities Guarantees of RGA,” beginning on page 49.
      Upon any voluntary or involuntary termination, winding-up or liquidation of an RGA trust involving the liquidation of the junior subordinated debt securities, the holders of the preferred securities will be entitled to receive, out of assets held by such RGA trust, the liquidation distribution in cash. Upon our voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debt securities, would be a subordinated creditor of ours. Therefore, the property trustee would be subordinated in right of payment to all of our senior and subordinated debt, but is entitled to receive payment in full of principal and interest before any of our shareholders receive payments or distributions. Since we are the guarantor under the preferred securities guarantees and have agreed to pay for all costs, expenses and liabilities of the RGA trusts other than the obligations of the trusts to pay to holders of the preferred securities the amounts due to the holders pursuant to the terms of the preferred securities, the positions of a holder of the preferred securities and a holder of the junior subordinated debt securities relative to our other creditors and to our shareholders in the event of liquidation or bankruptcy are expected to be substantially the same.

SELLING SHAREHOLDERS
      The selling shareholders, and those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares, or other successors in interest, may sell up to an aggregate of 32,243,539 shares of common stock from time to time under this prospectus. To the extent required, we will name any additional selling shareholders in a supplement to this prospectus. We are registering the shares of our common stock for resale by the selling shareholders to permit public secondary trading of the shares, and the selling shareholders may offer the shares for resale from time to time.
      The following table sets forth information relating to the selling shareholders’ beneficial ownership of our common stock. The amounts set forth below are based on information provided to us by representatives of the selling shareholders, or on our records, as of February 28, 2005, and are accurate to the best of our knowledge. These numbers do not reflect the impact of any prospective adjustments or limitations described in the foregoing paragraphs. It is possible that any of the selling shareholders may have acquired, sold, transferred or otherwise disposed of shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, since the date on which it provided the information to us regarding the shares beneficially owned by it, in which case any affiliated transferee would be a “selling shareholder” entitled to use this prospectus. The percentage ownership data is based on 62,611,201 shares of our common stock issued and outstanding as of February 28, 2005.

					Number of	Percentage of
	Number of		Percentage of	Number of	Shares of	Outstanding
	Shares of		Outstanding	Shares of	Common Stock	Common Stock
	Common Stock		Common Stock	Common Stock	Owned Upon	Owned Upon
	Owned Prior to		Owned Prior to	Offered Under	Completion of the	Completion of the
Name of Selling Shareholder	this Offering		this Offering	this Prospectus	Offering(1)(3)	Offering(1)(3)

MetLife, Inc.(2)(3)	32,243,539	(3)	51.5%	32,243,539	—	—

(1)	Assumes the sale by the selling shareholders of all of the 32,243,539 shares of common stock available for resale under this prospectus and any applicable prospectus supplement. We cannot assure you, however, that the selling shareholders will sell any or all of the shares of common stock covered by this prospectus.

(2)	Based on information provided by MetLife, Inc., Metropolitan Life Insurance Company, General American Life Insurance Company, a wholly-owned subsidiary of MetLife, which we refer to as “General American,” and GenAmerica Financial, LLC contained in a Schedule 13D filed with the Securities and Exchange Commission on December 3, 1999, as amended. Currently, all of the shares are held by General American. Following the date of this prospectus, General American may distribute or otherwise transfer all or a portion of its shares to one or more entities, in which event such shares may be offered by the transferee. Each of the Schedule 13D filing companies shares voting and dispositive power with each other. References to “selling shareholders” in this prospectus refers to each of the Schedule 13D filing companies. The applicable prospectus supplement will set forth the identity of the entity or entities disposing of our shares of common stock.

(3)	MetLife, Inc.’s address is 200 Park Avenue, New York, New York 10166.
      All expenses incurred with registering the shares of common stock owned by the selling shareholders, which will be described in the prospectus supplement for any such offering, will be borne by us pursuant to a registration rights agreement with MetLife. However, we will not be obligated to pay any underwriting fees, discounts or commissions in connection with the registration and sale by the selling shareholders.

OUR RELATIONSHIP WITH METLIFE
Ownership
      On January 6, 2000, MetLife acquired 100% of GenAmerica Financial Corporation (our predecessor parent), including its beneficial ownership of RGA shares, which was approximately 48% at December 31, 1999. This acquisition, together with direct investments in RGA in 1999, 2002 and 2003, made MetLife our majority shareholder with beneficial ownership of approximately 51.5% of all outstanding shares as of February 28, 2005. Currently, three of our eight directors are officers of MetLife.
Announcement
      On January 31, 2005, in connection with the announcement of its agreement to acquire the Travelers Life & Annuity business, MetLife announced that it was considering disposing of some or all of the 32,243,539 shares of our common stock that it holds to finance a portion of the purchase price for the acquisition.
Related Party Transactions
      Reinsurance Business. We have direct policies and reinsurance agreements with MetLife and certain of its affiliates. Under these agreements, we had net premiums of approximately $164.4 million in 2004, $157.9 million in 2003, and $172.8 million in 2002. The net premiums reflect the net business assumed from and ceded to such affiliates of MetLife, Inc. The pre-tax income on this business was approximately $36.5 million in 2004, $19.4 million in 2003, and $23.3 million in 2002. Our reinsurance treaties with MetLife are generally terminable by either party on 90 days written notice, but only with respect to future new business; existing business generally is not terminable, unless the underlying policies terminate or are recaptured. Under these treaties, MetLife is permitted to reassume all or a portion of the risk formerly ceded us after an agreed-upon period of time or in some cases due to changes in our financial condition or ratings. Recapture of business previously ceded does not affect premiums ceded prior to the recapture of such business, but would reduce premiums in subsequent periods.
      Registration Rights Agreement. On November 24, 2003, we, MetLife, Inc., Metropolitan Life Insurance Company, General American and Equity Intermediary Company, which is now dissolved, entered into a registration rights agreement. Under the terms of this agreement, until such time as MetLife (other than directors and officers of MetLife and certain fiduciary accounts) and their permitted transferees no longer own in excess of 5% of our outstanding shares of common stock, if we propose to register any of our securities under the Securities Act of 1933, for our own account or the account of any of our shareholders, then the MetLife parties (other than directors and officers of MetLife and certain fiduciary accounts), or their respective transferees, are entitled, subject to certain limitations and conditions, to notice of such registration and are entitled, subject to certain conditions and limitations, to include registrable shares therein, including shares currently owned by them and shares acquired by them in the future. The underwriters of any such offering have the right to limit the number of shares to be included in such registration and, to the extent that it does not exercise its “piggyback” rights in connection with a future public offering of our common stock, or of securities convertible into or exchangeable or exercisable for such common stock, MetLife has agreed to enter into customary lock-up agreements for a period from the two days prior to and 180 days following the effective date of such registration, upon the reasonable request of the managing underwriters of such offering and subject to certain exceptions.
      In addition, until such time as MetLife and its permitted transferees no longer own 10% of our common stock and can sell all of their shares pursuant to an available exemption from registration, we may be required, at our expense, to prepare and file a registration statement under the Securities Act if we are requested to do so by MetLife within 30 days of such request. We are required to use our reasonable best efforts to cause such registration to become effective and to keep such registration statement effective until the shares included in such registration have been sold, subject to certain conditions and limitations.

We may suspend a registration for up to 30 days once, or may request that MetLife similarly suspend its sales under an effective shelf registration up to two times in any two-year period, under certain conditions. We have agreed not to sell any shares of our common stock, or any securities convertible into or exchangeable or exercisable for our common stock, from the two days prior to and 180 days following the effective date of any such underwritten demand registration, subject to the discretion of the managing underwriter of such future offering. We are not obligated to effect more than six such demand registrations.
      Pursuant to this registration rights agreement, we will pay specified expenses in connection with any offering of common stock by the selling shareholders, which we will estimate in the prospectus supplement for such offering, including certain expenses incurred by MetLife.
      We and MetLife have agreed to indemnify each other against, or to make contributions towards, certain liabilities and expenses arising out of or based upon the information contained in this prospectus, any prospectus supplement and the related registration statement, including liabilities under the Securities Act of 1933, as amended.
      Administrative Services. General American and MetLife have historically provided RGA and our subsidiary, RGA Reinsurance, with certain limited administrative services, such as legal, corporate risk management and corporate travel services. The cost of these services was approximately $1.0 million in 2004, $1.0 million in 2003 and $1.2 million in 2002.
      Effective January 1, 1997, General American entered into an Administrative Services Agreement with RGA Reinsurance whereby General American provides services necessary to handle the policy and treaty administration functions for certain bank-owned life insurance policies. RGA Reinsurance paid General American approximately $385,000 in 2004 and $400,000 in 2003. No payments were made under this agreement in 2002.
      Product License Agreement. RGA Reinsurance has a product license and service agreement with MetLife, which is terminable by either party on 30 days notice. Under this agreement, RGA has licensed the use of its electronic underwriting product to MetLife and provides Internet hosting services, installation and modification services for the product. Revenue under this agreement from MetLife was approximately $3.5 million in 2004, $3.2 million in 2003 and $400,000 in 2002.
      Miscellaneous. On November 13, 2003, MetLife and certain of its affiliates completed the purchase of 3,000,000 shares of our common stock having a total purchase price of $109,950,000 in connection with an underwritten public offering of 12,075,000 shares of our common stock by us at a public offering price of $36.65 per share. We received gross proceeds of $427,575,000, net of underwriting discounts but excluding other offering expenses.
      For more information about our corporate structure and relationship with MetLife, see “Business — Overview” and “— Corporate Structure” and “Certain Relationships and Related Transactions” in our Annual Report on Form 10-K for the year ended December 31, 2004, as amended, which is incorporated by reference.

PLAN OF DISTRIBUTION
      We or any RGA trust may sell any of the securities being offered by this prospectus, and the selling shareholders may sell their shares of our common stock described in this prospectus, in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transactions; and

•	directly by us, any RGA trust or the selling shareholders to purchasers.
      The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
      We or the selling shareholders may engage in at the market offerings of our common stock. An at the market offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates. Any underwriter that we or the selling shareholders engage for an at-the-market offering would be named in a post-effective amendment to the registration statement of which this prospectus is a part.
      Agents designated by us, the applicable RGA trust or the selling shareholders may solicit offers to purchase the securities from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities and will set forth any commissions payable by us, the applicable RGA trust or the selling shareholders to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.
      If the securities are sold by means of an underwritten offering, we, the applicable RGA trust or the selling shareholders will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased. Any public offering price and any underwriting commissions or other items constituting underwriters’ compensation may be changed from time to time.
      If a dealer is utilized in the sale of the securities, we, the applicable RGA trust or the selling shareholders will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction, including any commissions, discounts or other compensation provided.
      We, the applicable RGA trust or the selling shareholders may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.
      We, the applicable RGA trust or the selling shareholders may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and nature of the underwriters’ obligations in a post-effective amendment to the registration statement of which this prospectus is a part.
      Agents, underwriters and dealers may be entitled under relevant agreements with us, the applicable RGA trust or the selling shareholders to indemnification by us, the applicable RGA trust or the selling shareholders against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.
      Each series of securities will be a new issue with no established trading market, other than the common stock which is listed on the New York Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any series of debt securities, preferred stock, depositary shares, warrants, purchase contracts or units on an exchange, and the applicable RGA trust may elect to list any series of preferred securities on an exchange, but neither we nor the trusts will be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance as to the liquidity of the trading market for the securities.
      Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries or an RGA trust in the ordinary course of business.
      We or the selling shareholders may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We or the selling shareholders may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We or the selling shareholders may pledge or grant a security interest in some or all of the common stock covered by this prospectus to support a derivative or hedging position or other obligations and, if we or the selling shareholders default in the performance of our obligations, the pledgees or secured parties may offer and sell the common stock from time to time pursuant to this prospectus. We, an RGA trust or the selling shareholders may enter into forward contracts or other transactions with another person, including, without limitation, a trust or other entity, which may in turn issue securities that are convertible or exchangeable from time to time into or for our common stock on a contingent or mandatory basis, in a public offering or private placement. In such case, the prospectus supplement would relate to our common stock issuable upon conversion of or exchange for those securities.
      Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders for their services. A broker-dealer engaged by the selling shareholders may allow other broker-dealers to participate in resales. The selling shareholders and any broker-dealers involved in the sale or resale of the shares may qualify as “underwriters” within the meaning of the Securities Act. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. The selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

      The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us, the applicable RGA trust or the selling shareholders. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us, the applicable RGA trust or the selling shareholders and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Under agreements which may be entered into with us, the applicable RGA trust or the selling shareholders, we, the applicable RGA trust or the selling shareholders may be required to provide indemnification or contribution to remarketing firms against certain civil liabilities, including liabilities under the Securities Act. Remarketing firms may also be customers of, engage in transactions with or perform services for us and our subsidiaries, an RGA trust or the selling shareholders in the ordinary course of business.
      If so indicated in the applicable prospectus supplement, we, the applicable RGA trust or the selling shareholders may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the securities from us, the applicable RGA trust or the selling shareholders at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates. The applicable prospectus supplement will indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the securities pursuant to contracts accepted by us, the applicable RGA trust or the selling shareholders.
      In connection with an offering of securities, underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of securities in excess of the number of securities to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of some bids or purchases of securities made for the purpose of preventing or slowing a decline in the market price of the securities while the offering is in progress. In addition, the underwriters may impose penalty bids. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with an offering if the securities originally sold by that underwriter or syndicate member is purchased in a syndicate covering transaction and has therefore not been effectively placed by that underwriter or syndicate member.
      Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the securities or preventing or slowing a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. In addition, a penalty bid may discourage the immediate resale of securities sold in our offering or that of the RGA trusts or the selling shareholders. Neither we, the applicable RGA trust or the selling shareholders nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we, the applicable RGA trust, the selling shareholders nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
LEGAL MATTERS
      Unless otherwise indicated in the applicable prospectus supplement, James E. Sherman, Esq., Executive Vice President, General Counsel and Secretary of RGA, will issue an opinion about the legality of the common stock issued by us and offered by the selling shareholders, as well as the preferred stock, depositary shares, warrants, purchase contracts and units of RGA under Missouri law, and Bryan Cave LLP will issue an opinion about the legality of the debt securities of RGA and the preferred securities guarantees of RGA. Mr. Sherman is paid a salary by RGA, is a participant in various employee benefit plans offered by RGA to employees of RGA generally and owns and has options to purchase shares of RGA common stock. Unless otherwise indicated in the applicable prospectus supplement, Richards, Layton & Finger, P.A., our special Delaware counsel, will issue an opinion about the legality of the trust preferred securities.
EXPERTS
      The consolidated financial statements and the related financial statement schedules and management’s report on the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include an explanatory paragraph referring to a change in accounting for certain non-traditional long duration contacts and separate accounts, and for embedded derivatives in certain insurance products, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.